As filed with the Securities and Exchange Commission on October __, 1999
                                            Registration No. 333-__________

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                        --------------------------
                                 FORM S-1
                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933
                        --------------------------

                          GRANT GEOPHYSICAL, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

        Delaware                  1382                  76-0548468
    (STATE OR OTHER         (PRIMARY STANDARD        (I.R.S. EMPLOYER
     JURISDICTION               INDUSTRIAL          IDENTIFICATION NO.)
    OF INCORPORATION)       CLASSIFICATION CODE
                                 NUMBER)

                              16850 Park Row
                           Houston, Texas 77084
                              (281) 398-9503
            (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
     INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            Michael P. Keirnan
                          Chief Financial Officer
                          Grant Geophysical, Inc.
                              16850 Park Row
                           Houston, Texas 77084
                              (281) 398-9503
         (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                 Copy to:
                            William B. Masters
                    Jones, Walker, Waechter, Poitevent,
                          Carrere & Denegre, L.L.P.
                          201 St. Charles Avenue
                       New Orleans, Louisiana  70170
                           Phone: (504) 582-8000
                            Fax: (504) 582-8012

                        --------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after this Registration Statement becomes effective.

                        --------------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        --------------------------

                      CALCULATION OF REGISTRATION FEE



                                             PROPOSED   PROPOSED
                                             MAXIMUM    MAXIMUM
                                AMOUNT TO    OFFERING   AGGREGATE     AMOUNT OF
TITLE OF EACH CLASS OF          BE           PRICE      OFFERING      REGISTRATION
SECURITIES TO BE REGISTERED     REGISTERED   PER UNIT   PRICE         FEE
Subscription Rights             (1)          N/A        N/A           None(2)

8% Convertible Preferred Stock  709,948      $ 100      $ 70,994,800  $ 19,737(3)

Common Stock                    (4)          N/A        N/A           None(5)

(1) Such indeterminate number of rights as may be issued to such stockholders as specified in this Registration Statement.
(2) The subscription rights are being offered in the same registration statement as the securities offered pursuant to the subscription rights. Therefore, pursuant to Rule 457(g), no registration fee is payable with respect to the rights.
(3) Registration fee calculated pursuant to Rule 457(i) based on sale price of the 8% Convertible Preferred Stock.
(4) Pursuant to Rule 416, the number of shares to be registered hereunder is subject to adjustment to prevent dilution resulting from stock splits, stock dividends and similar transactions.
(5) Pursuant to Rule 457(i), no separate registration fee is payable with respect to the Common Stock underlying the 8 % Convertible Preferred Stock.

                        --------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

                             EXPLANATORY NOTE


     This registration statement contains two separate prospectuses. The first prospectus relates to (a) the offer by Grant Geophysical, Inc. to exchange $100,000,000 aggregate principal amount of its outstanding 9 3/4 % Senior Notes due 2008 for new shares of its 8% Convertible Preferred Stock with an aggregate liquidation value equal to 65% of the aggregate principal amount of the notes tendered plus 100% of the accrued and unpaid interest thereon through the date of the exchange and (b) the solicitation of consents from the holders of the 9 3/4 % Senior Notes to modify certain covenants in the indenture governing the notes. The second prospectus relates to the subscription offering by Elliott Associates, L.P. to all holders of Grant's common stock, except Elliott and Westgate International, L.P., to purchase shares of Grant's 8% Convertible Preferred Stock owned by Elliott. The exchange offer/consent solicitation prospectus and the subscription offering prospectus will be substantially identical, except for the front cover page, table of contents, summary of the offering, risk factors relating to the particular offering, annex detailing the proposed amendments to the indenture governing the notes and back cover page. The prospectus for the exchange offer/consent solicitation follows immediately after this Explanatory Note. Following the exchange offer/consent solicitation prospectus are the alternative pages to be used in the subscription offering prospectus. The alternative pages for the subscription offering prospectus are each labeled "Alternative Subscription Offering Pages."

PROSPECTUS AND CONSENT SOLICITATION

                            GRANT GEOPHYSICAL, INC.

                  OFFER TO EXCHANGE AND CONSENT SOLICITATION

                      $100,000,000 IN PRINCIPAL AMOUNT OF
                        9  3/4 % SENIOR NOTES DUE 2008

                                      FOR

                   SHARES OF 8% CONVERTIBLE PREFERRED STOCK
                    WITH A LIQUIDATION VALUE OF $65,000,000

                           --------------------------

     THE EXCHANGE OFFER AND CONSENT SOLICITATION WILL EXPIRE AT 5:00 P.M.,
            NEW YORK CITY TIME, ON ________, 1999, UNLESS EXTENDED

                           --------------------------

             TERMS OF THE EXCHANGE OFFER AND CONSENT SOLICITATION

 *  We are offering to exchange         * Tenders of outstanding notes may
    all of our outstanding 9 3/4 %        be withdrawn at any time prior to
    Senior Notes due 2008 for new         the expiration of the exchange
    shares of our preferred stock         offer.
    with an aggregate liquidation
    value of $65,000,000.  We will      * There is currently no established
    also issue to participants in         trading market for either the
    the exchange offer new shares         preferred stock or our common
    of our preferred stock with a         stock into which the preferred
    liquidation value equal to the        stock is convertible.  We do not
    accrued and unpaid interest on        expect that a trading market for
    the notes tendered through the        the preferred stock or our common
    date of the exchange.                 stock will develop following the
                                          completion of the exchange offer.
 *  At the same time as this
    exchange offer, one of our          * We are also seeking consents from
    stockholders is conducting a          holders of our outstanding notes
    subscription offering of up to        to make the following revisions to
    23,386 shares of preferred            the indenture governing the notes:
    stock to holders of our common          * amend certain definitions; and
    stock. This exchange offer and          * modify certain restrictive
    the subscription offering are             covenants.
    not dependent on each other.

TERMS OF THE 8% CONVERTIBLE PREFERRED STOCK OFFERED IN EXCHANGE FOR THE NOTES

*    DIVIDENDS
     8% cumulative annual dividends, payable quarterly in arrears, commencing on January 1, 2000, in cash or, at our option, in shares of our preferred stock.

*    LIQUIDATION PREFERENCE
     $100 per share.

*    VOTING RIGHTS
     The shares of preferred stock will vote together, as a single class, with shares of our common stock on an as-converted basis.

*    OPTIONAL REDEMPTION
     We may redeem shares of the preferred stock at any time at a redemption price equal to the liquidation preference.

*    CONVERSION PRICE
     $3 per share, subject to adjustment (equal to an initial conversion ratio of 33 1/3 shares of our common stock for each share of preferred stock).

*    CONVERSION RIGHT
     The preferred stock is convertible into our common stock at any time at the applicable conversion ratio.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. SEE THE RISK FACTORS SECTION BEGINNING ON PAGE 9.

                           --------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is _________, 1999

                             TABLE OF CONTENTS


Forward-Looking Statements .............................   i
Prospectus Summary .....................................   1
Risk Factors ...........................................   9
The Exchange Offer and Consent Solicitation ............  12
Use of Proceeds ........................................  23
Capitalization .........................................  24
Ratio of Earnings to Fixed Charges .....................  25
Selected Financial Data ................................  26
Management's Discussion and Analysis of Financial
   Condition and Results of Operations .................  28
Business ...............................................  37
Management .............................................  43
Executive Compensation .................................  45
Principal Stockholders .................................  48
Certain Relationships and Related Party Transactions ...  49
Description of Capital Stock ...........................  51
Legal Matters ..........................................  54
Experts ................................................  54
Available Information ..................................  55
Annex I - The Proposed Amendments to the Indenture
   Governing the 9  3/4 % Senior Notes due 2008 ........ I-1
Index to Financial Statements .......................... F-1


YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND CONSENT SOLICITATION. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO OFFER THESE SECURITIES.



                        FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words "believe," "expect," "anticipate," "intend," "estimate," "assume" or similar expressions.

   YOU SHOULD NOT RELY ON OUR FORWARD-LOOKING STATEMENTS BECAUSE THE MATTERS THEY DESCRIBE ARE SUBJECT TO KNOWN (AND UNKNOWN) RISKS, UNCERTAINTIES AND OTHER UNPREDICTABLE FACTORS, MANY OF WHICH ARE BEYOND OUR CONTROL. Many relevant risks are described under the caption "Risk Factors" in this prospectus, and you should consider the important factors listed there as you read this prospectus.

   Our actual results, performance or achievements may differ materially from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements. We assume no responsibility to update our forward-looking statements.

                                  SUMMARY

     THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROSPECTUS TO HELP YOU UNDERSTAND THE EXCHANGE OFFER, THE PREFERRED STOCK, AND THE CONSENT SOLICITATION. YOU SHOULD CAREFULLY READ THE ENTIRE PROSPECTUS TO UNDERSTAND FULLY THE TERMS OF THE EXCHANGE OFFER, THE PREFERRED STOCK, AND THE CONSENT SOLICITATION. THE PROSPECTUS ALSO CONTAINS CERTAIN TAX AND OTHER CONSIDERATIONS THAT ARE IMPORTANT TO YOU IN MAKING YOUR INVESTMENT DECISION. WE USE CERTAIN DEFINED TERMS IN THIS PROSPECTUS. "GRANT" REFERS TO GRANT GEOPHYSICAL, INC. THE WORDS "COMPANY," "WE," "OUR" AND "OURS" REFER TO THE COMBINED OPERATIONS OF GRANT AND ITS CONSOLIDATED SUBSIDIARIES. YOU SHOULD PAY SPECIAL ATTENTION TO THE "RISK FACTORS" SECTION BEGINNING ON PAGE 9 OF THIS PROSPECTUS.

                                THE COMPANY

     We are a leading provider of seismic data acquisition in land and transition zone environments in selected markets, including the United States, Canada, Latin America and the Far East. Through our predecessors, we have participated in the seismic data acquisition service business in the United States and Latin America since the 1940s, the Far East since the 1960s and Canada since the 1970s. We have conducted operations in each of these markets, as well as in the Middle East, in the past three years. Our seismic data acquisition services are typically provided on an exclusive contract basis to domestic and international oil and gas companies and seismic data marketing companies. We also own interests in certain multi-client seismic data covering selected areas in the United States and Canada that are marketed broadly on a non-exclusive basis to oil and gas companies.

     We utilize sophisticated equipment to perform specialized 3D and 2D seismic surveys. All of our seismic data acquisition crews are capable of performing surveys in land environments, and two are equipped to perform surveys in transition zone environments. Transition zone environments include swamps, marshes and shallow water areas that require specialized equipment and must be surveyed with minimal disruption to the natural environment.

     Our principal executive offices are located at 16850 Park Row, Houston, Texas 77084 and our telephone number is 281-398-9503.

THE EXCHANGE OFFER, CONSENT SOLICITATION AND SUBSCRIPTION OFFERING

     The industry downturn that began late in the third quarter of 1998 prompted us to undertake activities we believe will both preserve our financial strength and position us to respond when market demand increases. Those activities include a worldwide reduction in personnel, a restructuring of our operations and marketing efforts and a restricted capital expenditure program. Personnel reductions began in the fourth quarter of 1998 and continued throughout the first nine months of 1999. Overall, personnel were reduced from 863 full-time and 2,162 temporary at September 30, 1998 to 573 full-time and 1,874 temporary personnel at September 30, 1999. The corporate restructuring is the result of changing market conditions and is designed to better utilize all our assets. The restructuring of our operations and marketing efforts places a greater emphasis on maximizing value from our multi-client data library in the United States and Canada and refocuses the international marketing efforts on our established foreign markets.

     Our board of directors and management determined that it would be in the best interest of the Company and our stockholders if we conducted an offer to exchange $100,000,000 principal amount of our 9 3/4 % Senior Notes due 2008 for shares of new preferred stock with an aggregate liquidation value equal to 65% of the principal amount of notes tendered plus 100% of the accrued interest on the notes tendered. In conjunction with the exchange offer, we are seeking consents from the holders of the outstanding notes to amend certain definitions and to modify certain restrictive covenants in the indenture governing the outstanding notes. The consent of holders of a majority of the outstanding principal amount of the notes held by holders other than us, our subsidiaries and our affiliates are required to approve the proposed amendments to the indenture. Elliott Associates, L.P. and Westgate International, L.P., which hold a majority of the aggregate principal amount of the notes, have advised us that they will tender in the exchange offer all of the notes held by them only if the proposed amendments to the indenture are approved. We will execute a supplemental indenture with the trustee to cause the proposed amendments to the indenture to take effect only if Elliott and Westgate tender all of their notes in the exchange. Through the exchange offer, we will reduce our outstanding indebtedness by converting a portion of our debt into equity. The proposed amendments to the indenture for which we are soliciting consents will allow us greater flexibility with respect to future financings we may consider. We believe that the consummation of the exchange offer and the consent solicitation will help us improve our capital structure and preserve our financial strength.

     Between August 13, 1999 and October 19, 1999, we issued a total of 90,000 shares of our 8% Exchangeable Preferred Stock to Elliott at a price of $100 per share. The proceeds from the sale of the preferred stock totaled an aggregate of $9,000,000, and were used to meet our cash needs. Elliott is under no obligation to purchase any additional shares of 8% Exchangeable Preferred Stock or otherwise provide additional financing for our operations. The 8% Exchangeable Preferred Stock is exchangeable for any new securities that we propose to sell or issue. Immediately prior to the consummation of the exchange offer, we will issue to Elliott, in exchange for all of the 8% Exchangeable Preferred Stock then held by it, shares of our 8% Convertible Preferred Stock with an aggregate liquidation preference equal to the liquidation preference of the 8% Exchangeable Preferred Stock plus accrued and unpaid dividends thereon exchanged by Elliott.

     Elliott has proposed a subscription offering, to be held at the same time as the exchange offer, of 15.26% of the shares of 8% Convertible Preferred Stock it will hold immediately prior to the consummation of the exchange offer. In the subscription offering, Elliott will give our stockholders, other than Elliott and Westgate International, L.P., the opportunity to purchase from Elliott their pro rata share of the 8% Convertible Preferred Stock that Elliott will receive in exchange for its 8% Exchangeable Preferred Stock on substantially the same terms upon which Elliott originally acquired the 8% Exchangeable Preferred Stock. Elliott chose to offer 15.26% of its shares of 8% Convertible Preferred Stock in the subscription offering because that is the percentage of our common stock held by our stockholders other than Elliott and Westgate. Elliott has proposed the subscription offering to permit our minority stockholders to participate, on a pro rata basis, with Elliott in its equity investment in our 8% Convertible Preferred Stock on the same terms as Elliott's investment in the 8% Exchangeable Preferred Stock.

                       SUMMARY OF THE EXCHANGE OFFER

     We are offering to exchange $100 million aggregate principal amount of our outstanding 9 3/4 % Senior Notes due 2008 for shares of our 8% Convertible Preferred Stock with an aggregate liquidation value equal to 65% of the aggregate principal amount of notes tendered plus 100% of the accrued and unpaid interest on the notes tendered through the date of the exchange.

The exchange offer..........  We are offering to exchange shares of new preferred stock for the outstanding notes.
                              Outstanding notes may be exchanged only in amounts which are equal to whole multiples of $1,000. Notes representing $100,000,000 aggregate principal amount are presently outstanding.

                              If you participate in the exchange offer, you will receive shares of new preferred stock with an aggregate liquidation value equal to 65% of the aggregate principal amount of the notes you tendered plus 100% of the accrued and unpaid interest through the date of the exchange on the notes you tender.

                              If you tender your notes in the exchange offer, you will be deemed to consent to the proposed amendments to the indenture. See "The Exchange Offer and Consent Solicitation -- Terms of the Consent Solicitation."

Expiration of exchange offer  The exchange offer will expire at 5:00 p.m.,
                              New York City time, November __, 1999, unless we, in our sole discretion, choose to terminate the exchange offer or extend the expiration date.

Conditions to the exchange
 offer......................  The exchange offer is subject to certain conditions, which we may waive.  See "The
                              Exchange Offer and Consent Solicitation --
                              Terms of the Exchange Offer -- Conditions of the Exchange Offer." The exchange offer is not conditioned upon any minimum aggregate principal amount of senior notes being tendered.

Procedures for tendering
 notes......................  If you wish to participate in the exchange offer, you must complete, sign and date the letter of transmittal and fax, mail or deliver the letter of transmittal, together with the outstanding notes, to the exchange agent. If your outstanding notes are held through The Depository Trust Company ("DTC"), you may deliver your outstanding notes by book-entry transfer.

                              In the alternative, if your outstanding notes are held through the DTC and you wish to participate in an exchange offer, you may do so instead through the automated tender offer program of the DTC. If you tender under this program, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had actually signed the letter of transmittal.

Special procedures for
 beneficial owners..........  If you beneficially own outstanding notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes in the exchange offer, you should promptly contact the registered holder and instruct it to tender the outstanding notes on your behalf.

                              If you wish to tender your outstanding notes on your own behalf, you must either arrange to have your outstanding notes registered in your name or obtain a properly completed bond power from the registered hold prior to completing and executing the letter of transmittal and delivering your outstanding notes. The transfer of registered ownership may take considerable time.

Guaranteed delivery
 procedures.................  If you wish to tender your outstanding notes and cannot comply with the requirement to deliver the letter of transmittal and your outstanding notes or use the automated tender offer program of the DTC before the expiration time, you must tender your outstanding notes according to the guaranteed delivery procedures described in the "The Exchange Offer and Consent Solicitation -- Terms of the Exchange Offer --Guaranteed Delivery Procedures."

Withdrawal rights...........  You may withdraw the tender of your outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

Acceptance of outstanding
 notes and delivery of
 preferred stock............  Subject to certain conditions as described more fully under "The Exchange Offer and Consent Solicitation -- Terms of the Exchange Offer --Conditions to the Exchange Offer", we will accept for exchange any and all outstanding notes which are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The new preferred stock issued pursuant to the exchange offer will be delivered to you promptly following the expiration date.

Use of proceeds.............  We will not receive any proceeds from the issuance of new preferred stock pursuant to the exchange offer.

Fees and expenses...........  We will pay all expenses incident to the exchange offer.

Concurrent offering.........  One of our stockholders, Elliott Associates,
                              L.P., is concurrently conducting, by means of a separate prospectus, a subscription offering of 15.26% of the shares of 8% Convertible Preferred Stock held by it immediately prior to the consummation of the exchange offer, to holders of our common stock. The completion of the subscription offering and this exchange offering are not dependent on each other.

Exchange agent..............  LaSalle Bank National Association is serving as the exchange agent in connection with the exchange offer. The exchange agent can be reached at 135 South LaSalle Street, Room 1960, Chicago, Illinois 60603, Attention:
                              Sarah H. Webb. For more information with respect to the exchange offer, the telephone number for the exchange agent is (312) 904-2444 and the facsimile number for the exchange agent is (312) 904-2236.

                    SUMMARY OF THE CONSENT SOLICITATION

The consent solicitation....  In connection with the exchange offer, we are soliciting consents from the holders of the outstanding notes to approve proposed amendments to the indenture governing the notes.

Requisite consents..........  Consents of registered holders of a majority of the outstanding principal amount of the notes held by holders other than us, our subsidiaries and our affiliates are required to approve the proposed amendments to the indenture. Elliott Associates, L.P. and Westgate International, L.P., which hold a majority of the aggregate principal amount of the notes, have indicated that they will tender in the exchange offer all of the notes held by them only if the proposed amendments are approved. We will execute a supplemental indenture with the trustee to cause the proposed amendments to the indenture to take effect only if Elliott and Westgate tender all of their notes in the exchange.

Proposed amendments.........  The proposed amendments to the indenture governing the outstanding notes will:

                                 *  amend certain definitions; and

                                 *  modify certain restrictive
                                    covenants.

                              If the proposed amendments become effective, they will apply to all outstanding notes issued under the indenture governing the notes. Each holder of outstanding notes not tendered or accepted for exchange pursuant to the exchange offer will be bound by the proposed amendments regardless of whether the holder consented to the proposed amendments.

Solicitation expiration
 date; extensions;
 amendments.................  The consent solicitation will expire at 5:00
                              p.m., New York City time, on ________, 1999, unless we, in our sole discretion, choose to terminate it sooner or extend it. We also reserve the right to delay accepting any consents, to amend the terms of the consent solicitation or to waive any defects or irregularities in the furnishing of consents.

Withdrawal and revocation of
 consents...................  We intend to execute a supplemental indenture to cause the proposed amendments to take effect as soon as we receive sufficient consents to approve the proposed amendments. You will not be able to revoke or withdraw your consent once we have received sufficient consents to approve the proposed amendments, and we notify the trustee of their receipt.

Consent solicitation agent..  Jefferies & Company, Inc. is serving as the consent solicitation agent in connection with the consent solicitation. The consent solicitation agent can be reached at 909 Fannin Street, Suite 3100, Houston, Texas 77010, Attention: Joe Maly. For more information with respect to the consent solicitation, the telephone number for the consent solicitation agent is (713) 651-3825 and the facsimile number for the consent solicitation agent is (713) 308-4569.

                  SUMMARY OF TERMS OF NEW PREFERRED STOCK

Securities offered..........  Shares of our 8% Convertible Preferred Stock.

Dividends...................  Dividends on the preferred stock are payable in cash or, at our option, in additional shares of preferred stock, on the first business day of each January, April, July and October beginning January 1, 2000. Dividends on the preferred stock will accrue at the rate of 8% per annum of the liquidation preference and be cumulative from the date on which the preferred stock was originally issued. We intend to pay dividends on the preferred stock in additional shares of preferred stock until further notice.

Liquidation preference......  $100 per share, plus accrued and unpaid dividends.

Voting rights...............  The shares of preferred stock will vote together, as a single class, with shares of our common stock on an as-converted basis.

Optional redemption.........  We may redeem any of the preferred stock at any time at a redemption price per share equal to the liquidation preference, including any accumulated and unpaid dividends. Our ability to redeem the preferred stock is subject to restrictive covenants governing our indebtedness, including the restricted payments test in the indenture governing the notes.

Conversion rights...........  Each share of preferred stock may be converted at any time at the option of the holder into that number of shares of our common stock as is equal to the liquidation preference of that share, which includes accrued and unpaid dividends, divided by an initial conversion price of $3. The conversion price is subject to adjustment upon the occurrence of specified events. As a result, each share of preferred stock will initially be convertible into 33 1/3 shares of our common stock. See "Description of Capital Stock -- 8% Convertible Preferred Stock--Conversion Rights."

Ranking.....................  The preferred stock will rank:

                                *  senior to our common stock and all
                                   of our other capital stock unless the
                                   terms of the other capital stock
                                   expressly provide that it ranks equally
                                   with the preferred stock; and

                                *  equally with any of our capital
                                   stock, the terms of which expressly
                                   provide that it will rank equally with
                                   the preferred stock.  After the
                                   consummation of the exchange offer, all
                                   of our other outstanding capital stock
                                   would rank junior to the preferred
                                   stock.


                               RISK FACTORS

     See "Risk Factors" for a discussion of factors you should carefully consider before deciding whether to exchange your notes in the exchange offer.

  SUMMARY SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

   The following historical data, insofar as it relates to the year ended December 31, 1998, has been derived from Grant's audited consolidated financial statements included in this prospectus. The historical data as of and for the six months ended June 30, 1999 has been derived from unaudited consolidated financial statements also appearing herein and which, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results of the unaudited interim periods.

   The pro forma statement of operations data reflect the issuance of our 8% Exchangeable Preferred Stock to Elliott and, immediately prior to the completion of the subscription offering, the exchange of such shares, together with accrued and unpaid dividends thereon, for shares of 8% Convertible Preferred Stock, and the completion of the exchange offer assuming notes representing 100% of the aggregate principal amount outstanding are exchanged for shares of new preferred stock, as if the transactions were completed as of January 1, 1998. The pro forma balance sheet data is as adjusted to give effect to the issuance of our shares of 8% Exchangeable Preferred Stock to Elliott and, immediately prior to the completion of the subscription offering, the exchange of such shares, together with accrued and unpaid dividends thereon, for shares of 8% Convertible Preferred Stock, and as further adjusted to give effect to the completion of the exchange offer assuming notes representing 100% of the aggregate principal amount outstanding are exchanged for shares of new preferred stock, as if the transactions were completed as of June 30, 1999. The information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with our consolidated financial statements and related notes included in this prospectus. See also "Capitalization" and "Unaudited Pro Forma Consolidated Statements of Operations."


                                           YEAR ENDED DECEMBER 31, 1998          SIX MONTHS ENDED JUNE 30, 1999
                                         --------------------------------      ----------------------------------
                                           Historical         Pro Forma          Historical      Pro Forma
                                         --------------     -------------      --------------  ------------------
                                                             (UNAUDITED)                  (UNAUDITED)
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
 Revenues                                  $ 175,512          $ 175,512           $  33,208       $  33,208
 Operating income (loss)                       6,346              6,346              (9,968)         (9,968)
 Income (loss) from continuing operations     (7,698)             1,423             (15,269)        (10,120)
 Net loss applicable to common stock          (8,138)            (5,248)            (15,269)        (13,236)
INCOME (LOSS) PER COMMON SHARE -
  BASIC AND DILUTED(1):
 Continuing operations                     $   (0.54)         $    0.10           $   (1.06)      $   (0.70)
 Dividend requirement on pay-in-
  kind preferred stock                         (0.03)             (0.47)                ---           (0.22)
                                           ---------          ---------           ---------       ---------
 Net loss per common share                 $   (0.57)         $   (0.37)          $   (1.06)      $   (0.92)
                                           =========          =========           =========       =========
WEIGHTED AVERAGE COMMON
  SHARES OUTSTANDING:
 Basic and diluted                            14,257             14,257              14,426          14,426
CASH FLOW OTHER DATA:
 Cash provided by operating activities     $  15,815                              $   1,212
 Cash used in investing activities           (31,305)                               (14,507)
 Cash provided by financing activities        16,821                                  7,143
 Capital expenditures                         23,866                                  3,622
 Ratio of earnings to fixed charges and
  preferred dividends(2)                        0.64 X             0.85 X(3)            --- X(4)        --- X(3)(4)


                                                                            AT JUNE 30, 1999
                                                        ------------------------------------------------------
                                                              ACTUAL                       Pro Forma
                                                        --------------------    ------------------------------
                                                                                                   As Further
                                                                                  As Adjusted       Adjusted
                                                                                --------------   -------------
                                                                                          (unaudited)
                                                                                        (in thousands)
           BALANCE SHEET DATA:
           Working capital                                  $   2,511              $  11,511       $   11,061
           Total assets                                       149,368                158,368          154,295
           Notes payable, current portion of long-
             term debt and capital lease obligations            6,578                  6,578            6,578
           Long-term debt, subordinated debt
             and capital lease obligations
             excluding current  portion                       114,219                114,219           14,897
           Total stockholders' equity                           7,454                 16,454          111,253

_________________
 (1) The pro forma earnings per share data assumes that notes representing 100% of the aggregate principal amount outstanding are exchanged for shares of new preferred stock.
 (2) For purposes of calculating the ratio of earnings to fixed charges, "earnings" means income before income taxes and minority interest plus fixed charges less preferred stock dividends. Fixed charges include interest on indebtedness, amortization of debt issue costs and discount on senior notes, preferred stock dividends and that portion of lease expense (one-third) that is deemed to be representative of an interest factor. See also "Ratio of Earnings to Fixed Charges and Preferred Dividends."
 (3) The pro forma ratio of earnings to fixed charges and preferred dividends assumes that notes representing 100% of the aggregate principal amount outstanding are exchanged for shares of new preferred stock.
 (4) Historical and pro forma earnings were inadequate to cover fixed charges and preferred dividends by $14.8 million and $12.8 million, respectively.

                               RISK FACTORS

     WE URGE YOU TO CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE MAKING ANY INVESTMENT DECISIONS REGARDING THE EXCHANGE OFFER OR THE PREFERRED STOCK. THE RISKS DESCRIBED BELOW ARE NOT THE ONLY ONES FACING OUR COMPANY. ADDITIONAL RISKS NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPACT OUR BUSINESS OPERATIONS.

WE ARE DEPENDENT ON THE VOLATILE OIL AND GAS INDUSTRY

     Our business depends in large part on the conditions of the oil and gas industry, and specifically on the capital expenditures of our customers. As a result of the decline in oil and gas prices beginning late in the third quarter of 1998, the level of overall oil and gas industry activity has declined substantially from levels experienced in recent years. Decreases in our customers' capital spending in connection with industry downturns have had and will likely continue to have a significant adverse effect upon the demand for our services and the results of our operations and cash flows.

WE ARE HIGHLY LEVERAGED AND HAVE SIGNIFICANT DEBT SERVICE REQUIREMENTS

     Our balance sheet is highly leveraged given our present operating level. If the exchange offer is not consummated, we will have significant interest expense and principal repayment obligations under the notes and our other debt. Our ability to meet our debt service requirements and comply with the covenants in our various debt agreements, including the indenture governing the notes, will depend upon our future performance, which is subject to the volatile nature of the seismic business and competitive, economic, financial and other factors that are beyond our control. If we are unable to generate sufficient cash flow from operations or obtain other financing in the future to service our debt, we may be required to sell assets, reduce capital expenditures or refinance all or a portion of our existing debt. There can be no assurance that any such financing can be obtained, particularly in view of the restrictions on our ability to incur additional debt under the indenture governing the notes, and the fact that substantially all of our assets are pledged to secure our term loan and working capital facility. As a result, the value of the notes could be significantly impaired. If the exchange offer and consent solicitation is not approved, there can be no assurance that Elliott or Westgate will provide additional financing or otherwise guarantee or otherwise provide credit support to enable us to obtain additional financing.

OUR BUSINESS COULD BE ADVERSELY AFFECTED BY INTENSE PRICE COMPETITION IN A SLACK MARKET

     Competition among seismic contractors historically is and will continue to be intense. Competitive factors have in recent years included price, crew experience, equipment availability, technological expertise and reputation for quality and dependability. Certain of our competitors operate more data acquisition crews than we do and have substantially greater financial and other resources. These larger and better financed operators could enjoy an advantage over us if the competitive environment for contract awards shifts to one characterized principally by intense price competition.

OUR MULTI-CLIENT DATA LIBRARY COULD BECOME IMPAIRED DUE TO WEAK DEMAND OR TECHNOLOGICAL OBSOLESCENCE

     We have invested significant amounts in acquiring and processing multi-client data. There is no assurance that we will be able to recover all of the costs of these surveys in the future. Technological, regulatory or other industry or general economic developments could render all or portions of our library of multi-client data obsolete or otherwise impair its value.

WE HAVE HIGH LEVELS OF FIXED COSTS

     Our business has high fixed costs, and downtime or low productivity due to reduced demand, weather interruptions, equipment failures or other causes can result in significant operating losses.

TECHNOLOGICAL ADVANCES MAY ADVERSELY AFFECT OUR COMPETITIVENESS

     Seismic data acquisition and processing is a capital intensive business. The development of seismic data acquisition and processing equipment has been characterized by rapid technological advancements in recent years and we expect this trend to continue. Manufacturers of seismic equipment may develop new systems that have competitive advantages over systems now in use that could render our current equipment obsolete or require us to make significant unplanned capital expenditures to maintain its competitive position. Under such circumstances, there can be no assurance that we would be able to obtain necessary financing on favorable terms.

WE ARE DEPENDENT UPON SIGNIFICANT CUSTOMERS

     We derive a significant amount of our revenue from a small number of major and independent oil and gas companies. The inability of us to continue to perform services for a number of our large existing customers, if not offset by sales to new or other existing customers, could have a material adverse effect on our business and operations.

WE COMPETE IN A HIGHLY COMPETITIVE INDUSTRY

     We compete in a highly competitive area of the oilfield services industry. Our services are sold in a highly competitive market, and our revenues and earnings may be affected by the following factors:

          *  fluctuations in the level of activity and major markets;
          *  changes in competitive prices;
          *  general economic conditions; and
          *  governmental regulation.

     We compete with the oil and gas industry's largest seismic service providers. Our management believes that the principal competitive factors in the market areas served by us are product and service quality and availability, technical proficiency and price.

OUR INTERNATIONAL OPERATIONS ARE SUBJECT TO SIGNIFICANT RISKS

     Our international operations are subject to risks inherent in doing business in foreign counties. These risks include, but are not limited to:

          *  political changes;
          *  expropriation;
          *  currency restrictions and changes in currency exchange rates;
          *  taxes; and
          *  boycotts and other civil disturbances.

Although it is impossible to predict the likelihood of such occurrences or their effect on our operations, our management believes that these risks are acceptable. However, the occurrence of any one of these events could have a material adverse effect on our operations.

WE ARE DEPENDENT ON KEY PERSONNEL

     We depend on the continued services of our executive officers and other key management personnel. If we would lose any of these officers or other management personnel, this could adversely affect our operations.

THERE IS NO ESTABLISHED MARKET FOR OUR NEW PREFERRED STOCK OR OUR COMMON
STOCK

     Although the new preferred stock may be resold or otherwise transferred by holders who are not affiliates of our company without compliance with the registration requirements under the Securities Act, they will be new securities for which there is currently no established trading market. Similarly, there is currently no established trading market for the common stock into which the preferred stock is convertible. We do not intend to apply for listing of the new preferred stock or our common stock on a national securities exchange or for quotation on an automated dealer quotation system. The liquidity of any market for the new preferred stock or our common stock will depend upon the number of holders of the stock, the interest of securities dealers in making a market in the stock and other factors. Accordingly, there can be no assurance as to the development or liquidity of any market for the stock. If an active trading market for the new preferred stock or our common stock does not develop, the market price and liquidity of the stock may be adversely affected. If shares of the new preferred stock or our common stock are traded, they may trade at a discount from their current value, depending upon the market for similar securities, our performance and other factors.

WE DO NOT PLAN TO PAY DIVIDENDS ON OUR COMMON STOCK

     Unlike the new preferred stock, the common stock into which the new preferred stock is convertible does not give the holder a right to receive dividends. We have paid no dividends on our common stock and we cannot assure you that we will achieve sufficient earnings to pay cash dividends on our common stock in the near future. Further, we intend to retain
earnings to fund our operations.   Additionally, the indenture governing
the notes and our credit facility restrict our ability to pay dividends and make other distributions. Therefore, we do not anticipate paying any cash dividends on our common stock for the foreseeable future. See "Dividends."

OUR ABILITY TO PAY THE LIQUIDATION PREFERENCE AND DIVIDENDS ON THE PREFERRED STOCK DEPENDS ON OUR FINANCIAL CONDITION AT THAT TIME

     Our obligations to the holders of our debt and other creditors take priority over our obligations to the holders of the preferred stock. The indenture governing the notes and our credit facility restrict our ability to pay dividends and make other distributions. Additionally, under Delaware law we may not redeem the preferred stock for its stated liquidation preference if at that time our remaining assets are not sufficient to pay our outstanding obligations or if that redemption would impair our capital. See "Description of Capital Stock -- Convertible Preferred Stock."

PREFERRED STOCK COULD RESULT IN POTENTIAL DILUTION AND IMPAIR THE PRICE OF OUR COMMON STOCK

     To the extent that the preferred stock is converted into our common stock, our existing common stockholders will experience dilution in their percentage ownership of Grant. So long as the preferred stock is exercisable, the holders of preferred stock will have the opportunity to profit from a rise in the price of our common stock. The additional shares of common stock available for sale may have a negative impact on the price and liquidity of the common stock that is currently outstanding.

EFFECTS OF THE EXCHANGE OFFER AND CONSENT SOLICITATION ON NON-EXCHANGED
NOTES

     Concurrently with the exchange offer, we are soliciting consents from holders of outstanding notes to approved proposed amendments to the indenture governing the notes. These amendments would modify some of the covenants that restrict our activities and those of our subsidiaries. If the proposed amendments to the indenture become effective, they will apply to all notes. Each holder of notes not tendered or accepted for exchange pursuant to the exchange offer will be bound by the amendments regardless of whether that holder consented to them.

     The tender of notes under the exchange offer will reduce the aggregate principal amount of the notes traded or held in the market place. As a result, it may become more difficult for holders to sell their notes. In addition, the reduced liquidity of the notes outstanding after the exchange offer could have the effect of reducing the market price at which the notes may be sold.

                THE EXCHANGE OFFER AND CONSENT SOLICITATION

CONCURRENT SUBSCRIPTION OFFERING

   Concurrently with this exchange offer, one of our stockholders, Elliott Associates, L.P., is conducting an offering pursuant to a separate prospectus of 15.26% of the shares of 8% Convertible Preferred Stock held by it immediately prior to the consummation of the exchange offer, to holders of our common stock, other than Elliott and Westgate International, L.P. We will not receive any proceeds from the subscription offering, nor can we assure you that Elliott will complete the concurrent subscription offering. This exchange offer and the concurrent subscription offering are not conditioned on each other. This prospectus relates only to the exchange offer and not to the subscription offering.

TERMS OF THE EXCHANGE OFFER

GENERAL

   Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any and all outstanding notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue shares of new preferred stock with an aggregate liquidation value equal to 65% of the aggregate principal amount of notes tendered plus 100% of the accrued and unpaid interest through the date of exchange on the notes tendered. Outstanding notes may be tendered only in integral multiples of $1,000. We are not conditioning the exchange offer upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

   As of the date of this prospectus, $100 million aggregate principal amount of our 9 3/4 % Senior Notes due 2008 are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of the outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

   We intend to conduct the exchange offer according to the applicable requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits the holders have under the indenture governing the notes, as the indenture may be amended in connection with the consent solicitation.

   We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of such acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new preferred stock. We will return any outstanding notes that we do not accept for exchange for any reason without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

   If you tender outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of your outstanding notes. We will pay all charges and expenses, other than some applicable taxes as described below, in connection with the exchange offer. It is important for holders to read the section labeled "--Fees and Expenses" for more details regarding fees and expenses incurred in the exchange offer.

   If you tender notes in the exchange offer, your tender will constitute your consent to the proposed amendments to the indenture governing the notes, as described under "--Terms of the Consent Solicitation" below.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

   Unless sooner terminated, the exchange offer will expire at 5:00 p.m., New York City time, on _____, 1999, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date will be the
latest date and time to which the exchange offer is extended.   Although we
do not intend to extend the exchange offer at this time, we expressly reserve the right to extend the exchange offer at any time by giving oral or written notice to the exchange agent. We will also make a public announcement of an extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any extension of the exchange offer, all outstanding notes previously tendered pursuant to the exchange offer and not withdrawn will remain subject to the exchange offer.

   If any of the conditions described below under "--Conditions to the Exchange Offer" have not been satisfied, we reserve the right, in our sole discretion to either:

          *  delay accepting for exchange any outstanding notes;

          *  extend the exchange offer; or

          *  terminate the exchange offer

by giving oral or written notice of such delay, extension or termination to
the exchange agent.   We also reserve the right to amend the terms of the
exchange offer in any manner.

     We will, as promptly as practicable, notify you orally or in writing if there is any delay in acceptance, extension, termination or amendment of the exchange offer. If we amend the exchange offer in any manner that we determine to constitute a material change, we will promptly disclose the amendment by means of a prospectus supplement that we will distribute to you and, if required, a post effective amendment to the registration statement of which this prospectus forms a part. Depending upon the significance of the amendment to the exchange offer and the manner of disclosure to the registered holders, we will extend the exchange offer for a period of time if the exchange offer would otherwise expire during that period.

CONDITIONS TO THE EXCHANGE OFFER

     Despite any other term of the exchange offer, if in our reasonable judgment the exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission:

          * we will not be required to accept for exchange, or to issue shares of new preferred stock in exchange for, any outstanding notes; and

          * we may terminate the exchange offer as provided in this prospectus before accepting any outstanding notes for exchange.

     We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange specified above. We will give oral or written notice of any extension, amendment, nonacceptance or termination to the exchange agent and the holders of the outstanding notes as promptly as practicable.

     These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each right will be deemed an ongoing right that we may assert at any time or at various times. In addition, we will not accept for exchange any outstanding notes tendered and will not issue shares of new preferred stock in exchange for any outstanding notes if, at that time, any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus is a part.

PROCEDURES FOR TENDERING

     Only a registered holder of outstanding notes may tender their outstanding notes in the exchange offer. To tender in the exchange offer, a holder must either (1) comply with the procedures for manual tender or
(2) comply with the automated tender offer program procedures of DTC described below:

     To complete a manual tender you must:

          * complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal;

          * have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires;

          * mail, fax or deliver the letter of transmittal to the exchange agent before the expiration date; and

          * deliver the outstanding notes to be tendered to the exchange agent with the letter of transmittal prior to the expiration date or make book-entry delivery of the outstanding notes to the exchange agent, in which case the exchange agent must receive, before the expiration date, a timely confirmation of book-entry transfer of the outstanding notes into the exchange agent's account at DTC according to the procedure for book-entry transfer described below.

     To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at its address provided below under "-- The Exchange Agent" before the expiration date. The tender by a holder that is not withdrawn before the expiration date will constitute an agreement between the holder and us according to the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

     If you wish to tender your outstanding notes and cannot comply with the requirement to deliver the letter of transmittal and your outstanding notes or use the automated tender offer program of the DTC before the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures described below.

     The method of delivery of the outstanding notes, the letter of transmittal and all other required documents to the exchange agent is at the holder's election and risk. Except as provided in the letter of transmittal, delivery of these items will be deemed made only when actually received or confirmed by the exchange agent. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to ensure delivery to the exchange agent before the expiration date. Holders should not send the letter of transmittal or outstanding notes to us. Holders may request their brokers-dealers, commercial banks, trust companies or other nominees to effect the above transactions on their behalf.

TENDERING THROUGH DTC'S AUTOMATED TENDER OFFER PROGRAM

     The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's automated tender offer program to tender outstanding notes. Instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, participants in the program may transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the outstanding notes to the exchange agent according to its procedures for transfer. DTC will then send an agent's message to the exchange agent.

     The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, stating that:

          * DTC has received an express acknowledgment from a participant in its automated tender offer program that is tendering outstanding notes which are the subject of book-entry confirmation;

          * the participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, that the participant has received and agrees to be bound by the notice of guaranteed delivery; and

          *  the agreement may be enforced against the participant.

HOW TO TENDER IF YOU ARE A BENEFICIAL OWNER

     If you beneficially own outstanding notes that are registered in the name of a broker-dealer, commercial bank, trust company or other nominee and you wish to tender those notes, you should contact the registered holder promptly and instruct it to tender on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering your outstanding notes, either:

          * make appropriate arrangements to register ownership of the outstanding notes in your name; or

          * obtain a properly completed bond power from the registered holder of your outstanding notes.

The transfer of registered ownership may take considerable time and may not be completed before the expiration date.

SIGNATURES AND SIGNATURE GUARANTEES

     You do not need to have your signature guaranteed if the tendered notes are registered in the name of the signer of the letter of transmittal and the shares of new preferred stock to be issued in the exchange are to be issued to the registered holder. In any other case, you must endorse the outstanding notes to be tendered or accompany them with written instruments of transfer in form satisfactory to us and duly executed by the registered holder. In addition, the signature on the endorsement or instrument of transfer must be guaranteed by an eligible guarantor institution that is a member of one of the following recognized signature guarantee programs:

          *  The Securities Transfer Agents Medallion Program;

          *  The New York Stock Exchange Medallion Signature Program;

          *  The Stock Exchange Medallion Program; or

          * an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934.

If the new preferred stock or the outstanding notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the register for the outstanding notes the signature on the letter of transmittal must be guaranteed by an eligible guarantor institution.

DETERMINATIONS UNDER THE EXCHANGE OFFER

     We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in our opinion or the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of an exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time we will determine. Neither we, the exchange agent nor any other person will be under any duty to give notification of defects or irregularities in tenders of outstanding notes, or incur any liability for failure to give any such notification. Tenders of outstanding notes will not be deemed made until any defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and the defects or irregularities of which have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

ISSUANCE OF NEW PREFERRED STOCK

     In all cases, we will issue shares of new preferred stock in certificated form for the outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives both:

          * the outstanding notes or a timely book-entry confirmation of the outstanding notes into the exchange agent's appropriate account at DTC; and

          * a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

The new preferred stock issued pursuant to the exchange offer will be delivered to you promptly following the expiration of the exchange offer.

RETURN OF OUTSTANDING NOTES NOT ACCEPTED OR EXCHANGED

     If we do not accept any tendered outstanding notes for exchange for any reason described in the terms and conditions of the exchange offer or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or nonexchanged outstanding notes will be returned without expense to their tendering holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described below, the outstanding notes not exchanged will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for purposes of the exchange promptly after the date of this prospectus. Any financial institution participating in DTC's system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent's account at DTC according to DTC's procedures for transfer.

     Holders whose outstanding notes are not immediately available or who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent's account at DTC or all other documents required by the letter of transmittal to the exchange agent on or before the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

     If you wish to tender your outstanding notes but your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's automated tender offer program before the expiration date, you may tender if, before the expiration date, the exchange agent receives from an eligible guarantor financial institution, either a properly completed and duly executed notice of guaranteed delivery or a properly transmitted agent's message and notice of guaranteed delivery:

          (1) stating your name and address;

          (2) stating the registration number(s) of your outstanding notes and the total principal amount of outstanding notes tendered;

          (3) stating that the tender is being made; and

          (4) guaranteeing that, within five business days after the expiration date, the letter of transmittal or an agent's message in lieu thereof, together with the outstanding notes or a book-entry confirmation and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent.

Unless the exchange agent receives the properly completed and executed letter of transmittal, as well as all tendered outstanding notes in proper form for transfer or a book-entry confirmation and all other documents required by the letter of transmittal, within five business days after the expiration date, we may, at our option, reject the tender.

     Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures described above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, you may withdraw your tender at any time before 5:00 p.m., New York City time, on the expiration date. For a withdrawal to be effective:

             * the exchange agent must receive a written notice of
               withdrawal at the address listed below under "--Exchange Agent";
               or

             * you must comply with the appropriate procedures of
               DTC's automated tender offer program system.

Any notice of withdrawal must:

             * specify the name of the person who tendered the
               outstanding notes to be withdrawn as depositor;

             * identify the outstanding notes to be withdrawn,
               including the registration numbers of the outstanding notes and the total principal amount of the outstanding notes;

             * contain a statement that the holder is withdrawing its
               election to have such outstanding notes exchanged;

             * contain the signature of the depositor in the same
               manner as the original signature on the letter of transmittal used to deposit those outstanding notes or be accompanied by documents of transfer sufficient to permit the trustee for the outstanding notes to register the transfer into the name of the depositor withdrawing the tender; and

             * specify the name in which the outstanding notes are to
               be registered, if different from that of the depositor.

     If outstanding notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of DTC.

     Under the terms of the exchange offer, if you tender your notes for exchange, you will be deemed to have consented to the proposed amendments to the indenture governing the notes. However, a withdrawal of your notes will not constitute an automatic revocation or withdrawal of your consent to the proposed amendment. Additionally, as described below under "-- Terms of the Consent Solicitation -- Revocation or Withdrawal of Consents," you will not be able to revoke or withdraw your consent once we have received sufficient consents to approve the proposed amendments to the indenture.

     We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination will be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

     Any outstanding notes that have been tendered for exchange but are not exchanged for any reason will be returned to their holder without cost to the holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, the outstanding notes will be credited to an account maintained with DTC for the outstanding notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Holders may re-tender properly withdrawn outstanding notes by following one of the procedures described under the caption "--Procedures for Tendering" above at any time on or before the expiration date.

EXCHANGE AGENT

     We have appointed LaSalle Bank National Association as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

                     LaSalle Bank National Association
                 Corporate Trust Administration, Room 1960
                         135 South LaSalle Street
                            Chicago, IL  60603
                           Attn:  Sarah H. Webb


      VIA FACSIMILE:                  CONFIRM BY TELEPHONE:
      (312) 904-2236                     (312) 904-2444

FEES AND EXPENSES

     We will bear all fees and the expenses of soliciting tenders of the outstanding notes. The principal solicitation is being made by mail. However, we may make additional solicitation by telephone or in person by our officers and regular employees and the officers and regular employees of our affiliates. No additional compensation will be paid to any such officers and employees who engage in soliciting tenders. We will also pay the cash expenses to be incurred in connection with the exchange, including:

          *  SEC registration fees;

          *  fees and expenses of the exchange agent and trustee;

          *  accounting and legal fees and printing costs; and

          *  related fees and expenses.

     We have not retained any dealer-manager or other soliciting agent in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer.
We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, the letter of transmittal and related documents to the beneficial owners of the outstanding notes and in handling or forwarding the tendered outstanding notes for exchange.

TRANSFER TAXES

     We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

          * new preferred stock or outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the outstanding notes tendered;

          * tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

          * a transfer tax is imposed for any reason other than the exchange of the outstanding notes under the exchange offer.

If satisfactory evidence of payment of any applicable transfer taxes or an exemption from payment of any applicable taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to such tendering holder.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion sets forth the opinion of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., counsel to Grant, regarding the material United States federal income tax consequences to the holders of the notes resulting from the exchange. The discussion assumes that the notes are treated as debt and not equity for United States federal income tax purposes and that the fair market value of each share of preferred stock is its $100 liquidation preference on the date of its issuance. This discussion does not purport to deal with all aspects of United States federal income taxation that may be relevant to you if you are a holder who may be subject to special federal income tax laws, such as a dealer in securities, a financial institutions, a life insurance company, an individual who is not a citizen or resident of the United States or a corporation, partnership or other entity that is not organized under the laws of the United States or any of its political subdivision, or a person that hold the notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction. In addition, the following discussion does not consider the effect of any applicable foreign, state or local tax laws.

     The discussion below is based upon the current provisions of the Internal Revenue Code, existing and proposed treasury regulations promulgated under the Internal Revenue Code, rulings of the Internal Revenue Service and judicial decisions now in effect as of the date of this prospectus. Such authorities may be repealed, revoked or modified, possibly with retroactive effects, so as to result in United States federal income tax consequences different from those described below.

     As discussed below, the exchange more likely than not constitutes a recapitalization under Section 368(a)(1)(E) of the Internal Revenue Code. However, we will not seek a ruling from the Internal Revenue Service regarding any of the tax issues described in this discussion, including the tax treatment of the exchange as a recapitalization. Moreover, as noted in the discussion, issues relevant to the federal income tax consequences of some matters involve areas of law that are ambiguous or with respect to which legal authority is lacking and as to which limited guidance is available. It is possible, for example, that the Internal Revenue Service may view the exchange as a taxable transaction because the notes do not constitute "securities" or because of other legal positions. Consequently, there can be no assurance that the Internal Revenue Service will not challenge one or more of the tax consequences described below.

     This discussion does not purport to deal with all aspects of United States federal income taxation that, because of specific circumstances applicable to you, might be relevant to your decision to participate in the exchange. You are strongly urged to consult your tax advisors concerning the United States federal income tax considerations that may be specific to you as well as any tax consequences arising under the laws of any other taxing jurisdiction.

TAX CONSEQUENCES UPON THE EXCHANGE OF THE NOTES

IMPORTANCE OF WHETHER THE NOTES CONSTITUTE "SECURITIES."

     The federal income tax consequences to you will depend, in part, on whether the notes constitute "securities" for federal income tax purposes. The term "security" is not defined in the Internal Revenue Code or in the treasury regulations and has not been clearly defined in court decisions. Although there are a number of factors that may affect the determination of whether a debt instrument is a "security," one of the most important factors is the original term of the instrument, or the length of time between the issuance of the instrument and its maturity. In general, instruments with an original term of more than ten years are likely to be treated as "securities," and instruments with an original term of less than five years are unlikely to be treated as "securities." Because the term of the notes originally exceeded ten years, the notes likely constitute "securities" for federal income tax purposes. BECAUSE THE ISSUE IS UNCERTAIN, YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISORS AS TO THE PROPER TREATMENT OF THE NOTES.

IMPORTANCE OF WHETHER THE PREFERRED STOCK CONSTITUTES "NON-QUALIFIED PREFERRED STOCK."

     The federal income tax consequences to you could also depend on whether the convertible preferred stock constitutes "non-qualified preferred stock." Non-qualified preferred stock is "preferred stock" that has one of several features, including a right on behalf of the issuer to redeem the stock if, as of the issue date, it is more likely than not that such right will be exercised. The term "preferred stock" means stock which is limited and preferred as to dividends and does not participate in corporate growth to any significant extent. Regulations have not been issued on this standard. Moreover, the legislative history is unclear as to the affect of the conversion privilege on the classification of stock as "preferred stock." Finally, regulations have not been issued with respect to the more likely than not standard for redemption exercise. As a result, the status of the preferred stock as "non-qualified preferred stock" is uncertain.

     Legislative history indicates that an exchange of non-qualified preferred stock for debt securities having the same or greater value can qualify as a tax-free reorganization. As a result, use of the preferred stock does not appear to preclude tax-free reorganization treatment even if such stock constitutes non-qualified preferred stock. BECAUSE THE ISSUE IS UNCERTAIN, YOU ARE URGED TO CONSULT WITH YOUR TAX ADVISORS AS TO THE PROPER TREATMENT OF THE EXCHANGE.

TREATMENT OF THE EXCHANGE AS A RECAPITALIZATION UNDER INTERNAL REVENUE CODE
SECTION 368.

     Assuming that the notes are treated as securities and the use of preferred stock is not precluded under the non-qualified preferred stock provisions, the exchange more likely than not constitutes a recapitalization under Section 368(a)(1)(E) of the Internal Revenue Code. In that event, you will not recognize gain or loss on the exchange, except to the extent that preferred stock is received for accrued interest. Your basis in the preferred stock received (exclusive of shares received for accrued interest) will equal your basis in the notes. The basis in the preferred stock received for accrued interest will equal the fair market value of those shares.

     Regardless of the treatment of the purchase and exchange as described, you will recognize ordinary income attributable to any consideration received as payment for accrued interest on the notes that was not previously included in your income. If you have already included the accrued interest in income, you will not recognize any additional income as a result of the consideration received as payment for the accrued interest on the notes.

TERMS OF THE CONSENT SOLICITATION

GENERAL

     In connection with the exchange offer, we are also soliciting consents from the holders of outstanding notes to approve proposed amendments to the indenture governing the notes. Consents from a majority of the outstanding aggregate principal amount of the notes are required to approve the proposed amendments to the indenture. According to the indenture, an outstanding note is one that is not held by us, by one of our subsidiaries or by one of our affiliates. We believe that notes held by Elliott Associates, L.P. and Westgate International, L.P. would be, under the indenture, considered to be notes that are held by our affiliates. Therefore, in order to approve the proposed amendments to the notes indenture, we must receive consents representing a majority of the outstanding notes that are not held by either Elliott or Westgate. Elliott and Westgate, which hold a majority of the aggregate principal amount of the notes, have advised us that they will tender in the exchange offer all of the notes held by them only if the proposed amendments to the indenture are approved.

     We have fixed October 21, 1999 as the record date for determining record holders of outstanding notes entitled to participate in the consent solicitation. You may only participate in the consent solicitation if you were a record holder of outstanding notes on the record date. This prospectus and the letter of transmittal and consent form are being sent to
all registered holders of the outstanding notes as of the record date.   If
you were a record holder of outstanding notes on the record date, you may participate in the consent solicitation even if you have subsequently transferred your notes.

     You may deliver consents to the proposed amendments without tendering your notes in the exchange offer. However, if you tender your notes in the exchange offer, your tender will constitute your consent to the proposed amendments to the indenture.

REVOCATION OR WITHDRAWAL OF CONSENTS

     We intend to execute a supplemental indenture with the trustee to cause the proposed amendments to take effect as soon as we receive sufficient consents to approve the proposed amendments and each of Elliott and Westgate tender all of the outstanding notes held by them and agree not to withdraw their tendered notes, even if those events occur prior to the expiration date for the consent solicitation. We will promptly notify the trustee as soon as we receive sufficient consents to approve the proposed amendments. You will not be able to revoke or withdraw your consent once we have received sufficient consents to approve the proposed amendments and we notify the trustee of their receipt.

PROPOSED AMENDMENTS

     If the requisite consents are received from the holders of the outstanding notes and Elliott and Westgate tender all of the outstanding notes held by them, the indenture governing the notes will be revised as specified below. The following is a brief summary of the proposed amendments to the indenture governing the notes. It does not purport to be a comprehensive or definitive listing of the proposed amendments. A complete listing of the proposed amendments is included in this prospectus as "Annex I - The Proposed Amendments to the Indenture Governing the 9
 3/4  Senior Notes due 2008."

     The proposed amendments to the indenture governing the notes would:

     (a) amend the definition of "Affiliate" to modify the minimum beneficial ownership deemed to constitute control for purposes of the definition of Affiliate;

     (b) amend the definition of "Consolidated EBITDA Coverage Ratio" so that pro forma effect is given to interest expense reductions arising from debt redemption or extinguishment;

     (c) amend the definition of "Consolidated Interest Expense" to clarify that deductions are permitted in the calculation thereof for non-cash dividends paid or accrued on preferred stock;

     (d) amend clause (i) of the definition of "Permitted Indebtedness" to increase the amount of allowed Indebtedness under certain conditions to $50 million, delete the phrase "under one or more credit facilities with banks and other financial institutions" and modify certain reductions in the calculation of allowed Indebtedness;

     (e) amend clause (xi) of the definition of "Permitted Indebtedness" to increase the amount of any additional Indebtedness allowed from $7.5 million to $10 million;

     (f) amend Section 5.2 to increase the allowable time periods to cure any default on Indebtedness other than a default on the notes;

     (g) amend Section 8.1(a) to eliminate the requirement that any surviving entity in a merger or consolidation be a U.S.
          corporation;

     (h) delete Sections 8.1(c) and (d) relating to certain restrictions on any consolidation or merger of the Company or its Restricted Subsidiaries;

     (i) modify Section 10.10 to restart the Consolidated Net Income basket as of January 1, 2000; and

     (j) modify Section 10.12(b) to exclude Permitted Indebtedness from the prohibition on the Company or any Subsidiary Guarantor incurring any new Indebtedness that is subordinated to any existing Indebtedness.

     The proposed amendments to the indenture governing the notes will also include other conforming amendments that comport to the changes outlined above.

SOLICITATION EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     Unless sooner terminated, the consent solicitation will expire at 5:00 p.m., New York City time on _____, 1999, unless we, in our sole discretion, extend the consent solicitation, in which case the expiration date will be the latest date and time to which the consent solicitation is extended. Although we do not intend to extend the consent solicitation at this time, we expressly reserve the right to extend the solicitation at any time by giving oral or written notice to the consent solicitation agent. We will also make a public announcement of an extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     We reserve the right, in our sole discretion,

          *  to delay accepting any consents;

          *  to extend the consent solicitation;

          *  to terminate the consent solicitation;

          * to amend the terms of the consent solicitation in any manner by giving oral or written notice of the delay, extension, termination or modification to the consent solicitation agent; or

          * to waive any defects or irregularities in the furnishing of the consents.

     If the consent solicitation is amended in a manner that we determine constitutes an adverse change to the holders of the outstanding notes, we will promptly disclose the amendment by means of a public announcement or a supplement to this prospectus that will be distributed to the registered holders of the notes.

CONSENT SOLICITATION AGENT

     We have appointed Jefferies & Company, Inc. as consent solicitation agent for the consent solicitation. Questions and requests for assistance, requests for additional copies of this prospectus or consents should be directed to the consent solicitation agent addressed as follows:

                         Jefferies & Company, Inc.
                             909 Fannin Street
                                Suite 3100
                           Houston, Texas 77010
                              Attn: Joe Maly


      VIA FACSIMILE:                  CONFIRM BY TELEPHONE:
      (713) 308-4569                     (713) 651-3825


                              USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the new preferred stock in the exchange offer. In consideration for issuing the new preferred stock, we will receive in exchange our outstanding notes. We will issue new preferred stock with an aggregate liquidation value equal to 65% of the aggregate amount of notes tendered plus 100% of the accrued and unpaid interest on the notes tendered through the date of the exchange.

                              CAPITALIZATION

     We have provided our capitalization (i) as of June 30, 1999, (ii) as adjusted to give effect to the issuance of our 8% Exchangeable Preferred
Stock to Elliott and, immediately prior to the completion of the subscription offering, the exchange of such shares, together with accrued and unpaid dividends thereon, for shares of our 8% Convertible Preferred Stock, and
(iii) as further adjusted to give effect to the completion of the exchange offer assuming notes representing 100% of the aggregate principal amount outstanding are exchanged for shares of new preferred stock. The consummation of the subscription offering will not affect our consolidated debt or consolidated capitalization.

     You should read this table in conjunction with the Unaudited Consolidated Pro Forma Statement of Operations, Management's Discussion and Analysis of Financial Condition and Results of Operations and the consolidated financial statements of the Company and GGI Liquidating Corporation and the related notes, included elsewhere in this prospectus.


                                                               AT JUNE 30, 1999
                                    -----------------------------------------------------------------
                                      ACTUAL                           PRO FORMA
                                    ----------    ---------------------------------------------------
                                                                                              AS
                                                                  AS                       FURTHER
                                                               ADJUSTED                    ADJUSTED
                                                             ------------                ------------
                                                             (unaudited)
                                                            (in thousands)
Cash and cash equivalents            $   2,140      $9,000 (c)  $  11,140       ($ 450)(g) $  10,690
                                     =========                  =========                  =========
Notes payable, current portion
 of long-term debt and capital
 lease obligations                   $   6,578                  $   6,578                  $   6,578
                                     ---------                  ---------                  ---------
Long-term debt, excluding
 current indebtedness:
     9 3/4 % Senior Notes due
       2008                             99,322                     99,322     (100,000)(d)         0
                                                                                   678 (e)
     Other                              14,897                     14,897                     14,897
                                     ---------                  ---------                  ---------
       Total long-term debt          $ 114,219                  $ 114,219                  $  14,897
                                     ---------                  ---------                  ---------
Stockholders' equity:
    Preferred stock, $.001
     par value per share:
       8% Convertible
        Preferred Stock(a)                  --       9,246 (c)      9,246       68,656 (d)    77,902
    Common stock, $.001 par
     value per share(b)                     14                         14                         14
    Additional Paid-in
     capital                            41,757                     41,757         *    (d)      *
                                                                                  *    (e)
                                                                                  *    (f)
    Accumulated (deficit)
     earnings                          (32,522)       (246)(c)    (32,768)        *    (d)      *
                                                                                  *    (d)
                                                                                  *    (e)
                                                                                  *    (f)
                                                                                  (450)(g)
    Accumulated other comprehensive
     loss                               (1,795)                    (1,795)                    (1,795)
                                     ---------                  ---------                  ---------
       Total stockholders'
        equity                       $   7,454                  $  16,454                  $ 111,253
                                     ---------                  ---------                  ---------
Total capitalization                 $ 128,251                  $ 137,251                  $ 132,728
                                     =========                  =========                  =========

________________
 *  Amounts to be determined upon consummation of the exchange offer.
(a) Actual: 0 shares authorized, 0 shares outstanding; as adjusted: 1,000,000 shares authorized, 92,456 shares outstanding; as further adjusted:
    1,000,000 shares authorized, 779,019 shares outstanding. Between August 13, 1999 and October 19, 1999, the Company issued 90,000 shares of 8% Exchangeable Preferred Stock at a price of $100 per share. The Company also issued 677 shares of 8% Exchangeable Preferred Stock to Elliott as of October 1, 1999 as dividends on the 8% Exchangeable Preferred Stock payable on that date. The Company expects that an additional 1,779 shares of 8% Exchangeable Preferred Stock will be payable as accumulated dividends on the 8% Exchangeable Preferred Stock at December 31, 1999. The Company further expects that all shares of 8% Exchangeable Preferred Stock owned by Elliott will be exchanged immediately prior to the subscription offering for shares of 8% Convertible Preferred Stock with a liquidation preference equal to that of the 8% Exchangeable Preferred Stock plus any accrued and unpaid dividends on the shares exchanged.
(b) 50,000,000 shares authorized, 14,426,055 shares outstanding.
(c) Adjustment to reflect the issuance of 92,456 shares of 8% Exchangeable Preferred Stock and, immediately prior to the completion of the subscription offering, the exchange of such shares, together with accrued and unpaid dividends thereon, for shares of 8% Convertible Preferred Stock.
(d) Adjustment to reflect the exchange of 100% of the outstanding notes (net of unamortized original issue discount), together with accrued and unpaid interest thereon through the date of exchange, for shares of 8% Convertible Preferred Stock.
(e) Adjustment for the write-off of the remaining original debt issue discount.
(f) Adjustment for the write-off of the remaining debt issuance costs.
(g) Adjustment to record estimated expenses of the exchange offer, consent solicitation and subscription offering.

                      RATIO OF EARNINGS TO FIXED CHARGES



                                        GGI                                                 Grant
                       -------------------------------------  --------------------------------------------------------------------
                                                                                                                    Pro Forma
                                                                                                          ------------------------
                                               Nine Months    Three Months                  Six Months                  Six Months
                                                   Ended         Ended        Year Ended       Ended       Year Ended      Ended
                      Years Ended December 31, September 30,  December 31,   December 31,    June 30,     December 31     June 30,
                      ------------------------ -------------  ------------   ------------   -----------   -----------   ----------
                       1994    1995     1996        1997           1997           1998          1999          1998         1999
                      ------  ------   ------- -------------  ------------   ------------   -----------   -----------   ----------
Ratio of earnings
 to fixed charges(1)   --(2)  0.82x(3)  --(2)      1.41 x         --(2)        0.64x(3)         --(2)       0.85x(3)      --(2)



(1) For purposes of calculating the ratio of earnings to fixed charges, "earnings" means income before income taxes and minority interest plus fixed charges less preferred stock dividends. Fixed charges include interest on indebtedness, amortization of debt issue costs and discount on senior notes, preferred stock dividends and that portion of lease expense (one-third) that is deemed to be representative of an interest factor.
(2) Earnings were inadequate to cover fixed charges by $16.5 million, $80.8 million, $8.1 million, $14.8 million and $12.8 million for the years ended December 31, 1994 and 1996, the three months ended December 31, 1997, the six months ended June 30, 1999 and the pro forma six months ended June 30, 1999, respectively. Earnings for the year ended December 31, 1994 include a $9.9 million charge for asset impairment. In December 1996, GGI filed for bankruptcy protection under the United States Bankruptcy Code. The filing was precipitated by a number of factors, including the Company's overly rapid expansion in the United States and Latin America, which contributed to poor operational results in those markets, and the development of a proprietary data recording system, which did not meet expectations. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations." Earnings for the three months ended December 31, 1997 include a $6.4 million charge for asset impairment. The earnings for the six months ended June 30, 1999 and pro forma six months ended June 30, 1999 were affected by the downturn in the oil and gas industry.
(3) For the year ended December 31, 1995 and 1998 and the pro forma year ended December 31, 1998 the coverage ratio was less than 1:1. The Company would need to generate additional earnings of $1.7 million, $4.2 million and $1.3 million, respectively, to achieve a coverage of 1:1 in these periods.

         SELECTED HISTORICAL AND UNAUDITED CONSOLIDATED FINANCIAL DATA


        Following table presents selected consolidated financial data for the Company and its predecessor, Grant Liquidating Corporation ("GGI"). The following GGI data and the following Company data, insofar as it relates to (i) the three-month period ended December 31, 1997, (ii) the year ended December 31, 1998, and (iii) the balance sheet at each of those respective dates, has been derived from audited consolidated financial statements, including those appearing elsewhere in this prospectus. The selected consolidated financial data as of and for the six-month periods ended June 30, 1999 and 1998 has been derived from unaudited financial statements also appearing herein and which, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, that the Company considers necessary for a fair presentation of its financial position and results of the unaudited interim periods. The selected historical financial data set forth below should be read in conjunction with the consolidated financial statements and the related notes included in this prospectus. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                           GGI                                    GRANT
                                      -----------------------------------------------   ----------------------------
                                                                        NINE MONTHS      THREE MONTHS       YEAR
                                                                           ENDED            ENDED          ENDED
                                         YEAR ENDED DECEMBER 31,        SEPTEMBER 30,    DECEMBER 31,   DECEMBER 31,
                                         1994       1995       1996         1997             1997           1998
                                       --------   --------   --------   -------------   -------------   ------------
                                                             (In thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
   Revenues                            $ 73,691   $ 91,996   $105,523     $ 92,705        $ 37,868        $175,512
   Operating income (loss)               (9,241)     4,999    (65,970)       6,794          (5,033)          6,346
   Income (loss) from continuing
     operations                         (11,438)     3,162    (76,027)        (425)         (5,666)         (7,698)
   Net loss applicable to common stock                                                      (6,143)         (8,138)
LOSS PER COMMON SHARE -
     ASSUMING BASIC AND DILUTED:
   Continuing operations                                                                  $  (1.18)       $   (.54)
   Dividend requirement on pay-in-
      kind preferred stock                                                                    (.10)           (.03)
                                                                                          --------        --------
   Net loss per common share                                                              $  (1.28)       $   (.57)
                                                                                          ========        ========
WEIGHTED AVERAGE COMMON
   SHARES OUTSTANDING:
   Basic and diluted                                                                         4,798          14,257
CASH FLOW AND OTHER DATA:
   Cash provided by (used in)
     operating activities              $  3,170   $  2,759   $ (9,346)    $  4,526        $  5,386        $ 15,815
   Cash used in investing activities     (9,698)    (9,272)   (10,181)      (6,731)        (19,715)        (31,305)
   Cash provided by financing
     activities                           5,260      6,929     25,667        1,289          15,072          16,821
   Capital expenditures                   8,463     14,921     25,799        4,154          12,400          23,866
   Ratio of earnings to fixed charges
     and preferred dividends(1)             ---(2)    0.82x       ---(2)      1.41x            ---(2)         0.64x
BALANCE SHEET DATA:
(at end of period)
   Working capital                     $  3,022   $  8,033   $ 22,421                     $ 16,190        $ 14,373
   Total assets                          61,609     86,932     70,123                      155,704         166,441
   Pre-petition liabilities subject to
     chapter 11 case                         --         --     90,244                           --              --
   Notes payable, current portion of
     long-term debt and capital lease
     obligations                         14,495     18,430        589                        1,158           2,522
   Long-term debt, subordinated debt
     and capital lease obligations
     excluding current  portion           4,917      8,789         --                       75,195         110,817
   Total stockholders' equity            26,399     29,715    (34,213)                      41,992          22,002

                                                           GRANT
                                                  ----------------------
                                                      SIX MONTHS ENDED
                                                          JUNE 30,
                                                  ----------------------
                                                    1998          1999
                                                  --------      --------
                                                        (UNAUDITED)
                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)

STATEMENT OF OPERATIONS DATA:
   Revenues                                     $  96,362     $  33,208
   Operating income (loss)                          8,931        (9,968)
   Income (loss) from continuing
     operations                                     1,938       (15,269)

   Net income (loss) applicable to
        common stock                           $   1,498     $ (15,269)
INCOME (LOSS) PER SHARE
   Continuing operations                       $    0.14     $   (1.06)
   Dividend requirement on pay-in- kind
          preferred stock                          (0.03)           --
                                                ---------     ---------
   Net income (loss) per share                 $    0.11     $   (1.06)
                                                =========     =========
WEIGHTED AVERAGE COMMON
     SHARES OUTSTANDING:
   Basic and diluted                              14,171        14,426
CASH FLOW AND OTHER DATA:
   Cash provided by operating
     activities                                $   7,131     $   1,212
   Cash used in investing activities             (10,817)      (14,507)
   Cash provided by financing
     activities                                   10,558         7,143
   Capital expenditures                           12,161         3,622
   Ratio of earnings to fixed charges
     and preferred dividends(1)                     1.71x          ---(2)

BALANCE SHEET DATA:
(at end of period)
   Working capital                                28,305     $   2,511
   Total assets                                  181,946       149,368
   Notes payable, current portion of
     long-term debt and capital lease
     obligations                                     934         6,578
   Long-term debt, revolving line of
     credit-affiliate and
     capital lease obligations excluding
     current portion                             101,211       114,219
   Total stockholders' equity                     32,720         7,454

(1) For purposes of calculating the ratio of earnings to fixed charges, "earnings" means income before income taxes and minority interest plus fixed charges less preferred stock dividends. Fixed charges include interest on indebtedness, amoritization of debt issue costs and discount on senior notes, preferred stock dividends and that portion of lease expense (one-third) that is deemed to be representative of an interest factor. See also "Ratio of Earnings to Fixed Charges and Preferred Dividends."
(2) Earnings were inadequate to cover fixed charges and preferred dividends by $16.5 million, $80.8 million, $8.1 million and $14.8 million for the years ended December 31, 1994 and 1996, the three months ended December 31, 1997 and the six months ended June 30, 1999.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    The Company was formed in September 1997. On September 30, 1997, Grant acquired substantially all of the assets and assumed certain liabilities of GGI pursuant to GGI's Second Amended Plan of Reorganization (the "Plan"), which was confirmed by the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") on September 15, 1997. On December 23, 1997, Grant, through a wholly owned Canadian subsidiary, acquired all of the outstanding shares of Solid State Geophysical, Inc. ("Solid State").

    The Company's business activities involve the performance of land and transition zone seismic data acquisition services in selected markets worldwide, including the United States, Canada, Latin America and the Far East. The Company generally acquires seismic data on an exclusive contract basis for oil and gas companies on (i) a turnkey basis, which provides a fixed fee for each project (ii) a term basis, which provides for a periodic fee during the term of the project or (iii) a cost-plus basis, which provides that the costs of a project, plus a percentage fee, are borne by the customer. In addition, the Company acquires and owns certain multi-client seismic data that is marketed broadly on a non-exclusive basis to oil and gas companies.

    In December 1996, GGI filed for protection under the United States Bankruptcy Code and began its reorganization under the supervision of the Bankruptcy Court. The filing was precipitated by a number of factors, including an overly rapid expansion in the United States and Latin American markets, which contributed to poor operational results in those markets, particularly in Peru, the attempted development of a proprietary data recording system, which did not meet operating expectations and a lack of available capital, which led to a severe working capital shortage. These factors impaired GGI's ability to service its indebtedness, finance its existing capital expenditure requirements and meet its working capital needs. In addition, GGI was unable to raise additional equity, causing a disproportionate reliance on debt financing and equipment leasing. In connection with its reorganization, GGI replaced its senior management, disposed of unprofitable operations, operated as debtor in possession and developed the Plan which was confirmed by the Bankruptcy Court on September 15, 1997 and consummated on September 30, 1997, with Grant's purchase of substantially all of the assets and assumption of certain liabilities of GGI.

    As of October 22, 1999, the Company was operating or mobilizing a total of four land crews in the United States, four land crews in Canada, three land and one transition zone crew in Latin America, and one land crew in the Far East. For the six months ended June 30, 1999, the Company's total revenues were $33.2 million, with approximately 55% from the United States, 7% from Latin America, 19% from the Far East and 19% from Canada.

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 1999 COMPARED WITH THE SIX MONTHS ENDED JUNE 30,
1998

    REVENUES. Consolidated revenues decreased $63.2 million, or 66%, from $96.4 million for the six months ended June 30, 1998 to $33.2 million for the six months ended June 30, 1999. This decrease was the result of lower demand for the Company's seismic acquisition services in both the domestic and international markets. Demand for the Company's services has been adversely affected by the significant decrease in the price of oil and gas that occurred between the fourth quarter of 1997 and the first quarter of 1999.

    Revenues from the United States data acquisition operations decreased $21.6 million, or 56%, from $38.4 million for the six months ended June 30, 1998 to $16.8 million for the six months ended June 30, 1999. This decrease was attributable to the Company operating six to seven seismic data acquisition crews continuously in the United States during the six months ended June 30, 1998 compared with approximately five crews during the first quarter of 1999 and decreasing to one to two crews during the second quarter of 1999.

    Revenues from data processing were $883,000 for the six months ended June 30, 1999. The Company purchased its data processing operations in July 1998; therefore, there are no comparable results for the six months ended June 30, 1998. The Company operated processing centers in Houston, Midland and Dallas, Texas for the entire six- month period.

    Revenues from Canada data acquisition operations decreased $3.8 million, or 40%, from $9.7 million for the six months ended June 30, 1998 to $5.8 million for the six months ended June 30, 1999. This decrease was due almost entirely to a decrease in activity experienced during the first quarter of 1999. These winter months are the traditional busy season in Canada. During the first quarter of 1998, the Company operated six crews continuously compared to only three crews during the same period in 1999.

    The Company began its multi-client data acquisition activities in the United States and Canada during the second quarter of 1998. At June 30, 1999 the Company had completed all or a portion of fourteen data library projects totaling approximately 1,361 square miles in Texas, California, Wyoming and Canada. This library consists of 853 square miles completed in 1998, 222 square miles completed during the first quarter of 1999 and 286 square miles completed during the second quarter of 1999. In addition, 487 square miles are scheduled to be completed by November 30, 1999. The Company will continue its strategy of building a multi-client data library and has identified and is currently evaluating projects totaling an additional 706 square miles for possible acquisition in 1999 and beyond. Revenues associated with the underwriters' portion of multi-client data programs are recognized as part of the data acquisition revenues discussed above in the southern United States, northern United States and Canada. Revenue from sales of the data library for the six months ended June 30, 1999 was $1.2 million compared to $246,000 for the same period in 1998.

    Revenues from Latin America data acquisition decreased $29.4 million, or 93%, from $31.7 million for the six months ended June 30, 1998 to $2.3 million for the six months ended June 30, 1999. During the first half of 1998, the Company operated, from time to time, as many as eight seismic crews in Latin America, including three in Colombia, two in Bolivia and one each in Guatemala, Brazil and Ecuador. During the first half of 1999, the Company was operating or mobilizing four seismic crews in the region: one each in Ecuador, Guatemala, Mexico and Brazil. The Ecuador and Guatemala projects were completed in March and May of 1999, respectively.

    Revenues from the Far East decreased $10.2 million, or 62%, from $16.4 million for the six months ended June 30, 1998 to $6.2 million for the six months ended June 30, 1999. During the first half of 1998, the Company operated, from time to time, three crews in Bangladesh and two crews in Indonesia. During the first half of 1999, the Company operated one crew for approximately one month in Bangladesh. That project was completed during the first week of May 1999 and there is currently no operating activity in the region.

    EXPENSES. Direct operating expenses of the Company as a percentage of revenues increased to 74% for the six months ended June 30, 1999 from 72% for the six months ended June 30, 1998. This percentage increase can be attributed to an overall decrease in operating efficiency occurring during the first quarter resulting from the completion of contracts and the demobilization of crews in the Company's international locations. Direct operating expenses during the six months ended June 30, 1999 decreased $44.9 million to $24.6 million compared to $69.5 million for the same period in 1998. This decrease is a result of the revenue decreases experienced throughout all of the Company's operating regions as described above.

    Selling, general and administrative expenses decreased $1.0 million, or 13%, to $6.7 million for the six months ended June 30, 1999 from $7.7 million for the six months ended June 30, 1998. Beginning in the fourth quarter of 1998 and continuing through the first and second quarters of 1999, the Company has reduced support and overhead personnel in all operating regions and in its corporate office. The effects of these cost reductions are expected to be realized in reduced selling, general and administrative expenses throughout the remainder of 1999. Selling, general and administrative expenses increased as a percentage of revenue to 20% in the first half of 1999 from 8% in the same period in 1998. This decrease is a result of the revenue decreases experienced throughout all of the Company's operating regions as described above.

    Depreciation and amortization increased $1.7 million, or 17%, to $11.9 million for the six months ended June 30, 1998 from $10.2 million for the six months ended June 30, 1999. Contributing to the increase was depreciation on new assets purchased by the Company during the second, third and fourth quarters of 1998.

    OTHER INCOME (EXPENSE). Net interest expense increased $1.5 million, or 35%, to $5.8 million for the six months ended June 30, 1999 from $4.3 million for the six months ended June 30, 1998. This increase was the result of an increase in the Company's overall debt level during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998.

    TAX PROVISION. The income tax provision for the Company consists of income taxes in foreign countries. For the six months ended June 30, 1998 this includes provisions for taxes in Colombia, Ecuador, Guatemala, Bangladesh and Indonesia. For the six months ended June 30, 1999 the provision for taxes relates primarily to Guatemala, Bangladesh and Canada. No benefit for United States federal income taxes was made for either period given the uncertainty of realization of such tax benefits.

THE COMPANY FOR THE TWELVE-MONTH PERIOD ENDED DECEMBER 31, 1998 COMPARED WITH THE COMPANY AND GGI COMBINED TWELVE-MONTH PERIOD ENDED DECEMBER 31, 1997

    The following analysis compares the operating results of the Company for the twelve-month period ended December 31, 1998 with combined operating results of the Company for the three-month period ended December 31, 1997 (including the operating results of Solid State for such period) and the operating results of GGI for the nine-month period ended September 30, 1997. As described above, Grant began operations immediately following its acquisition of substantially all of the assets and certain liabilities of GGI on September 30, 1997 and Grant acquired Solid State in December 1997. Because of the significant changes in Grant's control and management and scope of operations following the consummation of the Plan, comparisons may not be meaningful.

    REVENUES.   Revenues of the Company for the twelve months ended December
31, 1998 were $175.5 million compared with $130.6 million of combined revenue for GGI and the Company for the twelve months ended December 31, 1997. The increase of $44.9 million, or 34.4%, was the result of growth in revenues in both the United States and the Far East and the inclusion of a full year of Solid State's results of operations in 1998 compared to only three months in 1997.

    Revenues from the United States operations increased $24.9 million, or 46.4%, from $53.7 million to $78.7 million in 1998. Revenues from the United States data acquisition operations increased $24.0 million, or 44.7%, from $53.7 million in 1997 to $77.8 million in 1998. This increase was due primarily to the addition of two Solid State crews in the northern United States for the entire year versus only one crew for three months in 1997 and the addition of new and more efficient recording instrumentation. Productivity was enhanced by increasing the seismic recording channel count per crew and, whenever possible, utilizing a twenty-four hour recording schedule. During 1998 there were as many as eight seismic crews operational in the United States versus only six to seven crews operational in 1997. Beginning late in the third quarter of 1998, due primarily to the low oil and gas prices, demand for data acquisition recording services in the United States and elsewhere began to decline. By the end of December 1998 there were six crews operating or mobilizing in the U.S.

    Revenues from data processing were $957,000 for 1998. The Company purchased the data processing operations in July 1998; therefore, there are no comparable results for 1997. The Company operated processing centers in Midland and Dallas, Texas for the entire six months and began operations in a newly established Houston, Texas center during the fourth quarter of 1998.

    Revenues from the Canadian data acquisition operations increased $9.7 million, or 217.3%, from $4.5 million in 1997 to $14.2 million in 1998. The Company acquired these operations from Solid State effective September 30, 1997. The increase in 1998 is the result, therefore, of including a full year of operations in the results of 1998 versus only three months in 1997. From time to time during 1998, the Company operated as many as six land seismic crews throughout Canada.

    The Company began its multi-client data acquisition activities in the United States and Canada during 1998. Crew operations began in the second quarter with significant activity occurring in both the third and fourth quarters. The Company has completed or is conducting eleven data library projects totaling approximately 1,237 square miles in Texas, California, Wyoming and Canada. At December 31, 1998, 624 square miles had been completed and an additional 246 square miles are scheduled to be completed by March 31, 1999. The remaining 367 square miles are to be completed later in 1999. The Company and GGI had no multi-client data activity in 1997. Revenues associated with the underwriters' portion of multi-client data programs are recognized as part of the data acquisition revenues discussed above in the southern United States, northern United States and Canada.

    Revenues in Latin America decreased $5.9 million, or 10.2%, from $58.6 million in 1997 to $52.6 million in 1998. During 1998, the Company operated as many as eight land seismic crews in Brazil, Guatemala, Colombia, Ecuador and Bolivia. During 1997, combined Latin American operations for GGI and the Company, while operating in the same countries, consisted of as many as ten land seismic data acquisition crews. The Brazilian operations were completed in March 1998 and the equipment was moved to work in Guatemala. The Colombian operations were completed in the third quarter of 1998 and both the Guatemalan and Bolivian contracts were finished in the fourth quarter of 1998. Ecuadorian operations were completed in February 1999. The Company currently has one land crew mobilizing to a project in Guatemala and one transition zone crew mobilizing in Brazil. There are currently no active crews operating in Latin America.

    Revenues from the Far East increased $16.6 million, or 123.1%, from $13.5 million in 1997 to $30.1 million in 1998. During 1998, the Company operated as many as five crews in the region: one land and two transition zone crews in Bangladesh and one land and one transition zone crew in Indonesia. During 1997, in Bangladesh, GGI and the Company operated one crew for the entire year and mobilized one additional transition zone crew that began operations in July 1997. By December 1998 there were three active crews in the region. As of March 26, 1999 the Company's Far East operations consisted of one land crew operating in Bangladesh.

    EXPENSES.  Direct operating expenses for the twelve months ended
December 31, 1998 increased $29.5 million, or 29.7%, to $129.0 million compared with $99.4 million for the twelve months ended December 31, 1997. Direct operating expenses as a percentage of revenues decreased to 73.5% in 1998 from 76.2% in 1997. The overall dollar increase was the result of increased crew activity in the southern United States and the Far East and the inclusion of a full year of Solid State's results in 1998 versus only three months in 1997. The percentage decrease is the result of improvements in operating efficiencies primarily in the United States. These improvements were the results of upgrading and expanding the Company's seismic data recording equipment, careful and detailed project cost analysis and management's ability to properly assess operating risk.

    Selling, general and administrative expenses for the twelve months ended December 31, 1998 increased $4.2 million to $14.2 million from $10.0 million in 1997. Selling, general and administrative expenses as a percentage of revenue increased only marginally to 8.1% in 1998 from 7.6% in 1997. The overall dollar increase was primarily due to an approximate $1.5 million increase as a result of the inclusion of Solid State for a full year in 1998 versus only three months in 1997, $1.1 million of additional costs incurred to develop international and domestic markets and $537,000 for corporate provisions for doubtful accounts and incentive bonuses and the remainder related to a general increase in corporate support services.

    Depreciation and amortization increased $9.3 million to $22.3 million in 1998 from $13.0 million for 1997. The increase was due to an increase of approximately $3.8 million due to the inclusion of Solid State for a full year in 1998 versus only three months in 1997, $1.5 million for the amortization of goodwill and $3.8 million of depreciation on newly purchased assets.

    The charge for asset impairment was $3.8 million for 1998 compared to $6.4 million in 1997. At December 31, 1998 the Company recorded a special charge of $3.2 million to reduce the carrying value of its multi-client data, acquired through the purchase of Solid State during the fourth quarter of 1997, to its net realizable value based on current estimates of future licensing prospects for such data. The charge for asset impairment recorded in 1997 included a special charge of $5.9 million to write down the acquired Solid State multi-client data to its then estimated net realizable value. Also included in 1998 was a charge of $564,000 relating to the write-down in the carrying value of certain non-operating depreciable fixed assets to salvage value. The remaining 1997 charge relates to a $247,000 write-down in the carrying value of certain non-operating depreciable fixed assets to salvage value and a $253,000 write-down in the carrying value of certain other investments and joint ventures.

    OTHER INCOME (EXPENSES). Interest expense, net, increased $4.2 million to $9.3 million in 1998 from $5.1 million in 1997. This increase was the result of interest on debt both incurred and assumed by the Company as a result of the Solid State acquisition and from the sale on February 18, 1998 of $100 million of 9 3/4 % Senior Notes due 2008. Proceeds from the sale were used to retire substantially all of the Company's outstanding indebtedness, to fund capital expenditures and to provide working capital for general corporate purposes.

    Reorganization costs of $3.5 million in 1997 related to charges incurred in connection with GGI's reorganization, which began in December 1996 and was completed in September 1997. No comparable reorganization charges were incurred by the Company in the three months ended December 1997 or for the twelve months ended December 31, 1998. No comparable reorganization costs are expected to be incurred in the future.

    Other income of $1.0 million for 1997 was the result of settlement of a longstanding dispute between one of GGI's Brazilian subsidiaries and a former customer relating to services rendered on contracts dating back to 1983. In settlement of all claims, GGI received payment, net of related costs and expenses, of approximately $2.4 million in July 1997. Income from that settlement was offset by approximately $767,000 in costs associated with the Acquisition and approximately $289,000 of foreign currency exchange losses, primarily related to US dollar based loans owed by Solid State prior to the Acquisition. In 1998, the Company recorded $635,000 in litigation expense associated with the settlement, representing the cash paid by Elliott and the $0.25 discount permitted the plaintiffs to purchase Grant common stock in the subscription offering (see Note 13 to the Consolidated Financial Statements).

    TAX PROVISION. The income tax provision in both periods consisted of income taxes in foreign countries. The increase in 1998 compared with 1997 is a result of higher taxable income in Indonesia and Guatemala. No provision for United States federal income tax was made in 1997 as GGI and the Company each had taxable losses for which no benefit was recorded under FAS 109. In 1998, the Company provided for approximately $100,000 of alternative minimum tax in the United States.

THE COMPANY AND GGI COMBINED TWELVE-MONTH PERIOD ENDED DECEMBER 31, 1997 COMPARED WITH GGI'S YEAR ENDED DECEMBER 31, 1996

    The following analysis compares the combined operating results of the Company for the three-month period ended December 31, 1997 (including the operating results of Solid State for such period) and the operating results of GGI for the nine-month period ended September 30, 1997 with the operating results of GGI for the twelve months ended December 31, 1996. As described above, Grant began operations immediately following its acquisition of substantially all of the assets and certain liabilities of GGI, and Grant acquired Solid State in December 1997. Because of the significant changes in Grant's corporate structure and scope of operations and the consummation of the Plan, comparisons may not be meaningful.

    REVENUES. Combined revenue of GGI and the Company for the twelve months ended December 31, 1997 were $130.6 million compared with $105.5 million of revenue realized by GGI for the twelve months ended December 31, 1996. The increase of $25.1 million, or 23.7%, was the result of growth in revenues in both the United States and Bangladesh and the inclusion of Solid State's results of operations for the quarter ended December 31, 1997.

    Revenues from the United States data acquisition operations increased $11.6 million, or 27.6%, from $42.1 million in 1996 to $53.7 million in 1997.
This increase was primarily attributed to two transition zone crews operating along the Gulf Coast and the addition of two Solid State crews for the quarter ended December 31, 1997. From time to time during each period, GGI and the Company operated as many as seven seismic data acquisition crews in the United States compared with a peak of 8 crews in 1996.

    Revenues in Latin America increased $1.4 million, or 2.5%, from $57.1 million in 1996 to $58.6 million in 1997. During 1997, combined Latin American operations for GGI and the Company consisted of as many as ten land seismic data acquisition crews operating in Colombia, Ecuador, Brazil, Guatemala, Bolivia, and Venezuela. The Company completed operations in Venezuela in early October 1997 and transferred personnel and equipment to Canada. From time to time during 1996, GGI operated as many as nine seismic crews in the region, including four in Peru, two in Colombia and one in each of Bolivia, Brazil and Ecuador.

    Revenues from the Far East increased $8.1 million, or 149%, from $5.4 million in 1996 to $13.5 million in 1997. During 1997, GGI and the Company operated one crew for the entire year and mobilized one additional transition zone crew that began operations in Bangladesh in July 1997. GGI mobilized and operated one land seismic data acquisition crew in Bangladesh during 1996.

    Revenues from Canadian data acquisition operations were $4.5 million in 1997 compared to zero in 1996. The Company (through Solid State) operated as many as five land seismic crews in Canada during 1997 while GGI had no operations in Canada during 1996.

    EXPENSES. The combined direct operating expenses for GGI and the Company for the twelve months ended December 31, 1997 decreased $36.9 million to $99.4 million compared with $136.3 million for GGI's twelve months ended December 31, 1996. Direct operating expenses as a percentage of revenues decreased to 76.2% in 1997 from 129.2% in 1996. During 1996 GGI experienced significant cost overruns, which increased direct operating expenses on several crews operating in the United States. Most notable were higher than anticipated costs incurred by a transition zone crew as a result of adverse weather conditions and costs associated with the unsuccessful deployment of a proprietary data recording system. The proprietary data recording system was abandoned in November 1996. Also in 1996, GGI's Peruvian operations experienced crew costs significantly higher than originally projected primarily due to a combination of modified job parameters that were not accurately reflected in the turnkey contract price and a lack of effective crew oversight.

    Selling, general and administrative expenses for GGI and the Company for the twelve months ended December 31, 1997 decreased $7.9 million to $10.0 in 1997 from $17.9 million in 1996. Selling, general and administrative expenses also decreased as a percentage of revenue to 7.6% in 1997 from 17.0% in 1996. The decrease was primarily the result of general expense reduction initiatives in 1997 and the accrual of certain nonrecurring charges and allowances in 1996, including an approximate $5.5 million increase in reserves for doubtful accounts.

    Depreciation and amortization increased $1.5 million to $13.0 in 1997 from $11.5 million for 1996. This increase was the result of depreciation on the Solid State assets for the quarter ended December 31, 1997.

    The charge for asset impairment was $6.4 million for 1997 compared to $5.8 million in 1996. At December 31, 1997 the Company recorded a special charge of $5.9 million to reduce the carrying value of its multi-client data to net realizable value based on future licensing prospects for such data. The remaining 1997 charge relates to a $247,000 write-down in the carrying value of certain non-operating depreciable fixed assets to salvage value and a $253,000 write-down in the carrying value of certain other investments and joint ventures. At December 31, 1996, GGI recorded a special charge for asset impairment of $5.8 million. The charge relates solely to the write-down of the carrying value of a proprietary data recording system that GGI was developing for use by its seismic data acquisition crews, but which was abandoned in November of 1996.

    OTHER INCOME (EXPENSES). Interest expense, net, decreased $2.4 million to $5.1 million in 1997 from $7.5 million in 1996. This was the result of a $3.3 million decrease due to a reduction in the use of credit facilities in Latin America during all of 1997 and in the United States during the quarter ended December 31, 1997. This decrease was partially offset by $981,000 of interest expense incurred by Solid State during the quarter ended December 31, 1997.

    Reorganization costs of $412,000 in 1996 and $3.5 million for 1997 related to charges incurred in connection with GGI's reorganization, which began in December 1996 and was completed in September 1997. The Company incurred no reorganization charges in the three months ended December 1997.

    Other income for 1997 of $1.0 million was the result of the aforementioned settlement of a longstanding dispute between one of GGI's Brazilian subsidiaries and a former customer relating to services rendered on contracts dating back to 1983. In settlement of all claims, GGI received payment, net of related costs and expenses, of approximately $2.4 million in July 1997. Income from that settlement was offset by approximately $767,000 costs associated with the Acquisition and approximately $289,000 of foreign currency exchange losses, primarily related to US dollar based loans owed by Solid State prior to the Acquisition.

    TAX PROVISION. The income tax provision in both periods consisted of income taxes in foreign countries. The increase in 1997 compared with 1996 is a result of higher taxable income in Colombia and Ecuador. No provision for United States federal income tax was made in either period as GGI and the Company each had taxable losses for which no benefit was recorded under FAS 109.

LIQUIDITY AND CAPITAL RESOURCES

    As detailed elsewhere in this prospectus, demand for the Company's seismic acquisition services has been and continues to be adversely affected by the current industry downturn. Moreover, the Company continues to require substantial cash flow to maintain operations on a satisfactory basis, complete its capital expenditure program, fully implement its business strategy and meet its principal and interest obligations with respect to the Notes and its other indebtedness.

    Between August 13, 1999 and October 19, 1999, the Company issued a total of 90,000 shares of its 8% Exchangeable Preferred Stock to Elliott at a price of $100 per share. This equity financing was required to augment the
Company's   available   cash,  cash  flow  generated  from  operations  and
borrowings  under  the  Foothill  credit  facility  to  provide  sufficient
liquidity to fund the Company's  cash  requirements.   However,  Elliott is
under  no  obligation  to purchase any additional shares of 8% Exchangeable
Preferred  Stock  or  otherwise   provide   additional  financing  for  our
operations.

    In order to improve the Company's liquidity, the Company has proposed to exchange all of its outstanding Notes for new shares of 8% Convertible Preferred Stock with an aggregate liquidation value equal to 65% of the aggregate principal amount of the Notes tendered in the exchange offer plus 100% of the accrued and unpaid interest on the Notes tendered. Through the
proposed  exchange  offer,  the  Company  will   reduce   its   outstanding
indebtedness by converting a portion of its debt into equity. If the exchange offer is consummated, management believes this will increase the Company's liquidity by reducing its principal payment obligations with respect to the Notes and reducing the negative cash flow impact of its interest payment obligations on the Notes.

    The Company's ability to meet its debt service and other obligations will depend on its future performance, which in turn is subject to general economic conditions and other factors beyond the Company's control. If the Company is unable to consummate the proposed exchange offer, generate sufficient cash flow from operations or otherwise comply with the terms of the Indenture, the Foothills credit facility or its other debt instruments, it may be required to refinance all or a portion of its existing debt or
obtain  additional  financing.   There  can  be   no  assurance  that  such
refinancing or additional financing will be available on terms acceptable to the Company.

    The Company's internal sources of liquidity are its cash balances ($432,000 at October 22, 1999) and cash flow from operations. External sources include the unutilized portion of the Company's credit facility ($88,000 at October 22, 1999) under a Loan and Security Agreement with Foothill Capital Corporation and Elliott, equipment financing and trade credit. Under the terms of the credit facility, the Company may borrow up to $6 million through a revolving credit facility and term loans of up to $19 million. The credit facility has a three year term and provides for borrowings at an interest rate per annum of the prime rate plus 2%, secured by liens on substantially all of the assets of the Company. In addition, the Company periodically enters into equipment financing agreements with sellers of seismic data acquisition equipment to pay all or a portion of the purchase price of such equipment and regularly utilizes normal trade credit in connection with certain of its purchases of goods and services to support its ongoing field crew activities.

    The Company has outstanding $100 million aggregate principal amount of 9 3/4 % Senior Notes due 2008 (the "Notes"). The Notes are governed by an indenture, dated February 18, 1998, between the Company, its subsidiary guarantors and LaSalle National Bank, as trustee (the "Indenture"). The Notes bear interest at 9 3/4 % per annum, payable semiannually, and were sold at a discount to yield 9 7/8% per annum. The net proceeds from the sale of the Notes were used to retire substantially all of Grant's then-outstanding indebtedness, purchase certain leased equipment and provide for working capital.

    As of October 22, 1999, the Company's total indebtedness was approximately $128.2 million. The Company's total indebtedness is comprised of $99.3 million aggregate principal amount of the Notes, $23.9 million outstanding on the Foothill credit facility and $5.0 million of combined loans and capitalized leases primarily incurred for the purpose of financing capital expenditures.

    The Company's principal uses of liquidity will be to provide working capital, finance capital expenditures, make principal and interest payments required by the terms of its indebtedness and fund expenses associated with the implementation of its business strategy, including the acquisition and processing of multi-client data. Because of the traditionally longer period required to collect receivables and the high costs associated with equipping and operating crews outside of the United States and Canada, the Company requires significant levels of working capital to fund its international operations. These operations accounted for 26% of total revenues for the six months ended June 30, 1999.

    Capital expenditures for the six months ended June 30, 1999 were $3.6 million. Capital expenditures are used to upgrade and expand the Company's seismic data acquisition and recording equipment. The remaining projected capital budget for 1999 is estimated to be $6.2 million with approximately 50% of that amount dependent on future crew activity. For the six months ended June 30, 1999, the Company committed approximately $20.2 million of expenditures for seven multi-client data acquisition projects principally located in Texas, California, Wyoming and Canada. Customer commitments for those projects were approximately 58% of the project costs. Net investment by the Company for these projects was $8.5 million. Throughout the remainder of 1999, the Company expects to commit approximately $35.5 million, before customer commitments, for eight multi-client data acquisition projects located in Texas, California, Wyoming and Canada. The Company has committed to these projects and has designed its more significant projects so that acquisition of the data can be performed in as many as three phases. The Company's continued commitment at each phase is dependent on securing adequate initial customer underwriting or other suitable private financing in order to continue operations.

EFFECT OF INFLATION

    Current economic conditions indicate that the costs of exploration and production for oil and gas are increasing. The oil and gas industry historically has experienced periods of rapid cost increases within short periods of time as demand for drilling rigs, drilling pipe and other materials and supplies increases. The oil and gas industry is currently experiencing such increases in demand, which have historically led to rapid increases in costs. Increases in exploration and production costs could lead to a decrease in such activities by oil and gas companies, which would have an adverse effect on the demand for the Company's services.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133 "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative financial instrument be recorded in the balance sheet as either an asset or a liability measured at its fair value, with certain changes in fair value recognized currently in earnings. On July 7, 1999, the FASB delayed the effective date of SFAS No. 133 for one year. The delay, published as SFAS No. 137, applies to quarterly and annual financial statements. SFAS No. 133, as revised by SFAS No. 137, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company has not yet determined the impact of adoption.

YEAR 2000 COMPLIANCE

    The Company has developed a formal plan to address Year 2000 ("Y2K") issues as they relate to the Company's business and its operations. In accordance with that plan, the Company is taking inventory of, assessing, testing and remediating where necessary, all hardware and software used in its business. The Company is similarly identifying all external relationships, including vendors, suppliers and customers, and will contact all of those entities considered important or critical to its ongoing operations, to determine their own level of Y2K readiness. In addition, the Company is preparing contingency plans to address failures in unidentified systems or temporary disturbances in local utilities and infrastructure. The Company estimates that it will complete its plan, including remedial action, during the fourth quarter of 1999.

    Incremental out-of-pocket costs incurred through June 30, 1999 to address the Y2K issue amount to approximately $1.2 million. The Company anticipates that up to an additional $800,000 will be expended during the third and fourth quarters of 1999 relating to this issue. These costs have been, and are expected to continue to be, funded by cash flows from operations.

    To date, all critical items have been inventoried and assessed, primarily by third party vendors. Internal assessment, testing and remediation of critical components is effectively complete, with the exception of some business applications, which are expected to be tested and deployed by the end of the fourth quarter 1999. It is anticipated that contingency planning and change control procedures will continue until the end of 1999. Inventory and assessment of critical vendors / suppliers is complete.


    While the Company believes that it has a readiness plan that will mitigate the risk that the Y2K issue will have a material adverse effect on its business, the ultimate impact of this issue on the Company is uncertain. Long term interruptions in suppliers' ability to deliver critical components, third parties' ability to supply utilities or telecommunications to the Company's offices or field locations; or the Company's failure to complete, in a timely manner, the remediation of its non-compliant computer-controller equipment, could result in delayed delivery of products to customers, resulting in a material adverse effect on earnings and cash flow. Therefore, there can be no assurance that the Y2K issue will not have a material effect on the Company's financial position, results of operations or cash flows.

                                 BUSINESS

OVERVIEW

    Grant is a leading provider of seismic data acquisition services in land and transition zone environments in selected markets, including the United States, Canada, Latin America and the Far East. Through its predecessors and its subsidiaries, the Company has participated in the seismic data acquisition services business in the United States and Latin America since the 1940s, the Far East since the 1960s and Canada since the 1970s. The Company has conducted operations in each of these markets, as well as in the Middle East and Africa, in the past three years. The Company's seismic data acquisition services typically are provided on an exclusive contract basis to domestic and international oil and gas companies and seismic data marketing companies. The Company also owns interests in certain multi-client seismic data covering selected areas in the United States and Canada that is marketed broadly on a non-exclusive basis to oil and gas companies.

    The Company utilizes sophisticated equipment to perform specialized 3D and 2D seismic surveys. All of the Company's seismic data acquisition crews are capable of performing surveys in land environments, and two are equipped to perform surveys in transition zone environments. Transition zone environments include swamps, marshes and shallow water areas that require specialized equipment and must be surveyed with minimal disruption to the natural environment.

    The Company also provides seismic data processing through offices located in Midland, Dallas and Houston, Texas. Services are provided on an exclusive contract basis to oil and gas companies and to the Company's own multi-client projects.

    Due to the volatility of the price of oil and gas over the past year, capital spending by oil and gas companies on oilfield related activities, including seismic data acquisition and processing, has decreased substantially. As a result, beginning late in the third quarter of 1998 and continuing throughout the first and second quarters of 1999, the Company's global seismic crew count, which includes both U.S. and foreign contracts, decreased significantly. As of October 22, 1999 the Company was operating or mobilizing 13 seismic data acquisition crews utilizing approximately 25,000 seismic recording channels. Due to the current availability of seismic recording channels within the Company, a typical seismic crew is utilizing a significantly higher channel count today than a
year ago.   The Company's current seismic recording channel capacity is slightly more than 32,000. By contrast, as of September 27, 1998, the Company was operating or mobilizing 18 seismic data acquisition crews utilizing approximately 30,000 seismic recording channels.

    The industry downturn that began late in the third quarter of 1998 prompted the Company to undertake activities it believed would both preserve financial strength and position itself to respond when market demand increases. Those activities included a worldwide reduction in personnel, a restructuring of the Company's operations and marketing efforts and a restricted capital expenditure program. Personnel reductions began in the fourth quarter of 1998 and have continued throughout the first nine months of 1999. Overall, personnel were reduced from 863 full-time and 2,162 temporary at September 30, 1998 to 573 full-time and 1,874
temporary personnel at September 30, 1999.   The corporate restructuring is
the result of changing market conditions and is designed to better utilize all the Company's assets. The restructuring of the Company's operations and marketing efforts places a greater emphasis on maximizing the value of our multi-client data library in the United States and Canada and refocuses the international marketing efforts on the Company's established foreign markets.

    Grant's principal executive offices are located at 16850 Park Row, Houston, Texas 77084 and its telephone number is 281-398-9503.

THE INDUSTRY

    Oil and gas companies regularly use seismic data acquisition services to image and identify underground geological structures likely to trap hydrocarbons, both to aid in the exploration for and development of new hydrocarbon reservoirs and to enhance production from existing reservoirs. Seismic data has been used in the exploration for oil and gas since the late 1920s, and the application of seismic technology frequently has led to significant discoveries of new oil and gas reservoirs. Seismology encompasses the generation and recording of reflected or refracted seismic energy that, when computer processed, produces 3D images or 2D cross sections of the earth's subsurface structures. The computer processed seismic data is used by geoscientists to identify geological characteristics favorable for the accumulation of oil and gas and to evaluate the potential for commercial production of oil and gas. More recently, seismic data has been used to monitor and optimize the production of existing oil and gas reservoirs. During the last fifty years, seismology has become the leading method used by oil and gas companies to identify and image underground geological structures favorable for hydrocarbon accumulation.

    Seismic data acquisition services companies acquire seismic data in land and transition zone environments by deploying thousands of seismic sensors, called geophones, over a portion of the area to be covered by the survey.
An energy source, such as a small explosive charge or mechanical vibrating unit, is used to generate seismic energy that moves through the earth's subsurface and is reflected by various underlying rock layers to the surface, where it is detected by the geophones. For 2D seismic data acquisition, the typical configuration of geophones and energy sources is a single line with an energy source and small groups or strings of geophones placed at even intervals every few hundred feet along the line. A geophone string typically consists of six to twelve geophones connected by a cable. For 3D seismic data acquisition the typical configuration is generally a grid of perpendicular lines spaced a few hundred to a few thousand feet apart, with geophone strings spaced at intervals every few hundred feet along one set of parallel lines and energy sources spaced at intervals every few hundred feet along the perpendicular lines. Recording configurations must be carefully designed to provide optimal imaging of the targeted subsurface structures, while taking into account surface obstructions such as oil and gas wells and pipelines, or restricted areas where permits to enter cannot be obtained.

    As many as eight geophone strings are connected to a field recording box, which collects the seismic data from those geophones. The electrical output of each geophone string becomes the electrical input for one recording channel, or "trace," of seismic data. Once the geophones and field recording boxes are deployed over a portion of the survey area, an energy source is activated, the reflected seismic energy is detected by the geophones, and the signals from the geophones are collected and digitized by the field recording boxes. These boxes in turn transmit the seismic data by cable, radio telemetry or through hand-held data collection units to a central recording system. The geophones and field recording boxes from one end of the single recording line in the case of 2D seismic data, or an area of multiple recording lines in the case of 3D seismic data, are then removed and relocated elsewhere in the survey area. The seismic energy source is again activated and the entire process is repeated, moving a few hundred feet at a time, until the entire survey area is covered.

    Historically, the acquisition of 2D seismic data was the principal seismic data acquisition technique. However, with the advancement and miniaturization of seismic data recording equipment and the improvement of computer technology in the past ten years, high-density surveys, or 3D seismic data, which provide a much more comprehensive subsurface image, have become the industry standard. Recent technical advances in seismic data acquisition and computer processing have also resulted in the acquisition of higher-resolution surveys using three-component geophones, known as 3C-3D, which permit the recording of shear wave information, in addition to conventional vertical profile seismic data. In addition, the industry is increasingly utilizing time-lapse 3D, or 4D, seismic data acquisition techniques, where surveys are periodically reacquired to monitor and optimize production of existing reservoirs.

    Technical advances in the seismic services industry have increased the probability of oil and gas exploration success and improved the delineation of subsurface geological structures, which have in turn lowered overall exploration and development costs and increased worldwide demand for seismic services. In addition, the industry is experiencing growing demand for non-exclusive multi-client seismic data due to the high cost and risk of drilling exploration wells and the relatively high cost of acquiring and processing 3D seismic data. Multi-client data allows numerous oil and gas companies to purchase the same seismic data, thereby expanding the overall market for such data while lowering the price charged each customer.

LAND AND TRANSITION ZONE SEISMIC DATA ACQUISITION

    A land or transition zone seismic data acquisition crew typically consists of a surveying crew that lays out the lines to be recorded and marks the sites for energy source or geophone placement and equipment location, an explosives or mechanical vibrating or compressed air unit crew, and a recording crew that lays out the geophones and field recording boxes, directs shooting operations and records the seismic energy reflected from subsurface structures. A land seismic data acquisition crew utilizing an explosives unit is supported by several drill crews, generally furnished by third parties under short-term contracts. Drill crews operate in advance of the seismic data acquisition crew and bore shallow holes for small explosive charges that, when detonated, produce the necessary seismic impulse. In locations where conditions dictate or where the use of explosives is precluded due to regulatory, topographical or ecological factors, a mechanical vibrating unit or compressed air unit is substituted for explosives as the seismic energy source. The Company also employs specialized crew mobilization equipment to improve productivity in certain applications, including helicopters for rugged terrain or in agricultural areas, small watercraft for transition zone applications, and man-portable equipment in jungle and other environments where vehicular access is limited. Depending on the size of the seismic survey, the location and other logistical factors, a seismic data acquisition crew operated by the Company may involve from as few as 30 to as many as 1,500 employees.

    One of the challenges inherent in land seismic data acquisition is operating in challenging logistical environments without disrupting the sensitive ecosystems in which surveys are frequently located. The Company currently operates approximately 10,000 channels of remote digital seismic equipment, which can be deployed without the use of conventional seismic cables, thereby allowing access to such environments. Remote digital seismic equipment, which uses radio signals to transmit data, is typically used in transition zone and other logistically challenging environments such as highly populated regions with numerous topographic obstructions and areas where conventional cable-based recording systems are impractical.
The Company has over 20 years of experience operating in transition zone environments in the Gulf Coast region of the United States, the Far East and Africa.

    Once recorded by the seismic data acquisition crew, seismic data is computer processed to enhance the recorded signal by reducing noise and distortion and improving resolution to produce a representation of the survey site's subsurface structures. The Company presently has three data processing centers at which it performs seismic data processing services. These centers are located in Houston, Dallas and Midland, Texas.

    The Company markets its seismic data acquisition and processing services from its Houston and Calgary corporate offices and its regional and international administrative centers by personnel whose duties include technical, supervisory or executive responsibilities. The Company generally acquires seismic data on an exclusive contract basis for oil and gas companies on (i) a turnkey basis, which provides a fixed fee for each project, (ii) a term basis, which provides for a periodic fee during the term of the project or (iii) a cost-plus basis, which provides that the costs of a project, plus a percentage fee, are borne by the customer. In addition, in the United States and Canada, the Company acquires and owns certain multi-client seismic data that is marketed broadly on a non-exclusive basis to oil and gas companies. Over the past year, as oil and gas companies have moved toward multi-client surveys to reduce finding costs, Grant has significantly increased its participation in the activity and has expanded its library of multi-client data to include projects located in Texas, California, Wyoming and the Canadian provinces of British Columbia and Ontario.

    The Company conducts a substantial portion of its business in currencies other than the U.S. or Canadian dollars, particularly various Latin
American currencies, and its operations are subject to fluctuations in foreign currency exchange rates. Accordingly, certain of the Company's international contracts could be significantly affected by fluctuations in exchange rates. The Company's international contracts requiring payment in currency other than U.S. or Canadian dollars typically are indexed to inflationary tables and generally are used for local expenses. The Company attempts to structure the majority of its international contracts to be billed and paid at a certain U.S. dollar conversion rate.

MARKET AREAS

    In 1998, the Company conducted seismic operations in the United States, Canada, Latin America and the Far East and has conducted activities in the Middle East and West Africa within the last three years. The following table sets forth the Company's revenues by geographic area, on a pro forma basis for the years ended December 31, 1996 and 1997 and on an actual basis for the year ended December 31, 1998, for the periods shown:

                                        YEAR ENDED DECEMBER 31,
                               -------------------------------------
                                       PRO FORMA
                               ------------------------
                                1996(1)        1997(1)       1998
                               ---------     ----------   ----------
                                        (dollars in thousands)
United States                 $  53,485      $  61,630    $  78,659
Canada                           15,824         19,591       14,175
Latin America                    60,688         69,877       52,604
Far East                          5,412         13,482       30,074
West Africa and Middle East       2,746          9,285          -
                              ---------      ---------    ----------
                              $ 138,155      $ 173,865    $ 175,512
                              =========      =========    ==========
______________

(1) Solid State's fiscal year end was August 31 prior to December 31, 1998 when it was changed to a calendar year. For pro forma purposes, revenues for Solid State have been adjusted to reflect the periods December 1 through November 30 for the year ended 1996 and to reflect the period December 1, 1996 through August 31, 1997 to combine with GGI's year ended 1996 and the nine months ended September 30, 1997 and the Company's three months ended December 31, 1997. The revenues for the three months ended December 31, 1997 include the combined operations of Solid State and Grant. See Notes 1 and 4 to the Consolidated Financial Statements of the Company and GGI for additional geographic information.


BACKLOG

    The Company's backlog for seismic data acquisition services represents the revenues anticipated to be received by the Company in connection with commitments for contracted services received from its customers. As of September 30, 1999, the Company estimates that its backlog was approximately $26 million. Most of the Company's contracts are terminable by the customer upon relatively short notice and, in some cases, without penalty. The Company's backlog as of any particular date is not indicative of the likely operating results for any succeeding period, and there can be no assurance that any amount of backlog will ultimately be realized as revenue.

CAPITAL EXPENDITURES AND TECHNOLOGY

    The Company's ability to compete and maintain a significant market position in the land and transition zone seismic data acquisition business is partially driven by its ability to provide technology comparable to that of its primary competitors. Accordingly, the Company continually maintains and periodically upgrades its seismic data acquisition equipment to maintain its competitive position. The Company spent approximately $36.3 million on capital expenditures for the fifteen-month period ending
December 31, 1998. This included approximately $12.4 million in the fourth quarter of 1997 and approximately $23.9 million during 1998. These expenditures were used principally to upgrade and expand the Company's seismic data acquisition equipment. Capital expenditures for the six-month period ended June 30, 1999 were $3.6 million. The remaining projected capital budget for 1999 is estimated to be $6.2 million with approximately 50% of that amount dependent on future crew activity. The level of future capital expenditures will depend on the availability of funding and market requirements as dictated by industry activity levels.

    Over the past several years, the Company has focused its efforts on developing operating procedures and acquiring equipment that will enhance the efficiency of its seismic data acquisition crews and reduce the time required to complete projects. The Company's strategy does not contemplate the development of proprietary seismic data acquisition equipment, but instead relies on the use of third-party equipment suppliers to provide such equipment, although certain equipment will be customized to the Company's specifications to enhance operating efficiency. Certain of the equipment, processes and techniques used by the Company are subject to the patent rights of others, and the Company holds non-exclusive licenses with respect to a number of such patents. While the Company regards as beneficial its access to third party technology through licensing, the Company believes that substantially all presently licensed technology could be replaced without significant disruption to its business.

LICENSING OF MULTI-CLIENT DATA

    The Company acquires and processes seismic data for its own account by conducting surveys, either partially or wholly funded by multiple customers. In this mode of operation, the Company retains ownership of the data and licenses the data on a non-exclusive basis. The Company has budgeted approximately $2.8 million of expenditures, before customer commitments, for costs expected to be incurred in the multi-client data acquisition projects that remain to be completed in 1999.

    Factors considered by the Company when determining whether to undertake a multi-client survey include the availability of customer commitments to offset a percentage of the project cost, the number of potential customers for the completed data, the location to be surveyed, the probability and timing of future lease, concession, exploration and development activity in the area, and the availability, quality and price of competing data.
Although the Company anticipates obtaining commitments for a substantial majority of the cost of any future multi-client data survey and conducts thorough market and cost analyses to determine the market demand and necessary funding prior to undertaking a project, the Company still may not be able to fully recoup its costs if it substantially underestimates the cost or overestimates market demand for such multi-client data survey.

CUSTOMERS AND PROJECTS

    The Company's customers consist of domestic and international oil and gas companies and seismic data marketing companies. As is the case for many service companies in the oil and gas industry, a relatively small number of customers or a limited number of significant projects may account for a large percentage of the Company's net revenues in any given year.
Moreover, such customers and projects may, and often do, vary from year to year. During 1998, the five largest customers of the Company accounted for approximately 28.8% of the Company's net sales, and no single customer accounted for 10% or more of the Company's revenues. In the first nine months of 1997, GGI had revenues from a foreign national oil company of approximately $14.0 million (15%) and also from a U.S. based exploration company of approximately $9.9 million (11%). During 1997, on a pro forma basis, the five largest customers of the Company accounted for approximately 31.9% of the Company's net sales. During 1997, on a pro forma basis, no customer accounted for 10% or more of the Company's combined revenues. During 1996, GGI's five largest customers accounted for approximately 42.3% of net sales. GGI, during 1996, had revenues from a U.S. based international oil company of approximately $14.8 million (14%). The Company has had long-term relationships with numerous customers. The continuation of these relationships is primarily dependent on the customers' needs for the Company's services and the customers' ongoing satisfaction with the price, quality, dependability and availability of the Company's services.

COMPETITION

    The acquisition and processing of proprietary and multi-client seismic data for the oil and gas industry is highly competitive worldwide.
However, as a result of changing technology and increased capital requirements, the seismic industry has consolidated substantially since the late 1980s, thereby reducing the number of competitors. The Company's principal competitors in North America are Baker Atlas, Inc. ("Baker Atlas"), a subsidiary of Baker Hughes, Inc., Veritas DGC, Inc., Geco-Prakla Inc. ("Geco-Prakla"), a subsidiary of Schlumberger Limited, and several regional competitors. In Latin America and the Far East, the Company competes with Baker Atlas, Compagnie General de Geophysique, Geco-Prakla, and several other local competitors. Competition is based primarily on price, crew availability, prior performance, technology, safety, quality, dependability and the contractor's expertise in the particular area where the survey is to be conducted.

EMPLOYEES

    As of September 30, 1999 the Company employed approximately 573 full-time and 1,874 temporary contract personnel worldwide. None of the Company's employees is subject to collective bargaining agreements. The Company considers its relations with its employees to be good.

ENVIRONMENTAL MATTERS/GOVERNMENTAL REGULATION

    The Company's domestic operations are subject to a variety of federal, state and local laws and regulations relating to the protection of human health and the environment, the violation of which may result in civil or criminal penalties. The Company invests financial and managerial resources to comply with such laws and regulations and management believes that it is in compliance in all material respects with applicable environmental laws and regulations. Although such environmental expenditures by the Company historically have not been significant, there can be no assurance that these laws and regulations will not change in the future or that the Company will not incur significant costs in the future performance of its operations. The Company is not involved in any legal proceedings concerning environmental matters and is not aware of any claims or potential liability concerning environmental matters that could have a material adverse impact on the Company's financial position, cash flows or results of operations.

    The Company's operations outside of the United States are subject to similar environmental regulation in a number of foreign locations, including Canada, Latin America, and the Far East. Management believes that the Company is in material compliance with the existing environmental requirements of these foreign governmental bodies. The Company has not incurred any significant environmental cost in connection with the performance of its foreign operations; however, any regulatory changes that impose additional environmental restrictions or requirements on the Company or its customers could adversely affect the Company through increased operating costs and decreased demand for the Company's services.

                                MANAGEMENT


DIRECTORS AND EXECUTIVE OFFICERS

   The name, age and current principal position of each of our directors, executive officers and significant employees as of October 10, 1999 are as follows:

        NAME                AGE                      POSITION
---------------------     -------     --------------------------------------

Donald W. Wilson            51        Chairman of the Board
Richard H. Ward             56        President, Chief Executive Officer,
                                      and Director
Stephen H. Wood             58        Vice President and Chief Operating
                                      Officer
Michael P. Keirnan          47        Vice President and Chief Financial
                                      Officer
G. Matt McCarroll           42        Vice President - Business Development
W. Richard Anderson         45        Director
James R. Brock              39        Director
J. Kelly Elliott            68        Director
Jonathan D. Pollock         35        Director
Donald G. Russell           67        Director

    Our executive officers are elected by and serve at the discretion of our Board of Directors until their successors are duly elected and qualified. There are no family relationships between or among any of our directors or executive officers. See "Certain Relationships and Related Transactions" for a description of certain other relationships between or among our directors and executive officers.

    DONALD H. WILSON has served as our Chairman of the Board since April 28,
1998 and as one of our directors since January 1998.   Since October 1998,
Mr. Wilson has served as President and Chief Operating Officer of Odyssea Marine, Inc., a marine services and power generation company controlled by Elliott and Westgate. Mr. Wilson served as President and Chief Executive Officer of Prime Natural Resources, Inc., an oil and gas exploration and production company controlled by Elliott and Westgate, from January 1996 until October 1998. From January 1995 through December 1995, Mr. Wilson served as Executive Vice President - Worldwide Operations of J. Ray McDermott, S.A., a marine engineering and construction company. From December 1992 through December 1994, Mr. Wilson served as President of OPI International, Inc., a subsidiary of Offshore Pipelines, Inc., an international marine construction company.

    RICHARD H. WARD has served as our President and Chief Executive Officer since February 1999. From October 1998 until January 1999, Mr. Ward was General Manager of Canadian Hunter Argentina S.A., an oil and gas company operating in Argentina, and was also a business consultant in Argentina from January 1998 to September 1998. Mr. Ward served as Vice President - Latin America of Landmark Graphics, a computer graphics company specializing in petroleum exploration, from June 1996 until December 1997 and served as Manager - Geophysical Department of YPF S.A., the former national oil company of Argentina, from June 1994 to May 1996. He was also the General Manager of Latin American Operations of Veritas Geophysical from January 1994 until May 1994. Previously, Mr. Ward held key management positions from 1989 to 1993 at Western Atlas International, an international geophysical services company, and from 1970 to 1989 at Geosource, an oilfield services contractor that was acquired by Halliburton in 1988.

    STEPHEN H. WOOD has served as our Vice President and Chief Operating Officer since February 1999. From November 1997 to February 1998, Mr. Wood was the President of Universal Seismic Acquisition and Technologies, Inc. and Chief Operating Officer of its parent company, Universal Seismic Associates. From 1993 through November 1997, Mr. Wood was President of Vortex Geophysical Operations, a consulting company specializing in geophysical data and survey processing. He was previously employed by Halliburton Geophysical Services, and its predecessor companies, from 1965 until 1992.

    MICHAEL P. KEIRNAN has served as Vice President and Chief Financial Officer since May 1999. Mr. Keirnan previously served as Vice President and Assistant to President from August 1998 to May 1999 and as our Vice President and Chief Financial Officer from September 30, 1997 until August 1998. He was Vice President and Chief Financial Officer of GGI from
February 1997 until September 30, 1997.  From March 1996 until February
1997, Mr. Keirnan served as Manager of Treasury Operations of Gundle/SLT Environmental, Inc., a plastic lining manufacturing company. Mr. Keirnan also served as Controller and Treasurer of GGI from June 1993 through March 1996 and held other senior financial management positions with GGI dating back to 1988.

    G. MATT MCCARROLL has served as our Vice President - Business
Development since July 1999. Mr. McCarroll previously served as President of Augusta Petroleum Partners, L.L.C., a petroleum exploration and acquisition company, from 1997 until July 1999. He was employed by Plains Resources Inc., an oil and gas exploration and production company, as Vice President - Land and Exploration, from 1988 to 1997.

    W. RICHARD ANDERSON has served as one of our directors since January 1998. Mr. Anderson previously served as a director of Solid State from December 1996 through December 1997. He has served as a partner, and later as a managing partner, of Hein & Associates LLP, a certified public accounting firm. He is currently the Executive Vice President, Chief Financial Officer and a director of Prime Natural Resources.

    JAMES R. BROCK has served as one of our directors since January 1998. Since October 1998, Mr. Brock has served as Executive Vice President and Chief Financial Officer of Odyssea Marine. From January 1995 through October 1998, Mr. Brock served as Executive Vice President and Chief Financial Officer of Prime Natural Resources. He has also served as a director of Prime Natural Resources through February 1998. From January 1993 until January 1995, Mr. Brock served as Vice President-Treasurer of Offshore Pipelines and also as its Corporate Controller and Chief Accounting Officer from 1990. He was employed by Arthur Andersen & Co. from 1981 to 1990.

    J. KELLY ELLIOTT has served as one of our directors since September 30, 1997. Previously, Mr. Elliott was Chairman of the Board of GGI from June 1993 through November 1995 and from November 1996 to September 1997. Mr. Elliott has served as Chairman, President and Chief Executive Officer of Sigma Electronics, Inc., an electronics and manufacturing company, since 1991. Mr. Elliott is also Chairman of Seaboard International, a wellhead and valve manufacturing company.

    JONATHAN D. POLLOCK has served as one of our directors since September 30, 1997 and served as our Chairman of the Board from September 30, 1997 until April 28, 1998. Mr. Pollock has served as a Portfolio Manager with Stonington Management Corporation, the management company of Elliott and Westgate, since 1993. Mr. Pollock is also Chairman of the Board of Prime Natural Resources, a director of Horizon Offshore, Inc., an offshore oil and gas pipeline construction company controlled by Elliott and Westgate, and Chairman of the Board of Odyssea Marine.

    DONALD G. RUSSELL has served as one of our directors since September 30, 1997. He also served as a director of GGI from February 1997 until September 30, 1997 and from July 1993 through November 1995. Mr. Russell served as Chairman of the Board and Chief Executive Officer of Sonat Exploration Company, an oil and gas exploration company, from 1988 until May 1998, and served as a director of Sonat, Inc., a diversified energy company, from 1994 until May 1998. He has been Chairman of the Russell Companies since May 1998.

DIRECTOR COMPENSATION

    We pay each of our nonemployee directors a monthly retainer of $1,000 as well as $500 for each board or committee meeting that they attend. Under our 1997 Equity and Performance Incentive Plan (the "Incentive Plan"), nonemployee directors will receive 3,000 restricted shares of common stock on the date that the director is first elected (after the adoption of the Incentive Plan) and again upon the date of each subsequent reelection to the Board of Directors. Nonemployee directors are also eligible to receive other awards under the Incentive Plan. See "-- 1997 Equity and Performance Incentive Plan."

    On April 28, 1998, we entered into a consulting agreement with Donald W. Wilson that pays Mr. Wilson an annual consulting fee of $100,000 for as long as he remains our Chairman of the Board. The consulting agreement also required us to grant an option to Mr. Wilson to purchase 50,000 shares of our common stock under the Incentive Plan which vests annually in equal one-third increments, the first vesting having occurred on December 31, 1998, and which has an average exercise price of $5.76 per share.

EXECUTIVE COMPENSATION

    The following table summarizes all compensation earned by or paid to our previous Chief Executive Officer and to each of the two other most highly compensated executive officers presently in our employ whose total annual salary and bonus exceeded $100,000 for all services rendered in all capacities to us during the fiscal year ended December 31, 1998. We did not, in that fiscal year, have any other executive offers whose total annual salary and bonus exceeded $100,000. We were organized in September 1997 and did not conduct any operations or have any employees before that time. As a result, we do not have any executive officers with respect to whom disclosure of executive compensation is required under the Securities Act of 1933 or the rules and regulations promulgated thereunder for 1997.

                           SUMMARY COMPENSATION TABLE


                                                                 LONG-TERM
                                 ANNUAL COMPENSATION            COMPENSATION
                         -----------------------------------    -------------
    NAME AND                                   OTHER ANNUAL        AWARDS      ALL OTHER
PRINCIPAL POSITION        YEAR      SALARY     COMPENSATION        OPTIONS    COMPENSATION
----------------------   ------    ---------  --------------    ------------- ------------
Larry E. Lenig, Jr.(1)    1998     $180,000                     340,000       $ 8,700
Chief Executive Officer

Michael P. Keirnan(2)     1998     $ 97,000                      36,000       $ 1,391
Vice President and
Assistant to the
President

D. Hugh Fraser(3)         1998     $104,400                      36,000       $ 8,727
Vice President,
Southern U.S.
Operations

_______________

(1) Mr. Lenig became President and Chief Executive Officer effective September 30, 1997. In conjunction with his appointment, Mr. Lenig was awarded stock options. Mr. Lenig resigned as President and Chief Executive Officer on January 27, 1999.

(2) Mr. Keirnan was Chief Financial Officer from September 30, 1997 to August 25, 1998, when he became Assistant to the President. Mr. Keirnan became Vice President and Chief Financial Officer of the Company effective in May 1999.

(3) Mr. Fraser became the Director of Sales and Marketing effective March 12, 1999.

     Richard H. Ward became President and Chief Executive Officer effective February 3, 1999. Mr. Ward's compensation includes a base salary of $225,000 and a bonus, awarded by our Board of Directors in its sole discretion. Mr. Ward was also granted options to purchase 600,000 shares of our common stock.

     Stephen H. Wood became Vice President and Chief Operating Officer effective February 24, 1999. Mr. Wood's compensation includes a base salary of $200,000 and a bonus, awarded by our Board of Directors in its sole discretion. Mr. Wood was also granted options to purchase 200,000 shares of our common stock.

                     OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth the information regarding options granted to our executive officers listed in the Summary Compensation Table during the fiscal year ended December 31, 1998.

                                   INDIVIDUAL
                                     GRANTS
                                   ----------
                                                                                    POTENTIAL REALIZABLE
                                   % OF TOTAL                                              VALUE AT
                                     OPTIONS                                        ASSUMED ANNUAL RATES
                                   GRANTED TO   EXERCISE                                OF STOCK PRICE
                                    EMPLOYEES      OR                                   APPRECIATION
                                       IN         BASE                                 FOR OPTION TERM
                        OPTIONS      FISCAL       PRICE                             ---------------------
      NAME              GRANTED       YEAR        ($/SH)    EXPIRATION DATE            5%          10%
-------------------     -------    ----------  ----------   ---------------         --------     --------
Larry E. Lenig, Jr.     240,000      15.3%       5.76       February 18, 2008       $391,000     $622,000
                        100,000       6.4%       4.75       September 22, 2000       110,000      121,000
Michael P. Keirnan       36,000       2.3%       5.76       February 18, 2008         59,000       93,000
D. Hugh Fraser           36,000       2.3%       5.76       February 18, 2008         59,000       93,000

                    AGGREGATED OPTION EXERCISES IN 1998
                      AND 1998 YEAR-END OPTION VALUES

   The following table sets forth information with respect to the unexercised options to purchase shares of our common stock that were granted in 1998 or a prior year under our Incentive Plan to the executive officers listed in the Summary Compensation Table and held by them on December 31, 1998. None of the named executive officers exercised any stock options during 1998.




                                                        VALUE OF UNEXERCISED
                         NUMBER OF UNEXERCISED         IN-THE-MONEY OPTION
                         OPTIONS AT YEAR-END              AT YEAR-END  (1)
                      --------------------------     --------------------------
NAME                  EXERCISABLE  UNEXERCISABLE     EXERCISABLE  UNEXERCISABLE
-------------------   -----------  -------------     -----------  -------------
Larry E. Lenig, Jr.     80,000      160,000            $   --          $  --

Michael P. Keirnan      12,000       24,000                --             --

D. Hugh Fraser          12,000       24,000                --             --

(1)      There is no trading market for the Common Stock.

EMPLOYMENT AGREEMENTS

    On January 27, 1999, we entered into a separation agreement and release with Larry E. Lenig, Jr. in connection with his resignation as our President and Chief Executive Officer. This agreement replaced and superseded our earlier employment agreement with Mr. Lenig. Under the terms of the separation agreement, Mr. Lenig will receive $15,000 per month, plus health benefits, from March 1999 through December 2001 and $7,500 per month, plus health benefits, from January 2002 through December 2003. Mr. Lenig also received a bonus of $180,000, which was earned pursuant to his employment agreement with us based upon our 1998 results. He was also allowed to retain 80,000 of the stock options awarded to him under our Incentive Plan. Mr. Lenig's retained options are exercisable until February 2002. Mr. Lenig agreed that until December 31, 2003, he would not compete with us, contact our customers or solicit any of our employees to leave our employ.

    Effective February 3, 1999, we entered into an employment agreement with Richard H. Ward in which he has agreed to serve as our President and Chief Executive Officer. The employment agreement has an initial term through February 3, 2002 and provides for an annual base salary of $225,000. In the event Mr. Ward is terminated without cause (as defined in his employment agreement), then we must make base salary payments to him for the remainder of the term of the agreement. In the event that we terminate Mr. Ward's employment because our Board of Directors reasonably determines that Mr. Ward has failed to perform his obligations under his employment agreement in a manner consistent with our Board's expectations, we must make payments of 50% of  his base salary for the remainder of the term of
the agreement.   Mr. Ward has agreed not to compete against us throughout
the term of his employment and for two years after. He has also agreed not to disclose any confidential information during or after the term of his employment.

    Effective February 24, 1999, we entered into an employment agreement with Stephen H. Wood in which he has agreed to serve as our Chief Operating Officer. The employment agreement has an initial term through February 24, 2002 and provides for an annual base salary of $200,000. In the event that Mr. Wood is terminated without cause (as defined in his employment agreement), we must make payments to him of 50% of his base salary for the remainder of the term of the agreement. Mr. Wood has agreed not to compete against us throughout the term of his employment and for two years after. He has also agreed not to disclose any confidential information during or after the term of his employment. *

1997 EQUITY AND PERFORMANCE INCENTIVE PLAN

    Our 1997 Equity and Performance Incentive Plan was adopted by our Board of Directors and approved by our stockholders in December 1997. We have amended our Incentive Plan on two occasions to increase the numbers of shares of our common stock reserved for issuance, which presently numbers 2,000,000 shares. The Incentive Plan provides for grants to our officers (including officers who are also directors), employees, consultants and nonemployee directors. These individuals may be granted awards of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, nonstatutory stock options, stock appreciation rights and restricted shares and deferred shares of our common stock.

    Our Board of Directors, or a committee of our Board of Directors consisting of at least two nonemployee directors, is required to administer our Incentive Plan. The administrator will decide to whom awards may be granted, the type of award to be granted and determine, as applicable, the number of shares to be subject to each award, the exercise price and the vesting. In making such determinations, the administrator will take into account the employee's present and potential contributions to our success and other relevant factors. As of September 15, 1999, our Board of Directors had granted outstanding awards covering 1,802,500 shares.
Options awarded to Richard H. Ward and Stephen H. Wood (covering a total of 800,000 shares) have an average exercise price of $4.25 and will vest annually in equal one-third increments beginning on February 1, 2000. All other options awarded have an average exercise price of $5.05 per share (range of $4.75 to $6.84 per share), subject to adjustment in certain circumstances, and vest annually in one-third increments, the first third having vested on December 31, 1998. In addition, 6,000 restricted shares (36,000 total restricted shares) were granted to each non-employee director. As of February 18, 1999, all shares granted to non-employee directors were unrestricted, subject to the satisfaction of certain conditions set forth under the Incentive Plans.

                          PRINCIPAL STOCKHOLDERS

   The following table summarizes information regarding beneficial ownership of our common stock as of October 20, 1999 by our directors, our 5% stockholders and executive officers still in our employ. Also listed is the percentage of our total common stock all executive officers and directors own as a group. We believe, unless otherwise indicated, that each person listed below has sole voting power and investment power with respect to the shares attributed to them.

                                                         AMOUNT AND
                                                         NATURE OF        PERCENT
                                                         BENEFICIAL OF    COMMON
NAME OF BENEFICIAL OWNER                                 OWNERSHIP        STOCK
-------------------------------                          -------------    --------


Elliott Associates, L.P.(1)                              6,154,667         42.4%
Westgate International, L.P.(2)                          6,154,666         42.4%
Richard H. Ward                                               --             *
Steven H. Wood                                                --             *
Michael P. Keirnan                                          24,000(3)        *
D. Hugh Fraser                                              24,000(3)        *
Donald W. Wilson                                            39,333(3)        *
W. Richard Anderson                                          6,000           *
James R. Brock                                               6,000           *
J. Kelly Elliott                                             6,000           *
Jonathan D. Pollock                                          6,000           *
Donald G. Russell                                            6,000           *
All executive officers and
   directors as a group (10 persons)                       117,333(4)        *

_______________
*   Less than 1%.

(1) Paul E. Singer and Braxton Associates L.P., which is controlled by
    Mr. Singer, are the general partners of Elliott. The business address of Elliott is 712 Fifth Avenue, 36th Floor, New York, New York 10019.

(2) Hambledon, Inc., which is controlled by Mr. Singer, is the sole general partner of Westgate. Martley International, Inc., which is controlled by Mr. Singer, is the investment manager for Westgate. Martley expressly disclaims equitable ownership of and pecuniary interest in any shares of common stock. The business address of Westgate is Westgate International, L.P. c/o Midland Bank Trust Corporation (Cayman) Limited, P.O. Box 1109, Mary Street, Grand Cayman, Cayman Islands, British West Indies.


(3) Includes option grants covering the following number of shares that are exercisable by December 31, 1999: Mr. Keirnan 12,000;
    Mr. Fraser 12,000; Mr. Wilson 16,667.

(4) Includes 40,667 shares subject to options that are exercisable by December 31, 1999 held by executive officers and directors.

              CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

REGISTRATION RIGHTS AGREEMENT

     On September 19, 1997, we entered into a Registration Rights Agreement with Elliott and Westgate. Pursuant to that agreement, Elliott and Westgate have the right to require or "demand" the registration of all common stock that they beneficially own. Such demand rights are subject to the condition that we would not be required to effect more than a total of five demand registrations. The registration rights agreement also provides that no more than three demand registrations can be made in one twelve-month period. Covered stockholders also have the right to participate, or "piggyback," in equity offerings if we propose to register any of our equity securities under the Securities Act of 1933 for our own account or for the account of other stockholders. This participation is subject to a reduction of the size of such offering on the advice of the underwriters. We are required to pay all expenses in connection with such demand and piggyback registrations and are required to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act. The rights provided in the registration rights agreement are transferable to transferees of all covered securities.

LOAN AND SECURITY AGREEMENT WITH ELLIOTT

     On October 1, 1997, we entered in to a credit facility with Elliott under which we could borrow up to $5 million in principal amount of revolving loans at an annual interest rate equal to the prime rate plus 2%. Loans to us under the credit facility were secured by liens on most of our and our subsidiaries' assets, as well as by guarantees of our subsidiaries in favor of Elliott. Under that credit facility, Elliott advanced us $1.6 million in revolving loans and $15.8 million under a term note (which was satisfied upon the issuance of the 9 3/4 % Senior Notes as described below) to fund the acquisition of Solid State Geophysical, Inc. On June 5, 1998, in connection with the redemption of 10,000 shares of preferred stock held by Westgate, we amended the credit facility to increase our borrowing capacity to $15 million and we extended the term of the facility to March 31, 2000. We satisfied all of our obligations under this credit facility with proceeds from our new credit facility with Foothill and Elliott.

THE ACQUISITION OF SOLID STATE GEOPHYSICAL, INC.

     In connection with our acquisition of Solid State Geophysical, Inc., the principal stockholders of Solid State transferred their shares to us for 4,652,555 shares of our common stock. Elliott and Westgate then advanced us the funds to consummate our tender offer for Solid State. As a result of the acquisition, we, through our acquisition subsidiary, SSGI, assumed $36.4 million of debt of Solid State, of which $16.7 million was held by Elliott and Westgate. We used a portion of the proceeds from the offering of our senior notes to repay substantially all of this assumed indebtedness.

THE REORGANIZATION OF GRANT GEOPHYSICAL, INC.

     In connection with the Second Amended Plan of Reorganization of Grant Geophysical, Inc. and in exchange for the satisfaction of certain claims against our predecessor corporation, GGI, by Oyo Geospace Corporation, Foothill Capital Corporation and Madeleine, L.L.C., we issued 19,571.162 shares of our preferred stock to Elliott and Westgate.

     On December 19, 1997, we exchanged 9,571.162 shares of preferred stock held by Elliott for a subordinated note. Elliott had previously loaned $10.2 million to us on November 26, 1997, under a demand promissory note with interest at a rate per annum equal to the prime rate plus 2%. On December 30, 1997, we paid, utilizing funds provided by Elliott and Westgate, the remainder of the cash purchase price, approximately $34.8 million, which included the satisfaction of the Madeleine claim and the cancellation of the demand promissory note. In return, we issued 9.5 million shares of our common stock to Elliott and Westgate.

     Pursuant to the reorganization plan of Grant, we were required to conduct a rights offering of shares of our common stock to certain holders of claims against us. Elliott and Westgate exercised their right to acquire 100% of the stock of Grant on the date the reorganization was consummated and conducted a subscription offering of their shares at a later date in lieu of the rights offering. In 1998, we registered 3,459,414 shares of our common stock held by Elliott and Westgate pursuant to a subscription offering conducted by them in order to satisfy their subscription offering obligations under the reorganization plan. A total of 2,080,722 shares (14.6%) of our common stock were subscribed for and in exchange, Elliott and Westgate received proceeds of approximately $9.9 million. In addition, upon the consummation of the subscription offering, we issued 237,500 shares of our common stock to Elliott.

SENIOR NOTE OFFERING

     On February 18, 1998, we issued $100 million aggregate principal amount of 9 3/4 % Senior Notes due 2008, which are guaranteed by certain of our subsidiaries. The proceeds from the senior note issuance were used to repay indebtedness of Solid State (which we assumed in the acquisition) plus other indebtedness held by Elliott, for capital expenditures and for working capital purposes.

OPTION GRANT OF OUR COMMON STOCK BY ELLIOTT

     On April 28, 1998, Elliott granted to Donald W. Wilson an option to purchase 100,000 shares of our common stock from Elliott. This option vests annually in equal one-third increments beginning on December 31, 1998, and has an average exercise price of $5.76 per share.

REDEMPTION OF PREFERRED STOCK HELD BY WESTGATE

     On June 5, 1998, we redeemed 10,000 shares of preferred stock held by Westgate, representing all of our outstanding preferred stock at the time, for a redemption price of $10.7 million. This price was a total of the liquidation amount of the preferred stock plus all accumulated, accrued and unpaid dividends We canceled and retired the shares after their redemption.

LOAN AND SECURITY AGREEMENT WITH FOOTHILL AND ELLIOTT

     On May 11, 1999, we entered into a Loan and Security Agreement with Foothill Capital Corporation and Elliott. Under the terms of the agreement, we may borrow up to $6 million through a revolving credit facility and up to $19 million through two term loans. We must pay interest on any such borrowing at annual rate equal to the prime rate plus 1 1/2 %. Proceeds from the loans made under this loan agreement were used to repay all of our $14.8 million outstanding indebtedness to Elliott under our previous credit facility and to provide us with additional liquidity and working capital to support our operations. On August 12, 1999, the loan agreement was amended to modify components of our earnings calculations under the agreement and to allow interest payments on portions of our subordinated indebtedness purchased by Elliott. On September 23, 1999, the loan agreement was amended to increase the maximum principal amount of indebtedness under the Foothill term loan to $11.67 million and to revise the repayment schedule of that loan.

SALES OF OUR 8% EXCHANGEABLE PREFERRED STOCK TO ELLIOTT

     Between August 13, 1999 and October 20, 1999, we issued a total of 90,000 shares of our 8% Exchangeable Preferred Stock to Elliott at a price of $100 per share. The proceeds from the sale of the preferred stock totaled an aggregate of $9,000,000 and were used to provide us with additional working capital. Additionally, we issued 677 shares of our 8% Exchangeable Preferred Stock to Elliott as of October 1, 1999 as dividends on the 8% Exchangeable Preferred Stock payable on that date.

                       DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 50,000,000 shares of our common stock, $0.001 par value per share, and 5,000,000 shares of our preferred stock, $ 0.001 par value per share. As of October 22, 1999, there were 14,526,055 shares of our common stock and 90,000 shares of our preferred stock outstanding. The following summary description of our capital stock may not be complete and is qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws. Copies of these documents are filed as exhibits to the registration statement, of which this prospectus forms a part.

COMMON STOCK

     All outstanding shares of our common stock are fully paid and nonassessable. All holders of our common stock have full voting rights and are entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders. The holders of our 8% Convertible Preferred Stock will be entitled to vote together with the holders of our common stock as a class on any matter on which the holders of our common stock are entitled to vote. Votes may not be cumulated in the election of our directors. Stockholders have no preemptive or subscription rights other than the rights offered under this offering. Our common stock is neither redeemable nor convertible, and there are no sinking fund provisions. Holders of our common stock are entitled to dividends when, as and if declared by our Board of Directors from funds legally available therefor and are entitled, upon liquidation, to share ratably in all assets remaining after payment of our liabilities. The rights of holders of our common stock will be subject to any of our preferential rights of any preferred stock that is issued and outstanding or that may be issued in the future.

PREFERRED STOCK

     Our Board of Directors has the authority, without approval of our stockholders, to issue shares of preferred stock in one or more series and to fix the number of shares, rights, preferences and limitations of each series. Among the specific matters with respect to the preferred stock that may be determined by our Board of Directors are the dividend rights, the redemption price, if any, the terms of a sinking fund, if any, the amount payable in the event of any voluntary liquidation, dissolution or winding up of our affairs, conversion rights, if any, and voting powers, if any.

THE 8% EXCHANGEABLE PREFERRED STOCK

VOTING RIGHTS

     Except as otherwise required by Delaware law, holders of our 8% Exchangeable Preferred Stock shall not be entitled to vote on any matter submitted to a vote of our stockholders. In all cases where Delaware law provides that the holders of our 8% Exchangeable Preferred Stock are entitled to vote, holders shall have one vote for each share of our 8% Exchangeable Preferred Stock that they hold.

DIVIDENDS

     The holders of our 8% Exchangeable Preferred Stock are entitled to receive cumulative dividends at the annual rate of 8% of the liquidation value per share. If our Board of Directors so decides, any dividend may be paid in kind with additional shares of our 8% Exchangeable Preferred Stock.

LIQUIDATION PREFERENCE

     In the event of our liquidation, dissolution, sale or winding up, holders of our 8% Exchangeable Preferred Stock are entitled to receive $100 per share (as adjusted from time to time for any stock dividends, combinations or splits) plus all accrued or declared but unpaid dividends. If our assets and funds legally available for distribution to the holders of our 8% Exchangeable Preferred Stock are insufficient to permit payment of their full preferential amount, then such holders will be entitled to share ratably the entire amount of such assets or funds legally available for distribution.

REDEMPTION

     We have the right to redeem the shares of our 8% Exchangeable Preferred Stock upon 60 days notice, at a price per share of the liquidation value (initially $100, but which may have been adjusted for any stock dividends, combinations or splits) plus all accrued or declared but unpaid dividends.

EXCHANGE RIGHTS

     As long as any shares of our 8% Exchangeable Preferred Stock are outstanding, holders of the 8% Exchangeable Preferred Stock may exchange them for any new securities that we may propose to sell or issue. Holders who elect to exchange will receive new securities having a purchase price equal to the total liquidation value of our 8% Exchangeable Preferred Stock exchanged, plus all accumulated and unpaid dividends thereon.

THE 8% CONVERTIBLE PREFERRED STOCK

     Upon completion of the exchange offer, up to 839,808 shares of our 8% Convertible Preferred Stock will be outstanding.

VOTING RIGHTS

     The holders of our 8% Convertible Preferred Stock shall vote together as a single class with all other classes of our capital stock on all matters submitted to a vote of our stockholders. Each share of 8% Convertible Preferred Stock is entitled to the number of votes equal to the number of shares of full shares of our common stock into which it is convertible. In all cases where Delaware law provides that the holders of our 8% Convertible Preferred Stock are entitled to vote separately as a class, holders shall have one vote for each share of our 8% Convertible Preferred Stock that they hold.

DIVIDENDS

     The holders of our 8% Convertible Preferred Stock are entitled to receive cumulative dividends at the annual rate of 8% of the liquidation value per share. Dividends will be paid on the first business day of each January, April, July and October beginning January 1, 2000. If our Board of Directors so decides, any dividend may be paid in kind with additional shares of our 8% Convertible Preferred Stock. We intend to pay dividends on the 8% Convertible Preferred Stock in additional shares at the present time.

LIQUIDATION PREFERENCE

     In the event of our liquidation, dissolution, sale or winding up, holders of our 8% Convertible Preferred Stock are entitled to receive $100 per share (as adjusted from time to time for any stock dividends, combinations or splits) plus all accrued or declared but unpaid dividends. If our assets and funds legally available for distribution to the holders of our 8% Convertible Preferred Stock are insufficient to permit payment of their full preferential amount, then such holders will be entitled to share ratably the entire amount of such assets or funds legally available for distribution.

RANKING

     The 8% Convertible Preferred Stock will rank as follows:

     * senior to our common stock and all of our other capital stock unless the terms of the other capital stock expressly provide that it ranks equally with the 8% Convertible Preferred Stock; and

     * equally to any of our capital stock that have terms that expressly provide that it will rank equally with the 8%
          Convertible Preferred Stock. At the time of the closing of the subscription offering and the exchange offer, all of our outstanding capital stock will rank junior to the 8% Convertible Preferred Stock.

REDEMPTION

     We have the right to redeem the shares of our 8% Convertible Preferred Stock, upon 60 days notice, at any time at a price per share equal to the liquidation value (initially $100, but which may have been adjusted for any stock dividends, combinations or splits) plus all accrued or declared but unpaid dividends. Any 8% Convertible Preferred Stock that we redeem shall cease to be outstanding and the holders' right to dividends shall end at that time.

CONVERSION RIGHTS

     At the option of the holder, shares of our 8% Convertible Preferred Stock may converted into shares of our common stock. The number of shares of our common stock received upon conversion shall be determined by dividing the liquidation preference plus all accrued or declared but unpaid dividends by the conversion price then applicable to our 8% Convertible Preferred Stock. The initial conversion price of $3.00 may from time to time be adjusted for stock dividends, combinations, splits or other distributions.

     If the conversion price is adjusted, we will issue each holder of our 8% Convertible Preferred Stock a certificate detailing such adjustments.
We will not issue any fractional shares upon any conversion into our common stock, all fractional shares shall be rounded up to the nearest whole share.

                               LEGAL MATTERS

     The validity of the issuance of the rights offered by us in the Subscription Offering and the preferred stock offered by us in the exchange offering will be passed upon for us by Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P.


                                  EXPERTS

     The consolidated financial statements of Grant Geophysical, Inc. as of December 31, 1998 and for the year then ended included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of GGI as of December 31, 1996 and the nine-month period ended September 30, 1997 and the consolidated financial statements of Grant Geophysical, Inc. as of December 31, 1997 have been included in this prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, and upon the authority of KPMG as experts in accounting and auditing.

     The report of KPMG LLP covering the December 31, 1996 financial statements of GGI contains an explanatory paragraph that states that GGI's recurring losses from operations and net capital deficiency raise substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                    WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-1 with respect to the rights and the preferred stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement. Certain items may have been omitted from the prospectus as permitted by the rules and regulations promulgated by the SEC. For further information with respect to Grant Geophysical, Inc., the rights and the preferred stock offered, please refer to the registration statement and its accompanying exhibits. Statements made in this prospectus as to the provisions of any contract, agreement or other document referred to are not necessarily complete. With respect to each such statement as to a contract, agreement or other document filed as an exhibit to the registration statement, please refer to the exhibit for a more complete description of the matter involved.

     You may read and copy the registration statement and the exhibits, as well as any reports and other information that we must file with the SEC, at the public reference facilities of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also read and copy such information at the SEC's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Additionally, our SEC filings are available to the public from the SEC's website at http://www.sec.gov.

       ANNEX I - THE PROPOSED AMENDMENTS TO THE INDENTURE GOVERNING
                     THE 9  3/4  SENIOR NOTES DUE 2008

     Set forth below are the proposed amendments to the indenture governing the 9 3/4 Senior Notes due 2008. The provisions of the indenture set forth below are qualified in their entirety by reference to the full and complete terms contained in the indenture. Capitalized terms used herein without definition have the same meanings as set forth in the indenture.
If the proposed amendments become effective, we propose that provisions substantially in the form of the DOUBLE UNDERLINED clauses below will be added to the indenture and that provisions which are in strikethrough text will be deleted from the indenture. The actual amended provisions may differ from the proposed amendments set forth below, provided the substance remains the same.

(NOTE: DOUBLE UNDERLINED TEXT IS CAPITALIZED ON THE ELECTRONIC FILING OF THIS DOCUMENT).
(NOTE: STRIKETHROUGH TEXT IS ENCLOSED BY ## ON THE ELECTRONIC FILING OF THIS DOCUMENT).

Section 1.1 DEFINITIONS shall be amended as follows:

     "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meaning correlative to the foregoing. For purposes of this definition, beneficial ownership of ##10% or more## MORE THAN 50% of the voting common equity (on a fully diluted basis) or options or warrants to purchase such equity (but only if exercisable at the date of determination or within 60 days thereof) of a Person shall be deemed to constitute control of such Person.

     "Consolidated EBITDA Coverage Ratio" means, for any period, the ratio on a pro forma basis of (a) the sum of Consolidated Net Income, Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-cash Charges deducted in computing Consolidated Net Income, in each case, for such period, of the Company and its Restricted Subsidiaries on a consolidated basis, all determined in accordance with GAAP, to (b) the sum of such Consolidated Interest Expense for such period; provided, however, that (i) the Consolidated EBITDA Coverage Ratio shall be calculated on a pro forma basis assuming that (A) the Indebtedness to be incurred (and all other Indebtedness incurred after the first day of such period of four full fiscal quarters referred to in Section 10.12(a) hereof through and including the date of determination), and (if applicable) the application of the net proceeds therefrom (and from any other such Indebtedness), including to refinance other Indebtedness, had been incurred on the first day of such four-quarter period and, in the case of Acquired Indebtedness, on the assumption that the related transaction (whether by means of purchase, merger or otherwise) also had occurred on such date with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation and (B) any acquisition or disposition by the Company or any Restricted Subsidiary of any Properties outside the ordinary course of business, or any repayment, REDEMPTION OR EXTINGUISHMENT of any principal amount of any Indebtedness of the Company or any Restricted Subsidiary prior to the Stated Maturity thereof, in either case since the first day of such period of four full fiscal quarters through and including the date of determination, had been consummated on such first day of such four-quarter period, (ii) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness required to be computed on a pro forma basis in accordance with Section 10.12(a) hereof and (A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of the Company, a fixed or floating rate of interest, shall be computed by applying, at the option of the Company, either the fixed or floating rate,
(iii) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit facility required to be computed on a pro forma basis in accordance with
Section 10.12(a) hereof shall be computed based upon the average daily balance of such Indebtedness during the applicable period, provided that such average daily balance shall be reduced by the amount of any repayment of Indebtedness under a revolving credit facility during the applicable period, which repayment permanently reduced the commitments or amounts available to be reborrowed under such facility, (iv) notwithstanding clauses (ii) and (iii) of this proviso, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Protection Obligations, shall be deemed to have accrued at the rate per annum resulting after giving effect to the operation of such agreements, and (v) if after the first day of the period referred to in clause (a) of this definition the Company has permanently retired any Indebtedness out of the Net Cash Proceeds of the issuance and sale of shares of Qualified Capital Stock of the Company, Consolidated Interest Expense shall be calculated on a proforma basis as if such Indebtedness had been retired on the first day of such period.

     "Consolidated Interest Expense" means, for any period, without duplication, (i) the sum of (a) the interest expense of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (A) any amortization of debt discount, (B) the net cost under Interest Rate Protection Obligations (including any amortization of discounts), (C) the interest portion of any deferred payment obligation constituting Indebtedness, (D) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and (E) all accrued interest, in each case to the extent attributable to such period, (b) to the extent any Indebtedness of any Person (other than the Company or a Restricted Subsidiary) is guaranteed by the Company or any Restricted Subsidiary, the aggregate amount of interest paid (to the extent not accrued in a prior period) or accrued by such other Person during such period attributable to any such Indebtedness, in each case to the extent attributable to that period, (c) the aggregate amount of the interest component of Capitalized Lease Obligations paid (to the extent not accrued in a prior period), accrued or scheduled to be paid or accrued by the Company and its Restricted Subsidiaries during such period and (d) the aggregate amount of CASH dividends paid ##(to the extent not accrued in a prior period) or accrued## on Preferred Stock or ON Disqualified Capital Stock of the Company and its Restricted Subsidiaries, to the extent such Preferred Stock or Disqualified Capital Stock is owned by Persons other than the Company or any Restricted Subsidiary, less (ii), to the extent included in clause (i) above, amortization of capitalized debt issuance costs of the Company and its Restricted Subsidiaries during such period.

     "Permitted Indebtedness" means any of the following:

     (i) Indebtedness (and any guarantee thereof) ##under one or more credit facilities with banks and other financial institutions## in an aggregate principal amount at any one time outstanding not to exceed (a) the greater of (x) ##$25,000,000## $50,000,000 at any time outstanding or (y) the sum of 85% of the amount of Eligible Receivables of the Company and its Restricted Subsidiaries and 50% of the amount of Eligible Inventory of the Company and its Restricted Subsidiaries, less (b) any amounts derived from Asset Sales, EXCEPT FOR AN ASSET SALE CONSISTING OF A SALE OF THE MULTI-CLIENT SEISMIC DATA OWNED BY, OR GATHERED FOR THE ACCOUNT
          OF, THE COMPANY and applied to the permanent reduction of the Indebtedness under any such credit facilities as contemplated by
          Section 10.17 hereof (the "Maximum Bank Credit Amount"), and any renewals, amendments, extensions, supplements, modifications, deferrals, refinancings or replacements (each, for purposes of this clause (i), a "refinancing") thereof, including any successive refinancing thereof, so long as the aggregate principal amount of any such new Indebtedness, together with the aggregate principal amount of all other Indebtedness outstanding pursuant to this clause (i), shall not at any one time exceed the Maximum Bank Credit Amount;.

     (ii) Indebtedness under the Original Securities and any Series B Securities issued in exchange for Original Securities of an equal principal amount;

    (iii) Indebtedness outstanding or in effect on the date of this Indenture (and not repaid or defeased with the proceeds of the offering of the Original Securities);

     (iv) Indebtedness under Interest Rate Protection Obligations, provided that (1) such Interest Rate Protection Obligations are related to payment obligations on Permitted Indebtedness or Indebtedness otherwise permitted by Section 10.12(a) hereof, and (2) the notional principal amount of such Interest Rate Protection Obligations does not exceed the principal amount of such Indebtedness to which such Interest Rate Protection Obligations relate;

     (v) Indebtedness under Currency Hedge Obligations, provided that (1) such Currency Hedge Obligations are related to payment obligations on Permitted Indebtedness or Indebtedness otherwise permitted by Section 10.12(a) hereof, or to the foreign currency cash flows reasonably expected to be generated by the Company and its Restricted Subsidiaries, and (2) the notional principal amount of such Currency Hedge Obligations does not exceed the principal amount of such Indebtedness and the amount of such foreign currency cash flows to which such Currency Hedge Obligations relate;

     (vi) the Subsidiary Guarantees of the Original Securities (and any assumption of the obligations guaranteed thereby);

    (vii) Indebtedness of the Company to a Wholly Owned Restricted Subsidiary and Indebtedness of any Restricted Subsidiary to the Company or a Wholly Owned Restricted Subsidiary; provided, however, that upon any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Wholly Owned Restricted Subsidiary ceasing to be a Wholly Owned Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or a Wholly Owned Restricted Subsidiary), such Indebtedness shall be deemed, in each case, to be incurred and shall be treated as an incurrence for purposes of Section 10.12(a) hereof at the time the Wholly Owned Restricted Subsidiary in question ceased to be a Wholly Owned Restricted Subsidiary or the time such subsequent transfer occurred;

   (viii) Indebtedness in respect of bid, performance or surety bonds issued for the account of the Company or any Restricted
          Subsidiary in the ordinary course of business, including guaranties or obligations of the Company or any Restricted Subsidiary with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

     (ix) Non-Recourse Indebtedness;

     (x) any renewals, substitutions, refinancings or replacements (each, for purposes of this clause (x), a "refinancing") by the Company or a Restricted Subsidiary of any Indebtedness incurred pursuant to clause (iii) of this definition, including any successive refinancing by the Company or such Restricted Subsidiary, so long as (A) any such new Indebtedness shall be in a principal amount that does not exceed the principal amount (or, if such new Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by the Company or such Restricted Subsidiary as necessary to accomplish such refinancing, plus the amount of expenses of the Company or such Restricted Subsidiary incurred in connection with such refinancing, (B) in the case of any refinancing of Indebtedness that is pari passu with or subordinated in right of payment to either the Securities or any Subsidiary Guarantees, then such new Indebtedness is either pari passu with or subordinated in right of payment to the Securities or any Subsidiary Guarantees, as the case may be, at least to the same extent as the Indebtedness being refinanced and (C) such new Indebtedness has an Average Life equal to or longer than the Average Life of the Indebtedness being refinanced and a final Stated Maturity that is at least 91 days later than the final Stated Maturity of the Indebtedness being refinanced; and

     (xi) any additional Indebtedness in an aggregate principal amount not in excess of ##$7,500,000## $10,000,000 at any one time outstanding and any guarantee thereof.

Section 5.2 Acceleration of Maturity; Rescission and Annulment shall be amended as follows:

     The last paragraph of Section 5.2 shall be amended as follows:

     No such rescission shall affect any subsequent default or impair any right consequent thereon. Notwithstanding the foregoing, if an Event of Default specified in Section 5.1(e) hereof shall have occurred and be continuing, such Event of Default and any consequential acceleration of the Securities shall be automatically rescinded if the Indebtedness that is the subject of such Event of Default has been repaid, or if the default relating to such Indebtedness is waived or cured and if such Indebtedness has been accelerated, then the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness (provided, in each case, that such repayment, waiver, cure or rescission is effected within a period of ##10## 30 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration), and written notice of such repayment, or cure or waiver and rescission, as the case may be, shall have been given to the Trustee by the Company and countersigned by the holders of such Indebtedness or a trustee, fiduciary or agent for such holders or other evidence satisfactory to the trustee of such events is provided to the Trustee, within 30 days after any such acceleration in respect of the Securities, and so long as such rescission of any such acceleration of the Securities does not conflict with any judgment or decree as certified to the Trustee by the Company.

Section 8.1 Company May Consolidate, Etc., Only On Certain Terms shall be amended as follows:

     The Company shall not, in any single transaction or a series of related transactions, merge or consolidate with or into any other Person, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all the Properties of the Company and its Restricted Subsidiaries on a consolidated basis to any Person or group of Affiliated Persons, and the Company shall not permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the Properties of the Company and its Restricted Subsidiaries on a consolidated basis to any other Person or group of Affiliated Persons, unless at the time and after giving effect thereto:

     (a) ##either## (i) if the transaction is a merger or consolidation, the Company shall be the surviving Person of such merger or consolidation, or (ii) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or to which the Properties of the Company or its Restricted Subsidiaries, as the case may be, are sold, assigned, conveyed, transferred, leased or otherwise disposed of (any such surviving Person or transferee Person being called the "Surviving Entity") shall ##be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall,## in either case, expressly assume by a supplemental indenture to this Indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Securities and this Indenture, and, in each case, this Indenture shall remain in full force and effect;

     (b) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (and treating any Indebtedness not previously an obligation of the Company or any of its Restricted Subsidiaries which becomes the obligation of the Company or any of its Restricted Subsidiaries in connection with or as a result of such transaction or transactions as having been incurred at the time of such transaction or transactions), no Default or Event of Default shall have occurred and be continuing;

     (c) ## except in the case of the consolidation or merger of any Restricted Subsidiary with or into the Company, immediately after giving effect to such transaction or transactions on a pro forma basis, the Consolidated Net Worth of the Company (or the Surviving Entity if the Company is not the continuing obligor under this Indenture) is at least equal to the Consolidated Net Worth of the Company immediately before such transaction or transactions;

     (d) except in the case of the consolidation or merger of the Company with or into a Restricted Subsidiary or any Restricted Subsidiary with or into the Company or another Restricted Subsidiary, immediately before and immediately after giving effect to such transaction or transactions on a pro forma basis (assuming that the transaction or transactions occurred on the first day of the period of four full fiscal quarters ending immediately prior to the consummation of such transaction or transactions, with the appropriate adjustments with respect to the transaction or transactions being included in such pro forma calculation), the Company (or the Surviving Entity if the Company is not the continuing obligor under this Indenture) could incur $1.00 of additional Indebtedness (excluding Permitted Indebtedness) under
          Section 10.12(a) hereof;##

##(e)## (C) if the Company is not the continuing obligor under this Indenture, then each Subsidiary Guarantor then in existence, unless it is the Surviving Entity, shall have by supplemental indenture confirmed that its Subsidiary Guarantee of the Securities shall apply to the Surviving Entity's obligations under this Indenture and the Securities; and

##(f)## (D)the Company (or the Surviving Entity if the Company is not the continuing obligor under this Indenture) shall have delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, (i) an Officers' Certificate stating that such consolidation, merger, conveyance, transfer, lease or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the requirements under this Indenture and (ii) an Opinion of Counsel stating that the requirements of Section 8.1(a) have been satisfied.

Section 10.10 Limitation On Restricted Payments shall be amended as follows:

     Section 10.10(a)(iv)(1) shall be amended as follows:

          (1) 50% of the Consolidated Net Income of the Company accrued on a cumulative basis during the period beginning on January 1, ##1998## 2000 and ending on the last day of the Company's last fiscal quarter ending prior to the date of such proposed Restricted Payment (or, if such Consolidated Net Income shall be a loss, minus 100% of such loss), plus

Section 10.12 Limitation On Indebtedness And Disqualified Capital Stock shall be amended as follows:

     Section 10.12(b) shall be amended as follows:

          (b) Neither the Company nor any Subsidiary Guarantor shall incur any Indebtedness (OTHER THAN PERMITTED INDEBTEDNESS) that is expressly subordinated to any other Indebtedness of the Company or such Subsidiary Guarantor, as the case may be, unless such Indebtedness, by its terms or the terms of any agreement or instrument pursuant to which such Indebtedness is issued or outstanding, is also expressly made subordinate to the Securities or the Subsidiary Guarantee of such Subsidiary Guarantor, as the case may be, at least to the extent it is subordinated to such other Indebtedness.

                 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

GRANT GEOPHYSICAL, INC.                                                    PAGE

Consolidated Balance Sheets:
   Grant Geophysical, Inc. as of December 31, 1998
     and as of June 30, 1999 (unaudited)....................................F-1

Consolidated Statements of Operations:
   Grant Geophysical, Inc. for the six-month period ended June 30, 1998
     (unaudited) and the six-month period ended June 30, 1999 (unaudited)...F-3

Consolidated Statements of Cash Flows:
   Grant Geophysical, Inc. for the six-month period ended
     June 30, 1998 (unaudited) and the six-month period ended June 30, 1999
     (unaudited)............................................................F-4

Notes to Consolidated Financial Statements..................................F-5

GRANT GEOPHYSICAL, INC. AND GGI LIQUIDATING CORPORATION

Report of Independent Accountants:
   Grant Geophysical, Inc...................................................F-7

Independent Auditors' Report:
   Grant Geophysical, Inc...................................................F-8
   GGI Liquidating Corporation..............................................F-9

Consolidated Balance Sheets:
   Grant Geophysical, Inc. as of December 31, 1997 and 1998.................F-10

Consolidated Statements of Operations:
   GGI Liquidating Corporation for the year ended December 31, 1996 and for the nine-month period ended September 30, 1997.........................F-12

   Grant Geophysical, Inc. for the three-month period ended December 31,
     1997 and the year ended December 31, 1998..............................F-12

Consolidated Statement of Stockholders' Equity (Deficit):
   GGI Liquidating Corporation for the year ended December 31, 1996.........F-13
   Grant Geophysical, Inc. for the three-month period ended December 31,
     1997 and the year ended December 31, 1998..............................F-14

Consolidated Statements of Cash Flows:
   GGI Liquidating Corporation for the years ended December 31, 1996 and for the nine-month period ended September 30, 1997.....................F-16
   Grant Geophysical, Inc. for the three-month period ended December 31,
     1997 and for the year ended December 31, 1998..........................F-16

Notes to Consolidated Financial Statements..................................F-18

Supplementary Financial Information.........................................F-42

Grant Geophysical, Inc. Unaudited Pro Forma Consolidated Financial
 Statements:
   Introduction.............................................................F-43
   Pro Forma Consolidated Statement of Operations for the year ended
     December 31, 1998......................................................F-44
   Pro Forma Consolidated Statement of Operations for the six months ended June 30, 1999....................................................F-45

                   GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                            (DOLLARS IN THOUSANDS)


                                                                DECEMBER 31,    JUNE  30,
                                                                   1998           1999
                                                                -----------    -----------
                                                                               (unaudited)
               ASSETS
Current assets:
  Cash and cash equivalents                                    $  7,921        $  2,140
  Restricted cash                                                   106             509
  Accounts receivable:
    Trade (net of allowance for doubtful accounts of $86
     and $390 at December 31, 1998 and June 30, 1999,
     respectively)                                               25,918          13,695
    Other                                                         1,663           1,190
  Inventories                                                       512             510
  Prepaids                                                        4,639           1,900
  Work in process                                                 4,062           4,534
                                                               --------        --------
    Total current assets                                         44,821          24,478

Property, plant and equipment                                    93,264          93,716
Less:  accumulated depreciation                                  27,359          35,530
                                                               --------        --------
    Net property, plant and equipment                            65,905          58,186

Multi-client data, net                                           10,899          21,025
Goodwill, net                                                    36,592          36,337
Debt issue costs, net                                             4,297           4,073
Other assets                                                      3,927           5,269
                                                               --------        --------
    Total assets                                               $166,441        $149,368
                                                               ========        ========





                                            (CONTINUED ON NEXT PAGE)

                   GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)


                                                                DECEMBER 31,    JUNE  30,
                                                                   1998           1999
                                                                ------------   -----------
                                                                               (unaudited)

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable, current portion of long-term debt and
     capital lease obligations                                 $  2,522        $  6,578
  Accounts payable                                               15,316           6,396
  Accrued expenses                                                6,621           4,371
  Accrued interest                                                3,798           3,860
  Foreign income taxes payable                                    2,191             762
                                                               --------        --------
   Total current liabilities                                     30,448          21,967

Revolving line of credit-affiliate                                8,000           1,650
Long-term debt and capital lease obligations                    102,817         112,569
Unearned revenue                                                  2,115           2,346
Other liabilities and deferred credits                            1,059           3,382

Stockholders' equity:
  Common stock, $.001 par value.  Authorized
     25,000,000 shares; issued and outstanding
     14,426,055 shares at December 31, 1998 and
     June 30, 1999                                                   14              14
  Additional paid-in capital                                     41,727          41,757
  Accumulated deficit                                           (17,253)        (32,522)
  Accumulated other comprehensive loss                           (2,486)         (1,795)
                                                               --------        --------
      Total stockholders' equity                                 22,002           7,454
                                                               --------        --------
      Total liabilities and stockholders' equity               $166,441        $149,368
                                                               ========        ========


              See accompanying Notes to Consolidated Financial Statements.

                   GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                      SIX MONTHS
                                                    ENDED JUNE 30,
                                                  ------------------
                                                    1998      1999
                                                  --------  --------
                                                      (unaudited)

Revenues                                          $ 96,362    $ 33,208
Expenses:
   Direct operating expenses                        69,532      24,584
   Selling, general and administrative expenses      7,684       6,683
   Depreciation and amortization                    10,215      11,909
                                                  --------    --------
      Total costs and expenses                      87,431      43,176
                                                  --------    --------
      Operating income (loss)                        8,931      (9,968)

Other income (expense):
   Interest, net                                    (4,304)     (5,808)
   Other                                              (181)        928
                                                  --------    --------
     Total other expense                            (4,485)     (4,880)
                                                  --------    --------
     Income (loss) before taxes                      4,446     (14,848)

Income tax expense                                   2,508         421
                                                  --------    --------

     Net income (loss)                            $  1,938    $(15,269)
     Dividend required on pay-in-kind
        preferred stock                               (440)          -
                                                  --------    --------
     Net income (loss) applicable to common stock $  1,498    $(15,269)
                                                  ========    ========
INCOME PER COMMON SHARE - BASIC
  AND DILUTED:

Net income (loss)                                 $   0.14    $  (1.06)
Dividend requirement on pay-in-kind
  preferred stock                                    (0.03)         --
                                                  --------    --------

Net income (loss) per common share                $   0.11    $  (1.06)
                                                  ========    ========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic and diluted                                   14,171      14,426



See accompanying Notes to Consolidated Financial Statements.

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                              --------------------
                                                                1998        1999
                                                              --------    --------
                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
   NET INCOME (LOSS)                                          $  1,938    $(15,269)
   ADJUSTMENTS TO RECONCILE NET INCOME (LOSS) TO NET
   CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES:
   Depreciation and amortization expense                        10,215      11,909
   (Gain) loss on sale of fixed assets                             (90)         72
   Provision for doubtful accounts                                 300         300
   Exchange (gain) loss                                            473        (554)
   Multi-client data amortization                                    -         425
   Directors' stock compensation expense                             -          30
   Other non-cash items                                             27          39
CHANGES IN ASSETS AND LIABILITIES:
   (INCREASE) DECREASE IN:
   Accounts receivable                                         (12,341)     12,396
   Inventories                                                       2           2
   Prepaids                                                       (674)      2,739
   Work in process                                              (2,755)       (472)
   Other assets                                                    147      (1,106)
   INCREASE (DECREASE) IN:
   Accounts payable                                              6,442      (8,920)
   Accrued expenses                                              2,480      (1,504)
   Foreign income tax payable                                    1,262      (1,429)
   Other liabilities and deferred credits                         (295)      2,554
                                                              --------    --------
       NET CASH PROVIDED BY OPERATING ACTIVITIES                 7,131       1,212

CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures, net                                   (12,161)     (3,622)
   Multi-client data                                               829     (10,490)
   Proceeds from sale of assets                                    515           8
   Restricted cash                                                   -        (403)
                                                              --------    --------
       NET CASH USED IN INVESTING ACTIVITIES                   (10,817)    (14,507)

CASH FLOWS FROM FINANCING ACTIVITIES:
   Debt issue costs                                             (4,585)        (12)
   Borrowings made                                             100,279      32,643
   Repayment on borrowings                                     (74,397)    (25,488)
   Common stock issue costs                                        (16)          -
   Redemption of preferred stock                               (10,000)          -
   Dividends paid                                                 (723)          -
                                                              --------    --------
       NET CASH PROVIDED BY FINANCING ACTIVITIES                10,558       7,143
                                                              --------    --------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                           (265)        371
                                                              --------    --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS             6,607      (5,781)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                 7,093       7,921
                                                              --------    --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                    $ 13,700    $  2,140
                                                              ========    ========

     See accompanying Notes to Consolidated Financial Statements.

                   GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The balance sheet of Grant Geophysical, Inc. and subsidiaries (the "Company") as of June 30, 1999 and the related statements of operations and cash flows for the six months ended June 30, 1998 and 1999 are unaudited. In the opinion of management, the accompanying unaudited condensed financial statements of Grant and its consolidated subsidiaries contain all adjustments necessary to present fairly the financial position as of June 30, 1999 and the results of operations for the six months ended June 30, 1999. The consolidated financial statements should be read in conjunction with the audited financial statements and footnotes included herein.

   PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of the Company and all majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

   USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     The more significant areas requiring the use of management estimates relate to expected future sales associated with the Company's multi-client data library, estimated future cash flows related to long-lived assets and valuation allowances for deferred tax assets. Actual results could differ materially from these estimates making it reasonably possible that a change in these estimates could occur in the near future.

   INCOME (LOSS) PER COMMON SHARE

     In accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share," basic income (loss) per common share is computed based upon the weighted average number of common shares outstanding during each period without any dilutive effects considered. Diluted income (loss) per common share reflects dilution for all potentially dilutive securities including warrants and convertible securities. The income (loss) is adjusted for cumulative preferred stock dividends in calculating net income (loss) applicable to the common stockholders.

(2) DEBT

     On May 11, 1999, the Company entered into a Loan and Security Agreement (the "Credit Facility") with Foothill Capital Corporation and Elliott Associates L.P. ("Elliott"), the "Lenders", pursuant to which the Company may borrow up to $6.0 million through a revolving facility and up to $19.0 million through two term loans. Proceeds were used to repay all of the Company's outstanding indebtedness to Elliott ($14.8 million) and will be used to provide additional liquidity and working capital to support the Company's operations. The Credit Facility imposes certain limitations on the ability of the Company and its subsidiaries to, among other things, incur additional indebtedness, incur liens, pay dividends or make other distributions in cash or certain property, consummate certain asset sales, enter into certain transactions with affiliates, merge or consolidate with any other persons or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company or its subsidiaries, make Investments (as defined in the Credit Facility) and maintain a minimum EBITDA (earnings before interest, tax, depreciation and amortization) level.

                   GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                  (UNAUDITED)


(3) SUPPLEMENTAL SCHEDULE TO CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                          SIX MONTHS ENDED
                                                              JUNE 30,
                                                         ------------------
                                                           1998      1999
                                                         --------  --------
                                                       (DOLLARS IN THOUSANDS)

CASH PAID FOR INTEREST AND TAXES WAS AS FOLLOWS:


    Taxes, net of refunds                                $  976    $  536
    Interest, net of amounts capitalized                  1,507     6,133

(4) COMPREHENSIVE INCOME (LOSS)

    Effective January 1, 1998, Grant adopted Statement of Accounting Standards No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components. Comprehensive loss for Grant consists solely of foreign currency translation adjustment for the periods presented.

     Accumulated other comprehensive loss at December 31, 1998 $ (2,486) Foreign currency translation adjustment for the six-month
        period ended June 30, 1999                                     691
                                                                -----------
     Accumulated other comprehensive loss at June 30, 1999      $   (1,795)
                                                                ===========

                       REPORT OF INDEPENDENT ACCOUNTANTS


   To the Board of Directors and Stockholders of Grant Geophysical, Inc.


   In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Grant Geophysical, Inc. and its subsidiaries at December 31, 1998 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.



   PRICEWATERHOUSECOOPERS LLP




   Houston, Texas
   April 6, 1999

                         INDEPENDENT AUDITORS' REPORT


   The Board of Directors and Stockholders
   Grant Geophysical, Inc.

      We have audited the accompanying consolidated balance sheet of Grant Geophysical, Inc. and subsidiaries as of December 31, 1997 and the related consolidated statement of operations, stockholders' equity, and cash flows for the three-month period then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

      We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above presents fairly, in all material respects, the financial position of Grant Geophysical, Inc. and subsidiaries, as of December 31, 1997, and the results of their operations and their cash flows for the three-month period then ended in conformity with generally accepted accounting principles.



   KPMG LLP

   Houston, Texas
   March 18, 1998

                         INDEPENDENT AUDITORS' REPORT


   The Board of Directors
   GGI Liquidating Corporation

      We have audited the accompanying consolidated statements of operations, stockholders' equity (deficit), and cash flows of GGI Liquidating Corporation (a debtor-in-possession as of December 31, 1996) (formerly Grant Geophysical, Inc.) and subsidiaries for the year ended December 31, 1996 and the nine month period ended September 30, 1997. These consolidated financial statements are the responsibility of GGI Liquidating Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of GGI Liquidating Corporation and subsidiaries for the year ended December 31, 1996, and the nine month period ended September 30, 1997, in conformity with generally accepted accounting principles.

      The accompanying consolidated financial statements and financial statement schedule have been prepared assuming that GGI Liquidating Corporation will continue as a going concern which contemplates among other things, the realization of assets and liquidation of liabilities in the ordinary course of business. As discussed in Note 1 to the consolidated financial statements, GGI Liquidating Corporation (the Petitioning Company) filed a voluntary petition for reorganization under chapter 11 of the United States Bankruptcy Code on December 6, 1996. The chapter 11 case of the Petitioning Company is administered by the United States Bankruptcy Court for the District of Delaware (the "Court"). The Petitioning Company is operating the business as debtor-in-possession which requires certain of its actions to be approved by the Court. In
   September 1997 the Court approved the "Second Amended Plan of Reorganization" (the "Plan") filed by GGI Liquidating Corporation. The Plan was consummated on September 30, 1997, with the purchase by Grant Geophysical, Inc. of substantially all of the assets and the assumption of certain liabilities of GGI Liquidating Corporation. GGI Liquidating Corporation is currently in liquidation and will distribute all of its assets pursuant to the Plan. Upon the completion of its asset distribution, GGI Liquidating Corporation will dissolve and cease to exist. The consolidated financial statements and financial statement schedule do not include any adjustments relating to the recoverability and classification of reported asset amounts or the amounts and classification of liabilities that might result from the Plan and the distribution of assets pursuant thereto.


   KPMG LLP

   Houston, Texas
   December 22, 1997

                   GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)



                                                               DECEMBER 31,   DECEMBER 31,
                                                                  1997           1998
                                                               -----------    -----------
                                    ASSETS
Current assets:
   Cash and cash equivalents                                    $  7,093     $  7,921
   Restricted cash                                                   321          106
   Accounts receivable:
      Trade (net of allowance for doubtful accounts of $158 and
         $86 at December 31, 1997 and 1998, respectively)         29,495       25,918
      Other                                                        2,487        1,663
   Inventories                                                       530          512
   Prepaids                                                        4,190        4,639
   Work in process                                                 2,779        4,062
                                                                --------     --------
         Total current assets                                     46,895       44,821

Property, plant and equipment:
   Land                                                              427          411
   Buildings and improvements                                      1,548        1,932
   Plant facilities and store fixtures                               876        1,142
   Machinery and equipment                                        70,151       89,779
                                                                --------     --------
         Total property, plant and equipment                      73,002       93,264
   Less accumulated depreciation                                   8,498       27,359
                                                                --------     --------
         Net property, plant and equipment                        64,504       65,905
Multi-client data, net                                             5,736       10,899
Goodwill, net                                                     36,304       36,592
Other assets                                                       2,265        8,224
                                                                --------     --------
         Total assets                                           $155,704     $166,441
                                                                ========     ========

                                                       (CONTINUED ON NEXT PAGE)

                   GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)




                                                               DECEMBER 31,   DECEMBER 31,
                                                                  1997           1998
                                                               -----------    -----------
                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Notes payable, current portion of long-term debt and
     capital lease obligations                                  $  1,158     $  2,522
   Accounts payable                                               16,422       15,316
   Accrued expenses                                               10,168        6,621
   Accrued interest                                                  150        3,798
   Foreign income taxes payable                                    2,807        2,191
                                                                --------     --------
   Total current liabilities                                      30,705       30,448

Revolving line of credit - affiliate                                 800        8,000
Long-term debt and capital lease obligations                      64,609      102,817
Unearned revenue                                                   5,443        2,115
Other liabilities and deferred credits                             2,369        1,059
Subordinated note                                                  9,786           --
Stockholders' equity:
 Cumulative pay-in-kind preferred stock, $.001 par value.
 Authorized 20,000 shares; issued and outstanding 10,000 shares at December 31, 1997.  Authorized, issued and outstanding zero
 at December 31, 1998                                             10,000           --
 Common stock, $.001 par value.  Authorized 25,000,000
 shares; issued and outstanding 14,152,555 and 14,426,055
 shares at December 31, 1997 and 1998, respectively                   14           14
 Additional paid-in capital                                       41,278       41,727
 Accumulated deficit                                              (8,833)     (17,253)
 Accumulated other comprehensive loss                               (467)      (2,486)
                                                                --------     --------
   Total stockholders' equity                                     41,992       22,002
                                                                --------     --------
   Total liabilities and stockholders' equity                   $155,704     $166,441
                                                                ========     ========

         See accompanying notes to consolidated financial statements.

                   GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                 GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                          GGI                              GRANT
                                              ---------------------------       ----------------------------
                                                YEAR        NINE MONTHS         THREE MONTHS      YEAR
                                                ENDED          ENDED               ENDED          ENDED
                                              DECEMBER 31,  SEPTEMBER 30,       DECEMBER 31,    DECEMBER 31,
                                              ------------  -------------       ------------    ------------
                                                  1996          1997               1997            1998
                                                --------      --------           --------        --------
Revenues                                        $ 105,523     $  92,705          $  37,868       $ 175,512

Expenses:
   Direct operating expenses                      136,326        71,006             28,431         128,962
   Selling, general and administrative expenses    17,865         6,473              3,507          14,156
   Depreciation and amortization                   11,500         8,432              4,594          22,286
   Charge for asset impairment                      5,802            --              6,369           3,762
                                                ---------     ---------          ---------       ---------
      Total costs and expenses                    171,493        85,911             42,901         169,166
                                                ---------     ---------          ---------       ---------

      Operating income (loss)                     (65,970)        6,794             (5,033)          6,346

Other income (expense):
   Interest expense                                (7,558)       (4,037)            (1,431)        (10,380)
   Reorganization costs                              (412)       (3,543)                --              --
   Interest income                                     36           279                 69           1,080
   Other                                             (502)        2,266             (1,262)           (820)
                                                ---------     ---------          ---------       ---------
      Total other expense                          (8,436)       (5,035)            (2,624)        (10,120)
                                                ---------     ---------          ---------       ---------

      Income (loss) before taxes and minority
        interest                                  (74,406)        1,759             (7,657)         (3,774)
Income tax expense                                 (1,621)       (2,184)              (856)         (3,924)
                                                ---------     ---------          ---------       ---------

      Loss before minority interest               (76,027)         (425)            (8,513)         (7,698)
Minority interest                                      --            --              2,847              --
                                                ---------     ---------          ---------       ---------
      Net loss                                  $ (76,027)    $    (425)         $  (5,666)      $  (7,698)
Dividend requirement on pay-in-kind preferred
  stock                                            (6,353)           --               (477)           (440)
                                                ---------     ---------          ---------       ---------
Net loss applicable to common stock             $ (82,390)    $    (425)         $  (6,143)      $  (8,138)
                                                =========     =========          =========       =========

LOSS PER COMMON SHARE - BASIC
   AND DILUTED:
Net loss                                                                         $   (1.18)      $    (.54)
Dividend requirement on pay-in-kind
  preferred stock                                                                     (.10)           (.03)
                                                                                 ---------       ---------
Net loss per common share                                                        $   (1.28)      $    (.57)
                                                                                 =========       =========

          See accompanying notes to consolidated financial statements

                   GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                 GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
           CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                            (DOLLARS IN THOUSANDS)

                                                                 GGI
                        ------------------------------------------------------------------------------------------
                        $2.4375
                        CONVERTIBLE    SERIES A              CUMULATIVE                                 TOTAL
                        EXCHANGEABLE CONVERTIBLE   JUNIOR   PAY-IN-KIND        ADDITIONAL             STOCKHOLDERS'
                        PREFERRED     PREFERRED   PREFERRED  PREFERRED  COMMON  PAID-IN   ACCUMULATED   EQUITY
                          STOCK          STOCK      STOCK      STOCK    STOCK   CAPITAL    DEFICIT      DEFICIT)
                        ------------ ------------ --------- ----------- ------ ---------- ----------- ------------

Balances at December 31,
  1995                      22         --          1,490        --       24      112,122    (83,943)     29,715
  Net loss                  --         --             --        --       --           --    (76,027)    (76,027)
  Common stock issued
   in connection with
   obtaining equipment
   and short- and long-
   term financing           --         --             --        --       --          389         --         389
  Issuance of 143,000
   shares of $2.4375
   convertible
   exchangeable
   preferred stock, net
   of non-cash issuance
   costs of $171,000         1         --             --        --       --        1,372         --       1,373
  Issuance of 70,000 shares
   of Series A convertible
   preferred stock          --          1             --        --       --        6,999         --       7,000
  Conversion of
   convertible
   debentures               --         --             --        --        7        2,767         --       2,774
  Conversion of Series A
   convertible preferred
   stock                    --         (1)            --        --        9           (8)        --          --
  Proceeds from the
   exercise of 200,000
   warrants                 --         --             --        --        1          150         --         151
  Restricted common stock
   issued under the
   Incentive Stock Option
   Plan                     --         --             --        --       --          129         --         129
  Proceeds from sale of
   125,000 shares under
   Incentive Stock Option
   Plan                     --         --             --        --       --          145         --         145
  Restricted common
   stock issued under
   the Employee
   Retirement Savings
   Plan                     --         --             --        --       --          138         --         138
                           ---        ---         ------       ---      ---    ---------  ---------   ---------
Balances at December 31,
  1996                     $23        $--         $1,490       $--      $41    $ 124,203  $(159,970)  $ (34,213)
                           ---        ---         ------       ---      ---    ---------  ---------   ---------

         See accompanying notes to consolidated financial statements.

                   GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                 GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
           CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                            (DOLLARS IN THOUSANDS)

                                                                        GRANT
                                         -----------------------------------------------------------------------
                                         CUMULATIVE                                   ACCUMULATED
                                         PAY-IN-KIND         ADDITIONAL                  OTHER         TOTAL
                                          PREFERRED   COMMON  PAID-IN    ACCUMULATED COMPREHENSIVE STOCKHOLDERS'
                                            STOCK     STOCK   CAPITAL     DEFICIT         LOSS         EQUITY
                                         ----------   ------ ----------- ----------- ------------- -------------
Beginning balances                        $    --      $ --   $    --     $    --     $  --         $    --
  Net loss                                     --        --        --      (5,666)       --          (5,666)
  Common stock, one share issued               --        --        --          --        --              --
  Cumulative preferred stock issued        19,571        --        --          --        --          19,571
  Effective issuance of 4,590,055
     shares of common stock for
     majority investment in
     Solid State                               --         5     7,195          --        --           7,200
  "As if" pooling effect of Solid
     State                                     --        --        --      (2,952)       --          (2,952)
  Common stock, one share issued               --        --        --          --        --              --
  Issuance of 62,500 shares of
     common stock for principal
     shareholders' exchange of
     warrants in Solid State                   --        --       144          --        --             144
  Issuance of 9,499,998 shares to
     principal stockholders in
     accordance with the Plan                  --         9    33,939          --        --          33,948
  Conversion of 9,571 preferred
     shares to Subordinated Note           (9,571)       --        --          --        --          (9,571)
  Payment of preferred stock
     dividend                                  --        --        --        (215)       --            (215)
  Accumulated other
     comprehensive loss                        --        --        --          --      (467)           (467)
                                          -------      ----   -------     -------     -----         -------

Balances at December 31, 1997             $10,000      $ 14   $41,278     $(8,833)    $(467)        $41,992
                                          =======      ====   =======     =======     =====         =======

                                                    (CONTINUED ON NEXT PAGE)

                   GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                 GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
           CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                            (DOLLARS IN THOUSANDS)

                                                                        GRANT
                                         -----------------------------------------------------------------------
                                         CUMULATIVE                                   ACCUMULATED
                                         PAY-IN-KIND         ADDITIONAL                  OTHER         TOTAL
                                          PREFERRED   COMMON  PAID-IN    ACCUMULATED COMPREHENSIVE STOCKHOLDERS'
                                            STOCK     STOCK   CAPITAL     DEFICIT         LOSS         EQUITY
                                         ----------   ------ ----------- ----------- ------------- -------------
Balances at December 31, 1997            $ 10,000     $ 14   $ 41,278    $ (8,833)   $  (467)      $ 41,992
 Net loss                                      --       --         --      (7,698)        --         (7,698)
 Redemption of cumulative
    pay-in-kind preferred stock           (10,000)      --         --          --         --        (10,000)
 Issuance of  237,500 shares of
    common stock to principal
    shareholders in satisfaction of the
    Registration Rights Agreement              --       --         --          --         --             --
 Payment of dividends                          --       --         --        (722)        --           (722)
 Stock issue costs for registration
     rights                                    --       --       (336)         --         --           (336)
 Issuance of 36,000 shares of
    common stock to non-employee
    directors                                  --       --        150          --         --            150
 Non-cash litigation costs                     --       --        635          --         --            635
 Accumulated other
    comprehensive loss                         --       --         --          --     (2,019)        (2,019)
                                         --------     ----   --------    --------    -------       --------

Balances at December 31, 1998            $     --     $ 14   $ 41,727    $(17,253)   $(2,486)      $ 22,002
                                         ========     ====   ========    ========    =======       ========


         See accompanying notes to consolidated financial statements.

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                 GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (DOLLARS IN THOUSANDS)

                                                        GGI                              GRANT
                                              --------------------------       ---------------------------
                                                YEAR        NINE MONTHS        THREE MONTHS      YEAR
                                                ENDED          ENDED              ENDED          ENDED
                                              DECEMBER 31,  SEPTEMBER 30,       DECEMBER 31,  DECEMBER 31,
                                              ------------  ------------       -------------  ------------
                                                 1996           1997              1997           1998
                                              -----------   ------------       -------------  ------------
Cash flows from operating activities:
  Net loss                                      $(76,027)    $  (425)           $(5,666)       $ (7,698)
  Adjustments to reconcile net loss to
   net cash provided by operating activities:
   Charge for asset impairment                     5,802          --              6,369           3,762
   Provision for doubtful accounts                 5,511          --                 --             194
   Depreciation and amortization expense          11,500       8,432              4,594          22,286
   Deferred costs amortization                    29,528          --                 --              --
   Loss on sale of subsidiaries                      198          --                 --              --
   (Gain) loss on the sale of fixed assets           (25)         39                132            (189)
   Exchange loss (gain)                              251          98                (77)            485
   Non-cash litigation costs                          --          --                 --             635
   Other non-cash items                              328         225             (2,544)             68
  Changes in assets and liabilities,
   excluding effects of divestitures:
   Accounts receivable                            13,346       2,375                694           3,046
   Inventories                                       914         (27)                --              18
   Prepaids                                        1,228        (538)            (1,220)            737
   Work-in-process                               (24,969)       (268)            (1,101)         (1,283)
   Other assets                                    1,846      (1,031)               983            (414)
   Accounts payable                                9,328       3,143             (1,237)         (1,149)
   Accrued expenses                                5,059         830              1,759             331
   Foreign income taxes payable                      390       1,767                487            (616)
   Other liabilities and deferred credits          7,973      (2,320)             2,213          (4,398)
  Change in pre-petition liabilities subject
   to Chapter 11 case:
   Accounts payable                                   --      (2,226)                --              --
   Accrued expenses                                 (125)     (1,732)                --              --
   Foreign income tax payable                         --        (194)                --              --
   Other liabilities and deferred costs           (1,402)     (3,622)                --              --
                                                --------     -------            -------        --------
   Net cash provided by (used in) operating
    activities                                    (9,346)      4,526              5,386          15,815


                                                       (CONTINUED ON NEXT PAGE)

                    GRANT GEOPHYSICAL INC. AND SUBSIDIARIES
                                      AND
                 GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                        GGI                              GRANT
                                              --------------------------       ---------------------------
                                                YEAR        NINE MONTHS        THREE MONTHS      YEAR
                                                ENDED          ENDED              ENDED          ENDED
                                              DECEMBER 31,  SEPTEMBER 30,       DECEMBER 31,  DECEMBER 31,
                                              ------------  ------------       -------------  ------------
                                                 1996           1997              1997           1998
                                              -----------   ------------       -------------  ------------
Cash flows from investing activities:
   Capital expenditures                         $ (10,339)   $  (6,751)         $  (3,994)      $ (20,666)
   Multi-client data                                   --           --                 --          (8,500)
   Proceeds from the sale of assets                    25           20                182             634
   Proceeds from the sale of subsidiaries/
      businesses                                       39           --                 --              --
   Acquisition of the minority interest in
      Solid State                                      --           --            (15,903)             --
   Acquisition of Interactive Seismic Imaging          --           --                 --          (2,988)
   Restricted cash                                     94           --                 --             215

         Net cash used in investing activities    (10,181)      (6,731)           (19,715)        (31,305)

Cash flows from financing activities:
   Debt issue costs                                    --           --                 --          (4,629)
   Common stock issue costs                            --           --                 --            (336)
   Issuance of common stock                            --           --                 --             150
   Redemption of preferred stock                       --           --                 --         (10,000)
   Dividends paid                                      --           --                 --            (722)
   Proceeds from the exercise of stock options
      and warrants                                    296           --                 --              --
   Proceeds from issuance of $2.4375 preferred
      stock, net of issuance costs                  1,544           --                 --              --
   Proceeds from issuance of Series A
      preferred stock                               7,000           --                 --              --
   Borrowings made during the period              122,354        4,207             31,270         119,335
   Repayment on borrowings during the period     (105,757)      (1,838)           (15,363)        (86,977)
   Proceeds from the issuance of common stock          --           --             33,948              --
   Repayment of debt due to GGI                        --           --            (34,783)             --
   Pre-petition liabilities subject to Chapter
   11 case:
      Borrowings under credit facility              3,612       49,385                 --              --
      Repayment on borrowings                      (3,382)     (50,465)                --              --

      Net cash provided by financing activities    25,667        1,289             15,072          16,821

Effect of exchange rate changes on cash              (415)        (238)               160            (503)

   Net increase (decrease) in cash and cash
    equivalents                                     5,725       (1,154)               903             828
Cash and cash equivalents at beginning of period    1,047        6,772              6,190           7,093
                                                ---------    ---------          ---------      ----------
Cash and cash equivalents at end of period      $   6,772    $   5,618          $   7,093      $    7,921
                                                =========    =========          =========      ==========

 SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES.  SEE
NOTE 18.


          See accompanying notes to consolidated financial statements

                 GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                    AND
               GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1996, 1997, AND 1998

(1) BASIS OF PRESENTATION

     Effective September 30, 1997 ("the Effective Date"), in connection with the plan of reorganization (the "Plan"), Grant Geophysical, Inc. ("Grant"), which was formerly known as Grant Acquisition Corporation, acquired substantially all of the assets and assumed certain liabilities of GGI Liquidating Corporation ("GGI"), which was formerly known as Grant Geophysical, Inc. Elliott Associates L.P. ("Elliott") and Westgate International, L.P. ("Westgate") ("collectively known as "the Principal Stockholders") own 85.4% of the issued and outstanding common stock of Grant at December 31, 1998. Westgate owned all of the preferred stock that had been outstanding during 1997 and 1998. This preferred stock was redeemed on June 5, 1998 and all authorized shares have been canceled. The general partners of Elliott are Paul E. Singer and Braxton Associates, L.P. The general partner of Westgate is Hambledon, Inc., a corporation controlled by Braxton Associates, L.P. Elliott and Westgate are each managed by Stonington Management Corporation, a corporation controlled by Mr. Singer. For financial statement purposes, the purchase of GGI's assets by Grant was accounted for as a purchase acquisition. The purchase price was allocated between the fair value of the GGI assets purchased and liabilities assumed, and Grant recorded goodwill of approximately $21.3 million. The effects of the acquisition are reflected in Grant's assets and liabilities at that date.

     At September 30, 1997, Elliott held 5,888,565 shares or 40.7% and Westgate held 3,291,544 shares, or 23.3% of the outstanding common shares of Solid State Geophysical, Inc. ("Solid State Stock"). As of September 30, 1997, Elliott and Westgate combined owned a controlling interest in both Solid State Geophysical, Inc. ("Solid State") and Grant. As such, as of that date, Elliott and Westgate were deemed to have transferred their ownership in Solid State to Grant in exchange for 4,590,055 shares of Grant Common Stock. This transaction was accounted for as an exchange of ownership interests between entities under common control and the assets and liabilities transferred were accounted for at historical cost in a manner similar to a pooling-of-interests. In November 1997, Grant, through a wholly owned Canadian subsidiary, initiated a tender offer (the "Tender Offer") for all of the outstanding common shares of Solid State not held by Grant. In connection with the tender offer, Elliott and Westgate transferred their ownership in Solid State to Grant in exchange for 4,652,555 shares of Grant Common Stock and agreed to loan Grant $15.8 million to pay for shares tendered in the Tender Offer and costs incurred in connection with the Tender Offer. Upon the expiration of the Tender Offer on December 19, 1997, Grant held approximately 99% of the outstanding shares of Solid State Stock. Because Grant acquired over 90% of the outstanding shares of Solid State Stock not previously held, Grant qualified to exercise its statutory right under Canadian law to acquire the remaining shares of Solid State Stock on the same terms and at the same price as the Tender Offer. Grant completed such acquisition on December 23, 1997, after which Solid State became an indirect wholly owned subsidiary of Grant. The acquisition of the unaffiliated minority interest under the Tender Offer was accounted for under the purchase method of accounting at the date of acceptance. Grant recorded goodwill of approximately $15.3 million in connection with the acquisition of the unaffiliated minority interest.

     As a result of the aforementioned transactions, Grant's consolidated balance sheet as of December 31, 1997 and December 31, 1998 and statement of operations and cash flows for the three-months ended December 31, 1997 and the year ended December 31, 1998 are presented using Grant's new basis of accounting, while the consolidated statements of operations and cash flows for the year ended December 31, 1996 and the nine-months ended September 30, 1997 are presented using GGI's historical cost basis of accounting.

     Grant purchased, effective July 1, 1998, all of the outstanding partnership interests in Interactive Seismic Imaging ("ISI"), a seismic data processing company, for $3.6 million in cash. Grant had been a 10% owner of ISI since its formation in 1994 and will integrate the ISI operation into its domestic operational entity. The following working capital items were acquired in the purchase: cash and cash equivalents - $628,000 accounts receivable - $364,000 accounts payable - $43,000 and accrued expenses - $36,000.

                 GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                    AND
               GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


     Presented below is the unaudited pro forma effect of the combination of Solid State and Grant. Pro forma adjustments have been made to record the consummation of the Plan and certain related transactions, the issuance of a subordinated note in exchange for 9,571.162 shares of Grant preferred stock (see Note 7 for a discussion of the subordinated note), the Acquisition, which includes the transfer of shares of Solid State Stock to Grant by the Principal Stockholders, which has been accounted for as an exchange of ownership interest between entities under common control (an "as-if-pooling") and the acquisition of the unaffiliated minority interest of Solid State, which has been accounted for as a purchase. The unaudited pro forma information gives effect to the aforementioned transactions as if they were completed as of January 1, 1996.

                                  FOR THE YEAR ENDED    FOR THE YEAR ENDED
                                   DECEMBER 31, 1996    DECEMBER 31, 1997
                                  ------------------    ------------------
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

Revenues                                $ 138,155        $ 173,865
                                        =========        =========

Net Loss                                $ (84,569)       $  (8,522)
                                        =========        =========

Net Loss applicable to common stock     $ (85,619)       $  (9,572)
                                        =========        =========

Basic loss per share                    $   (5.95)       $   (0.67)
                                        =========        =========

     On December 6, 1996, (the "Petition Date") GGI filed for protection under the United States Bankruptcy Code and began its reorganization under the supervision of the Bankruptcy Court. The reorganization was precipitated by several factors, including overly rapid and underfinanced expansion in the United States and Latin American markets, costs related to the development of a proprietary data recording system and poor operational results in the United States and certain international markets. These factors impaired GGI's ability to service its indebtedness, finance its existing capital expenditure requirements and meet its working capital needs. In addition, GGI was unable to raise additional equity, causing a disproportionate reliance on debt financing and equipment leasing. In connection with the reorganization, GGI replaced its senior management, disposed of unprofitable operations and developed the Plan, which was consummated on September 30, 1997 (the "Effective Date") with the purchase by Grant of substantially all of the assets and the assumption of certain liabilities of GGI. GGI is currently in liquidation and will distribute all of its assets pursuant to the Plan. Upon the completion of its asset distribution, GGI will dissolve and cease to exist.

     Grant is a holding company with no independent operations other than its investments in its subsidiaries. Grant Geophysical Corp., Grant Geophysical do Brasil Ltda., Grant Geophysical (Int'l), Inc., P.T. Grant
Geophysical Indonesia, Recuros Energeticos Ltda., Advanced Seismic Technology, Inc., Solid State Geophysical Inc., Solid State Internacional Ingenieria C.A., Solid State Geophysical Corp., and SSGI Acquisition Corp. (the "Subsidiary Guarantors") represent all of the indirect and direct wholly owned subsidiaries of Grant. Grant conducts all of its operations through its subsidiaries. The Notes (see Note 7) are fully, unconditionally, jointly and severally guaranteed by the Subsidiary Guarantors, and therefore, separate financial statements of the Subsidiary Guarantors will not be presented. Management has determined that the information presented by such separate financial statements of the Subsidiary Guarantors is not material to investors.

                 GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                    AND
               GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   GOING CONCERN CONSIDERATIONS-GGI

     The accompanying financial statements of GGI have been prepared on a going concern basis, which contemplates the realization of assets and the liquidation of liabilities in the ordinary course of business. As described earlier, GGI is in the process of distributing its assets pursuant to the Plan and will be dissolved. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of reported asset amounts or the amounts and classification of liabilities that may result from the Plan and the distribution of assets pursuant thereto.

   PRINCIPLES OF CONSOLIDATION

     Each of the consolidated financial statements include the accounts of GGI or Grant and all of their respective majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

   MINORITY INTEREST

     The minority interest calculated on the Consolidated Statement of Operations was computed based on the minority ownership percentage in Solid State during the fourth quarter of 1997. This minority interest was extinguished by the Tender Offer which resulted in Solid State becoming a wholly owned subsidiary of Grant.

   REVENUES

     Revenues from data acquisition are recognized based on contractual rates set forth in the related contract. If the contract only provides a rate for the completed service, revenue and any unearned revenue recorded is recognized based on the percentage of the work effort completed compared with the total work effort involved in the contract.

   CASH AND CASH EQUIVALENTS

     For purposes of the consolidated statement of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. Such investments totaled $510,000 and $2,880,000 at December 31, 1997 and 1998, respectively.

   RESTRICTED CASH

     At December 31, 1997 and 1998, restricted cash included certificates of deposit totaling $321,000 and $106,000, respectively, which were pledged as collateral for letters of credit.

   INVENTORIES

     Inventories, which consist primarily of miscellaneous supplies, are stated at lower of cost or market. Cost is determined using the specific identification method.

                 GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                    AND
               GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

   WORK IN PROCESS

     Expenses related to the work in progress of seismic crews are deferred and recognized over the performance of the contract.

   PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost. Plant and equipment under capital leases are stated at the present value of future minimum lease payments at the inception of the lease.

     Depreciation is provided principally by the straight-line method over the estimated useful lives of the various classes of assets as follows:

     YEARS
     -----
     Buildings and improvements                       5-20
     Data processing equipment                         3-5
     Office equipment                                 5-10
     Seismic exploration and transportation equipment 3-10

     Plant and equipment held under capital leases are amortized by the straight-line method over the shorter of the lease term or estimated useful life of the asset. Expenditures for maintenance and repairs are charged to operations. Betterments and major renewals are capitalized.

   MULTI-CLIENT DATA LIBRARY

     The costs incurred in acquiring and processing multi-client seismic data owned by the Company are capitalized. During the twelve-month period beginning at the completion of the acquisition and processing of each multi-client survey, costs are amortized based on revenues from such survey as a percentage of total estimated revenues to be realized from such survey. Thereafter, amortization of remaining capitalized costs is provided at the greater of the percentage of realized revenues to total estimated revenues or straight line over four years. As of December 31, 1997 and 1998, accumulated amortization related to the Company's multi-client data library was zero and $1.3 million, respectively.

     On a quarterly basis, management estimates the residual value of each survey, and additional amortization is provided if the remaining revenues reasonably expected to be obtained from any survey are less than the carrying value of such survey. See Note 3.

   ASSET IMPAIRMENT

     In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", long-lived assets and certain identifiable intangibles are written down to their current fair value whenever events or changes in circumstances indicate that the carrying amount of these assets are not recoverable. These events or changes in circumstances may include but are not limited to a significant change to the extent in which an assets is used, a significant decrease in the market value of the asset, or a projection or forecast that demonstrates continuing losses associated with an asset. If an impairment is determined, the asset is written down to its current fair value and a loss is recognized. See Note 3.

                 GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                    AND
               GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

   GOODWILL

     Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited. Accumulated amortization was approximately $175,000 and $1,723,000 as of December 31, 1997 and 1998, respectively. Grant assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflective of Grant's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved. The goodwill created in the purchase of GGI's assets and the purchase of the remaining interest in ISI is being amortized over 30 years and the goodwill created in the acquisition of Solid State is being amortized over 20 years.

   USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     The more significant areas requiring the use of management estimates relate to expected future sales associated with the Company's multi-client data library, estimated future net cash flows related to long-lived assets and valuation allowances for deferred tax assets. Actual results could differ materially from these estimates making it reasonably possible that a change in these estimates could occur in the near term.

   REORGANIZATION COSTS

     Reorganization costs consisting of professional fees and similar types of expenditures directly related to GGI's chapter 11 bankruptcy proceeding were expensed as incurred. During 1996 and the nine months ended September 30, 1997, GGI incurred approximately $412,000 and $3,543,000 of reorganization costs.

   FOREIGN EXCHANGE GAINS AND LOSSES

     Grant has determined that the United States ("U.S.") dollar is its primary functional currency in all foreign locations with the exception of its Canadian subsidiaries. Accordingly, those foreign entities (other than Canada) translate property and equipment (and related depreciation) and inventories into U.S. dollars at the exchange rate in effect at the time of their acquisition while other assets and liabilities are translated at year-end rates. Operating results (other than depreciation) are translated at the average rates of exchange prevailing during the year. Remeasurement gains and losses are included in the determination of net income and are reflected in other income (deductions) (See Note 15). The Canadian subsidiaries use the Canadian dollar as their functional currency and translate all assets and liabilities at year-end exchange rates and operating results at average exchange rates prevailing during the year. Adjustments resulting from the translation of assets and liabilities are recorded in the accumulated other comprehensive loss account in stockholders' equity. Grant is presently using a forward contract to hedge the value of the U.S. dollar on a 30 to 60 day basis. The notional amount hedged is approximately $427,000 at December 31, 1998.

   INCOME TAXES

       Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company considers the undistributed earnings of its foreign subsidiaries to be permanently reinvested. The Company has not provided deferred U.S. income tax on those earnings, as it is not practicable to estimate the amount of additional tax that might be payable should these earnings be remitted or deemed remitted as dividends or if the Company should sell its stock in the subsidiaries.

   POST-EMPLOYMENT BENEFITS

     SFAS No. 112, "Employer's Accounting for Post-Employment Benefits," requires companies to account for benefits to former or inactive employees after employment but before retirement on the accrual basis of accounting. Post-employment benefits include every form of benefit provided to former or inactive employees, their beneficiaries and covered dependents. Benefits include, but are not limited to, salary continuation, supplemental unemployment benefits, severance benefits, disability-related benefits (including workers' compensation), job training and counseling, and continuation of benefits such as health care benefits and life insurance coverage.

   INCOME (LOSS) PER COMMON SHARE

     In accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share," basic income (loss) per common share is computed based upon the weighted average number of common shares outstanding during each period without any dilutive effects considered. Diluted income (loss) per common share reflects dilution for all potentially dilutive securities including warrants and convertible securities. The income (loss) is adjusted for cumulative preferred stock dividends in calculating net income
(loss) attributable to the common shareholder. Earnings per share data have not been presented for GGI as this information is not meaningful.

   STOCK BASED COMPENSATION

     As allowed by SFAS No. 123, the Company has elected to continue to follow the accounting prescribed by Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees," whereby compensation costs are recognized only in situations where stock compensation plans award intrinsic value to recipients at the date of grant, rather than the fair value method of SFAS No. 123. Pro forma disclosure of the estimated effects on net income and earnings per share had the fair value method prescribed by SFAS No. 123 been followed are included in Note 10.

   RECLASSIFICATIONS

     Certain amounts previously reported have been reclassified in order to ensure comparability between the periods reported.

   CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

     The Company competes in a highly competitive sector of the oil field services industry. The Company's business depends in large part on the conditions of the oil and gas industry, and specifically on the capital expenditures of the Company's customers. As a result of the recent decline in oil and gas prices, the level of overall oil and gas industry activity has declined from levels experienced in recent years. The Company's results of operations and cash flows could be adversely affected by continued decreased capital spending levels and depressed oil and gas prices.

                 GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                    AND
               GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


(3) CHARGE FOR ASSET IMPAIRMENT

   GGI

     In 1994 GGI began development of a proprietary data recording system, which was intended to replace an older recording system used in transition zone areas. Problems with software design and hardware availability resulted in numerous delays and substantial cost overruns. In addition, the completed system did not meet performance expectations. Consequently, at December 31, 1996, GGI reduced the carrying value of the proprietary data recording systems which was not expected to generate future cash flows adequate to support current carrying values. Accordingly, a $5,802,000 charge for asset impairment was recorded during the fourth quarter of 1996.

   GRANT

     In the fourth quarter of 1997 certain assets of Solid State were written down to reflect their fair value in accordance with the Company's asset impairment policy. Fair market value was determined by discounting the assets' projected future cash flows. Accordingly, Grant recorded a $6,369,000 special charge for asset impairment in the fourth quarter of 1997. This charge primarily consisted of $5,869,000 relating to the multi-client data library and $500,000 relating to miscellaneous assets held by Solid State.

     In the fourth quarter of 1998, the Company wrote down certain non-productive fixed assets to fair market value in the amount of $564,000 and certain multi-client data surveys in the amount of $3.2 million. The impairment of the multi-client data in 1997 and 1998 was due to reductions in estimates of future licensing prospects for such data due to reduced interest in the area by oil and gas companies and the current downturn in the industry.

                 GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                    AND
               GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


 (4) SUMMARY OF OPERATIONS

     All of the Company's operations consist of geophysical services which are grouped by major geographical areas. A summary of operations by geographical area follows (dollars in thousands):

                                          GGI                               GRANT
                             -------------------------------    ----------------------------
                                YEAR            NINE MONTHS     THREE MONTHS       YEAR
                                ENDED              ENDED           ENDED           ENDED
                             DECEMBER 31,      SEPTEMBER 30,    DECEMBER 31,    DECEMBER 31,
                             ------------      -------------    ------------    ------------
                                1996               1997             1997            1998
                             ------------      -------------    ------------    ------------
Total revenues
 United States                $  42,074          $  41,267        $  12,458      $  78,659
 Canada                              --                 --            4,468         14,175
 Colombia                        12,722             19,797            2,836         17,948
 Guatemala                           --                300            2,277         12,765
 Bolivia                          6,364                 --            4,262         10,491
 Ecuador                          2,840             10,878            2,491          8,337
 Brazil                           7,717              8,896            2,852          3,063
 Peru                            27,490              2,696               --             --
 Other Latin America                 --                 --            1,265             --
 Bangladesh                       5,076              8,871            4,611         15,775
 Indonesia                          336                 --               --         14,299
 Europe, Middle East and
  Africa                            904                 --              348             --
                              ---------          ---------        ---------      ---------
                              $ 105,523          $  92,705        $  37,868      $ 175,512
                              =========          =========        =========      =========
Operating income (loss):
 United States                $ (35,920)         $  (1,924)       $  (7,634)     $  (2,741)
 Canada                              --                 --           (1,488)        (2,076)
 Colombia                           (94)             4,750              137          3,591
 Guatemala                           --                 69              370          3,208
 Bolivia                             39               (429)             613          2,003
 Ecuador                         (1,012)             2,283              904          1,390
 Brazil                          (2,783)               (15)              89         (1,863)
 Peru                           (19,804)                 4               --             --
 Other Latin America               (988)              (289)             371            (15)
 Bangladesh                       1,034              2,800            1,822          1,204
 Indonesia                       (1,095)              (455)            (148)         1,623
 Europe, Middle East and
  Africa                         (5,347)                --              (69)            22
                              ---------          ---------        ---------      ---------
                              $ (65,970)         $   6,794        $  (5,033)     $   6,346
                              =========          =========        =========      =========

                 GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                    AND
               GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                                                    GRANT
                                            ---------------------
                                                DECEMBER 31,
                                            ---------------------
                                               1997        1998
                                            ----------  ---------
Identifiable assets:
 United States                              $  79,089   $ 103,265
 Canada                                        35,278      25,811
 Colombia                                       9,750       6,526
 Guatemala                                      2,572       3,071
 Bolivia                                        6,533       2,451
 Ecuador                                        3,919       4,705
 Brazil                                         6,564         685
 Other Latin America                            1,942         220
 Bangladesh                                     5,688      10,258
 Indonesia                                      1,663       6,736
 Europe, Middle East and Africa                   965          --
                                            ---------   ---------
    Total identifiable assets                 153,963     163,728
 Corporate assets                               1,741       2,713
                                            ---------   ---------
                                            $ 155,704   $ 166,441
                                            =========   =========

     Revenues from a U.S. based international oil company was approximately $20,233,000 (19%) for the year ended December 31, 1996. For the nine months ended September 30, 1997, revenues from three oil companies, one domestic and two international, were approximately $14,008,000 (15%), $9,924,000 (11%), $8,895,000 (10%). During 1998, the Company did not derive more than 10% of its revenue from any single customer.

(5) PROPERTY, PLANT AND EQUIPMENT

     A summary of property, plant and equipment follows:

                                                       ACCUMULATED
                                              COST     DEPRECIATION
                                           --------    ------------
                                             (DOLLARS IN THOUSANDS)
December 31, 1997
   Land                                    $    427    $       -
   Buildings and improvements                 1,548           42
   Plant facilities and store fixtures          876          170
   Machinery and equipment                   70,151        8,286
                                           --------    ---------
                                           $ 73,002    $   8,498
                                           ========    =========

                                                       ACCUMULATED
                                              COST     DEPRECIATION
                                           --------    ------------
                                           (DOLLARS IN THOUSANDS)
December 31, 1998
   Land                                    $    411    $       -
   Buildings and improvements                 1,932          175
   Plant facilities and store fixtures        1,142          434
   Machinery and equipment                   89,779       26,750
                                           --------    ---------
                                           $ 93,264    $  27,359
                                           ========    =========

                 GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                    and
               GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

 (6) INCOME TAXES

     The composition of income tax expense follows (dollars in thousands):

                                            GGI                           GRANT
                                ----------------------------    ---------------------------
                                NINE MONTHS    THREE MONTHS         YEAR         YEAR
                                   ENDED          ENDED             ENDED        ENDED
                                DECEMBER 31,   SEPTEMBER  30,   DECEMBER  31,  DECEMBER 31,
                                ------------   --------------   -------------  ------------
                                   1996            1997              1997          1998
                                ------------   --------------   -------------  ------------
Current:
 State                           $      --       $      --        $     --       $     --
 Federal                                --              --              --            100
 Foreign                             1,621           2,184             856          3,824




Deferred:
 State                                  --              --              --             --
 Federal                                --              --              --             --
 Foreign                                --              --              --             --
                                 ---------       ---------        --------       --------
Income tax expense               $   1,621       $   2,184        $    856       $  3,924
                                 =========       =========        ========       ========

     At December 31, 1996, GGI had net operating losses ("NOLs") of approximately $173,000,000 available for carryforward for U.S. Federal income tax purposes. Since GGI will, in accordance with the Plan, be liquidated, approximately $150,000,000 of these NOLs will not be used and will expire at such time as GGI ceases to exist.

     Grant acquired approximately $23,000,000 of GGI's U.S. NOLs on September 30, 1997. At December 31, 1998, $1,977,950 of these NOLs have expired unused and the remainder, if unused, will expire between 1999 and 2011. Future utilization of these NOLs will be restricted due to the change of ownership resulting from the Plan. Based on current valuations, use of these NOLs would be limited to approximately $704,000 annually.

     Grant also acquired approximately $13,536,000 of Solid State's U.S. NOLs on December 30, 1997. At December 31, 1998, none of these NOLs have expired or been utilized. If unused, they will expire between 1999 and 2011. Future utilization of approximately $9,760,000 of these NOLs will be restricted due to a change of ownership which occurred on February 25, 1997. Based on current valuations, the restriction would be approximately $125,000 annually.

     In addition, Grant acquired approximately $7,800,000 of Solid State's Canadian NOLs on December 30, 1997. The NOLs, if unused, will expire between 2000 and 2005. Future utilization of these NOLs is restricted to income arising in Canada from the same type of business operations that generated them.

     All of these acquired NOLs, when utilized, will first reduce goodwill and other noncurrent intangible assets related to the acquisition to zero, with any remaining tax benefits recognized as a reduction of income tax expense.

                 GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                    AND
               GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


     The total income tax expense is different from the amount computed by applying the U.S. Federal income tax rate to income before income taxes. The reasons for these differences were as follows (dollars in thousands):


                                                  GGI                              GRANT
                                        --------------------------     --------------------------
                                          YEAR         NINE MONTHS     THREE MONTHS     YEAR
                                         ENDED           ENDED             ENDED        ENDED
                                        DECEMBER 31,  SEPTEMBER 30,    DECEMBER 31,  DECEMBER 31,
                                        ------------  ------------     ------------  ------------
                                          1996            1997             1997          1998
                                        ------------  ------------     ------------  ------------
Income tax expense (benefit)
 at U.S. Federal rate                   $(25,298)        $   616        $ (2,680)     $    (810)
Increases (reductions) in taxes from:
Foreign income taxed at more (less)
 than U.S. rate                            4,712             741           1,648            (79)
Losses with no tax benefit is expected    22,207             827           1,888          4,813
                                        --------         -------        --------      ---------
Income tax expense recorded             $  1,621         $ 2,184        $    856      $   3,924
                                        ========         =======        ========      =========

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (dollars in thousands):


                                                  GGI                              GRANT
                                        --------------------------     --------------------------
                                          YEAR         NINE MONTHS     THREE MONTHS     YEAR
                                         ENDED           ENDED             ENDED        ENDED
                                        DECEMBER 31,  SEPTEMBER 30,    DECEMBER 31,  DECEMBER 31,
                                        ------------  ------------     ------------  ------------
                                          1996            1997             1997          1998
                                        ------------  ------------     ------------  ------------
Deferred tax asset:
Plant and equipment, principally due to
 differences in depreciation             $  3,841      $  5,042         $    666       $   1,190
Financing costs                                --            --              244             127
Research and development costs                 --            --              499             466
Allowance for doubtful accounts and
 other accruals                             3,042            --               58             146
Net operating loss carryforwards           58,795         8,026           10,720          11,311
 Total                                     65,678        13,068           12,187          13,240
Deferred tax liability:
Plant and equipment, principally due
 to   differences   in   depreciation          --            --             (339)            (88)
                                         --------      --------         --------       ---------
Net deferred tax asset                     65,678        13,068           11,848          13,152
Valuation allowance                       (65,678)      (13,068)         (11,848)        (13,152)
                                         --------      --------         --------       ---------
Net deferred tax asset (liability)       $     --      $     --         $     --       $      --
                                         ========      ========         ========       =========

     The valuation allowance for deferred tax assets as of January 1, 1996 was $38,409,000. The net change in the total valuation allowance for the year ended December 31, 1996, the nine months ended September 30, 1997, the three months ended December 31, 1997 and the year ended December 31, 1998, was an increase of $27,269,000, a decrease of $52,610,000, a decrease of $1,220,000 and an increase of $1,304,000, respectively. A full valuation allowance was applied against the $3,152,234 in NOLs generated in 1998, due to the uncertainty of their realization under SFAS No. 109.

                 GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                    AND
               GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(7) DEBT

     A summary of notes payable, long-term debt, and capital lease obligations was as follows (dollars in thousands):

                                                                        DECEMBER 31,
                                                                  ----------------------
                                                                    1997          1998
                                                                  --------      --------
Revolving lines of credit - affiliate:
   Prime plus 2%, due March 31, 2000 at December 31, 1998 9.75%   $    800      $  8,000
                                                                  ========      ========

Revolving lines of credit:
   Term note - prime plus 2% at December 31, 1997 10.5%             15,800            --
   Prime plus .75%, due February 17, 1998 at December 31, 1997
    6.75%                                                            2,565            --
Senior Notes - 9.75%, due February 15, 2008                             --        99,283
Equipment notes payable-10.02%, due 2001                            13,989         2,810
Other notes payable-6.74% to 10.38%, due 1999-2005                  25,051           994
Capital lease obligations-10.46% to 11.09%, due 1999-2000            8,362         2,252
Subordinated Note-10.5% due March 31, 1999                           9,786            --
                                                                  --------      --------
Total long-term debt                                                75,553       105,339
Less current portion                                                (1,158)       (2,522)
                                                                  --------      --------
         Notes payable, long-term debt, capital lease obligations
            and subordinated note, excluding current portion      $ 74,395      $102,817
                                                                  ========      ========

     On March 18, 1998, all of the then-outstanding debt of Grant, with the exception of approximately $3.6 million relating to one capital lease obligation and one note payable, was paid off with the proceeds of the Senior Notes (see below).

     On October 1, 1997, Grant and Elliott entered into a credit facility providing for a revolving loan facility under which Grant could borrow up to an aggregate principal amount of $5 million (at December 31, 1997, $4.2 million was available for borrowing). Grant is required to pay interest on the outstanding principal balance of revolving loans at a rate per annum equal to the prime rate plus 2%. On December 18, 1997, the credit facility was amended to provide for a term loan of $15.8 million in addition to the revolving loans. The proceeds of the term loan were used by Grant to purchase all of the stock of Solid State not already owned by Grant (see
Note 1). This original credit facility was due to expire on March 31, 1999 at which time all obligations of Grant under the credit facility were due and payable. In connection with the redemption of the cumulative pay-in-kind preferred stock, par value $.001 per share ("Preferred Stock") (see
Note 12), held by Westgate, on June 5, 1998, Elliott agreed to amend the Credit Facility to increase the maximum borrowing capacity from $5 million to $15 million and to extend the term of the facility from March 31, 1999 to March 31, 2000. In April 1999, the Credit Facility was further extended to $20.0 million. At December 31, 1998, there was $7 million available for borrowing. The loans under the credit facility are collateralized by all of Grant's assets and a pledge by Grant of certain notes and all the outstanding shares of capital stock of its subsidiaries. Each subsidiary of Grant has executed a guaranty in favor of Elliott, each of which guarantees payment of all Grant's obligations owed to Elliott under the credit facility. Each subsidiary has pledged its assets in favor of Elliott to secure its obligations under its respective guaranty. The credit facility contains restrictions which, among other things, prohibit Grant's right to pay dividends and limit its right to borrow money, purchase fixed assets or engage in certain types of transactions without the consent of the lender. The $15.8 million term loan was paid in full on February 18, 1998 with the proceeds of the Senior Notes. (See below) At December 31, 1998, the Company had violated a covenant in the Credit Facility which limited the capital expenditures for any one year to a maximum of $14 million. The Company obtained a consent and waiver to the default from Elliott effective December 31, 1998.

                 GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                    AND
               GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


     At December 31, 1997, a foreign credit facility between Solid State and its subsidiaries and a Canadian bank was in effect. Under this revolving facility Grant could borrow up to a principal amount of $3.6 million, collateralized by substantially all the assets of Solid State and by assignment of receivables and bearing interest at Canadian prime rate plus .75%. There was approximately $2.6 million outstanding at December 31, 1997. This facility was paid in full on February 18, 1998 and was terminated. Following repayment of this note, the Solid State assets have been pledged by Grant to collateralize the loans from Elliott described above and each Solid State subsidiary has executed a guaranty in favor of Elliott in the form described above.

     On December 19, 1997 Elliott and Westgate exchanged 9,571.162 shares of preferred stock with a liquidation value of $9,571,162, plus accrued dividends of $215,000, for a subordinated note which bears interest at an annual rate of 10.5%. The subordinated note was paid in full on February 18, 1998 with the proceeds of the Senior Notes. (See below)

     The Company's equipment notes payable and capital lease obligations represent installment loans or capital lease obligations primarily related to the acquisition of seismic recording equipment. These instruments, with the exception of the $3.6 million noted above, were paid in full on February 18, 1998 with the proceeds of the Senior Notes. (See below)

     At December 31, 1997, other notes payable included approximately $16.7 million due to Elliott from term loans entered into by Solid State during the period February 1997 through October 1997. An additional $6.5 million note was due from Solid State to the same Canadian bank that has the revolver. The remainder of the other notes payable consists of local short-term credit lines in certain foreign subsidiaries. These instruments were paid in full on February 18, 1998 with the proceeds of the Senior Notes. (See below)

     On February 18, 1998, Grant completed an offering of $100 million face value 9 3/4% Senior Notes due and payable in a lump sum on February 15, 2008. The Notes bear interest from February 18, at a rate per annum set forth above payable semi-annually on February 15 and August 15 of each year, commencing August 15, 1998. The net proceeds to Grant from the sale of the Notes was approximately $95.2 million after deducting the Initial Purchaser's discount and certain other estimated fees and expenses. Grant used the proceeds to repay approximately $74.5 million of the outstanding balance of debt ($73.0 million) and interest ($1.5 million) existing at December 31, 1997. Total debt issue costs of $4.3 million were incurred in connection with the offering and are being amortized over the term of the notes.

      The Notes were issued under an indenture (the "Indenture") entered into among the Company, as issuer, the Subsidiary Guarantors, and LaSalle National Bank, as trustee dated as of February 18, 1998. The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries (as defined in the Indenture) to, among other things, incur additional indebtedness (including capital leases), incur liens, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, issue preferred stock, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company or any of its Restricted Subsidiaries. In addition, the Credit Facility limits the Company from taking, without the consent of the lender, certain actions, including creating indebtedness in excess of specified amounts and declaring and paying dividends.

                 GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                    AND
               GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


 (8) LEASES

     Grant has entered into various non-cancelable operating leases which provide for future minimum rental payments as follows:
1999($449; 2000($347; 2001($208; 2002($208; and 2003($104.

     Rental expense for each of the periods included in the accompanying financial statements was as follows (dollars in thousands):

                       GGI                          GRANT
            --------------------------   ---------------------------
               YEAR       NINE MONTHS    THREE MONTHS      YEAR
              ENDED          ENDED        ENDED           ENDED
            DECEMBER 31,  SEPTEMBER 30,  DECEMBER 31,   DECEMBER 31,
            ------------  ------------   ------------   ------------
               1996           1997           1997            1998
             --------       --------       --------        --------

              $2,089          $830           $996           $2,556

(9) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments.

   CASH AND SHORT-TERM FINANCIAL INSTRUMENTS

     The  carrying  amount  approximates  fair  value   due  to  the  short
maturities of these instruments.

   LONG-TERM NOTES RECEIVABLE

     The fair value has been estimated using the expected future cash flows discounted at market interest rates which approximate its carrying value.

   LONG-TERM DEBT

     The carrying values of the Company's long-term debt instruments approximate their fair values. Grant's long-term debt has been estimated based on current quoted market prices for the same or similar issues, or on the current rates offered to Grant for debt of the same remaining maturities.

(10) STOCK-BASED COMPENSATION

        The 1997 Equity and Performance Incentive Plan (the "Incentive Plan") was adopted by the Board of Directors and approved by Grant's stockholders in December 1997. The Incentive Plan was amended in September 1998 to increase the number of shares reserved for issuance under the Incentive Plan from 1,450,000 shares of Grant Common Stock to 1,900,000 shares of Grant Common Stock and subsequently, in February 1999, to 2,000,000 shares of Grant Common Stock. The Incentive Plan provides for the grant to officers (including officers who are also directors), employees, and non-employee directors of Grant and its subsidiaries, of "incentive stock options" (within the meaning of Section 422 of the Internal Revenue Code of 1986 (the "Code")), nonstatutory stock options, stock appreciation rights and restricted shares. The Incentive Plan is not a deferred compensation plan under Section 401(a) of the Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

         The Incentive Plan is required to be administered by the Board of Directors or by a committee of the Board of Directors consisting of at least two nonemployee directors. The Board of Directors or its designated committee will select the employees and non-employee directors to whom Awards may be granted and the type of Award to be granted and determine, as applicable, the number of shares to be subject to each Award, the exercise price and the vesting. In making such determinations, the Board of Directors or its designated committee will take into account the employee's present and potential contributions to the success of the Company and other relevant factors. As of December 31, 1998, Awards covering 1,662,300 shares have been made by the Board of Directors. During 1998, there were 57,600 option cancellations due to terminations. The Awards consist of 1,568,700 nonstatutory stock options that will vest annually in equal one-third increments beginning on December 31, 1998. All such options were granted at a price equal to or in excess of the fair market value of the Company's stock at the date of grant. Such options have an average exercise price of $5.76 per share (range of $4.75 to $6.84 per share), subject to adjustment in certain circumstances. In addition, 6,000 restricted shares (36,000 total restricted shares) were granted to each non-employee director. One-half (or 3,000) of such shares became restricted on August 18, 1998 and the remaining 3,000 will become unrestricted on February 18, 1999, subject to the satisfaction of certain conditions set forth under the Incentive Plan. The Company recognized approximately $150,000 in compensation expense in 1998 in relation to such restricted shares, based on its estimate of fair market value pursuant to SFAS No. 123.

    The Company applies Accounting Principles Board Opinion 25 in accounting for its share-based compensation plans and has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized under these plans, with the exception noted above, because as of the measurement date, which in this case is the grant date, the exercise price of granted options is equal to or in excess of the fair value of the underlying shares. Had compensation cost for the Company's share-based compensation plans been determined based on the fair values of the options awarded at the grant dates, consistent with the provisions of SFAS No. 123, the Company's net loss and loss per share would have been reduced to the pro forma amounts indicated below.

GGI

     Had GGI adopted SFAS No. 123 for options granted after January 1, 1995, GGI's net loss for the year ended December 31, 1996 would have been increased as follows (in thousands):

                                                       GGI
                                             ----------------------
                                                      1996
                                             ----------------------
                                                 AS
                                              REPORTED    PROFORMA
                                             ----------  ----------

Net loss applicable to common stock          $ (82,390)  $ (82,612)

                 GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                    AND
               GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     For purposes of determining compensation costs using the provisions of SFAS 123, the fair value of option grants were determined using the Black-Scholes option-valuation model. The key input variables used in valuing the options were: risk-free interest rate of 8.5%; dividend yield of zero; stock price volatility of 70%; expected option lives of four years.

     Pursuant to the Plan, GGI's capital stock was canceled on the Effective Date. As a result, GGI's Amended 1989 Long-Term Incentive Plan was also canceled. Therefore, the effects of SFAS No. 123 for the nine months ended September 30, 1997 have not been presented.

GRANT

     During the three months ended December 31, 1997 Grant did not grant any awards under the 1997 Equity and Performance Plan. Therefore, the effects of SFAS No. 123 for the three months ended December 31, 1997 have not been presented.

     Had Grant adopted SFAS No. 123 for options granted after January 1, 1998, Grant's net loss for the year ended December 31, 1998 would have increased as follows:
                                                      GRANT
                                             ----------------------
                                                      1998
                                             ----------------------
                                                 AS
                                              REPORTED    PROFORMA
                                             ----------  ----------

Net loss applicable to common stock          $  (8,138)   $ (11,293)
Loss per common share - basic and diluted    $   (0.57)   $   (0.79)

     The weighted average fair value of options granted during 1998 was $1.94. The fair value of each option award is estimated on the grant date using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1998: expected volatility of zero, risk-free interest rate of 5.5%, an expected life of nine years and a dividend yield of zero.

(11) EMPLOYEE BENEFIT PLANS

   EMPLOYEE RETIREMENT SAVINGS PLAN

     GGI had established a defined contribution plan covering substantially all U.S. and certain foreign employees whereby participants could elect to contribute between 1% and 15% of their annual salary. Participants could not make contributions in excess of $10,000 per year (as adjusted annually by the cost of living adjustment factor). On the Effective Date, GGI assumed and assigned the plan to Grant. Under the plan, the employer may contribute, on a discretionary basis, one-half of the participant's contribution percentage up to 6% (limited to 3% of any employee's annual salary). The plan was amended in June 1997 to eliminate the employer's option to contribute common stock so that discretionary contributions may be made only in the form of cash. Contributions made by GGI for the year ended December 31, 1996 consisted of 58,395 shares of GGI Common Stock with a market value of $138,000. At December 31, 1996, the plan held 82,861 shares of GGI Common Stock. Due to the cancellation of GGI's Common Stock on the Effective Date, the plan administrator reduced the carrying value of the shares held by the plan to zero and the trustee returned the certificates to GGI. Cash contributions to the plan by Grant for the three-month period ended December 31, 1997 and the twelve-month period ended December 31, 1998 totaled $39,000 and $188,000, respectively.

                 GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                    AND
               GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


   OTHER POSTRETIREMENT BENEFITS

     GGI sponsored a defined contribution postretirement plan which, pursuant to the Plan, was assumed by GGI and assigned to Grant on the Effective Date. The plan provides medical coverage for eligible retirees and their dependents (as defined in the plan).

     Following is a reconciliation of the changes in the plan's benefit obligations and fair values of assets during 1997 and 1998 and a statement of the funded status of this plan as of December 31 of each year.

                                                      GRANT
                                               -------------------
                                                 1997       1998
                                               --------   --------
                                              (thousands of dollars)
CHANGE IN BENEFIT OBLIGATION
   Accumulated postretirement benefit
    obligation, beginning of year               $ (368)     $ (453)
   Service cost                                    (69)        (74)
   Interest cost                                   (26)        (32)
   Participant contributions                        --          --
   Amendments                                       --          --
   Actuarial (loss)/gain                            --         (36)
   Benefits paid                                    10          10
                                                ------      ------
   Accumulated postretirement benefit
    obligation at end of year                   $ (453)     $ (585)
                                                ======      ======

                                                      GRANT
                                               -------------------
                                                 1997       1998
                                               --------   --------
                                             (thousands of dollars)
CHANGE IN PLAN ASSETS
   Fair value of plan assets at beginning
    of year                                     $   --      $   --
   Actual return on plan assets                     --          --
   Employer contribution                            10          10
   Participant contributions                        --          --
   Benefits paid                                   (10)        (10)
                                                ------      ------

   Fair value of plan assets at end of year     $   --      $   --
                                                ======      ======

   Funded status at end of year                 $ (453)     $ (585)
   Unrecognized net actuarial (loss)/gain           17          53
   Unrecognized prior service cost                  --          --
   Unrecognized net transition obligation          111         103
                                                ------      ------

   Accrued postretirement benefit cost          $ (325)     $ (429)
                                                ======      ======

                 GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                    AND
               GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


     Net periodic postretirement benefit cost included the following components:

                                       GGI                         GRANT
                          ---------------------------  --------------------------
                              YEAR      NINE MONTHS    THREE MONTHS      YEAR
                              ENDED        ENDED           ENDED        ENDED
                          DECEMBER 31,  SEPTEMBER 30,  DECEMBER  31, DECEMBER 31,
                          ------------  -------------  ------------- ------------
                              1996         1997            1997          1998
                          ------------  -------------  ------------- ------------
                                            (dollars in thousands)
Service cost                  $   66       $   52          $  17        $  74
Interest cost                     21           20              6           32
Amortization of transition
 obligation over 20 years          7            5              2            7
Amortization of gain              --           --             --           --
Other amortization                --           --             --           --
                              ------       ------          -----        -----
   Net periodic
    postretirement benefit
    cost                      $   94       $   77          $  25        $ 113
                              ======       ======          =====        =====

     For measurement purposes, a 6.5% annual rate of increase in the per capita cost of medical benefits was assumed for the year ended 1996. The rate was assumed to decrease gradually to 5% for 2001 and remain at that level thereafter.

     The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.25% and 6.75% as of December 31, 1997, and 1998, respectively.

     Assumed health care cost trend rates have a significant effect on the amounts reported for the retiree health care plan. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                             1-PERCENTAGE-    1-PERCENTAGE-
                                             POINT INCREASE  POINT DECREASE
                                             --------------  --------------
                                                 (thousands of dollars)

Effect on total of service and interest cost     $  19          $  (16)
Effect on postretirement benefit obligation         88             (76)

 (12) STOCKHOLDERS' EQUITY

GRANT

   CUMULATIVE PREFERRED STOCK

     Grant had authorized 20,000 shares of cumulative pay-in-kind preferred stock (the "Cumulative Preferred Stock"), par value $0.001 per share, with a liquidation preference of $1,000 per share of which 10,000 shares were outstanding as of December 31, 1997. Dividends accrued and were cumulative from September 30, 1997, the date on which such shares were issued. Dividends accrued at an annual rate of 10.5% of the liquidation value and were payable annually on September 30 of each year. Unpaid dividends associated with the Cumulative Preferred Stock, at December 31, 1997 and at June 5, 1998, were approximately $262,000 and $440,000, respectively.

                 GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                    AND
               GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


     On June 5, 1998 the Company redeemed the 10,000 shares of Cumulative Preferred Stock, held by Westgate, representing all such outstanding shares, in the aggregate amount of $10.7 million, representing the liquidation amount of such shares of Cumulative Preferred Stock, together with all accumulated, accrued and unpaid dividends. Upon redemption, the Cumulative Preferred Stock was canceled, retired and eliminated from the shares that the Company is authorized to issue.

   COMMON STOCK

     At December 31, 1998, Grant has authorized 25,000,000 shares of common stock, par value $.001 per share, of which 14,426,055 shares are issued and outstanding. The changes in common stock for the three months ended December 31, 1997 and the year ended December 31, 1998 are as follows (dollars in thousands):

                                                                               COMMON STOCK
                                                                        --------------------------
                                                                          SHARES          AMOUNT
                                                                        ----------      ----------
   Balance September 30, 1997                                            4,590,056         $   5
   Common stock issued to directors                                              1             -
   Common stock issued in exchange for warrants in Solid State              62,500             -
   Common stock issued in connection with the reorganization plan           99,998             9
                                                                        ----------         -----

   Balance December 31, 1997                                            14,152,555         $  14
   Common stock issued to directors                                         36,000             -
   Common stock issued in connection with the underwriting of the
    subscription offering                                                  237,500             -
                                                                        ----------         -----

   Balance, December 31, 1998                                           14,426,055         $  14
                                                                        ==========         =====

 (13) CONTINGENCIES

     On December 11, 1997, certain holders of interests under the Plan, acting through an "ad hoc" committee (the "Plaintiffs") commenced a lawsuit in the Bankruptcy Court against Grant, GGI, Elliott, Westgate and Solid State. The lawsuit alleged that (i) GGI and Elliott breached their obligations under the Plan by seeking to complete the Acquisition prior to commencing an offering of the Company's common stock, par value $.001 per share ("Common Stock"), to certain holders of claims and other interests under the Plan (the "Subscription Offering"), (ii) the Acquisition and certain related transactions were unfair to the Plaintiffs because they diluted the value of the common Stock to be issued to them under the Subscription Offering and impaired the Company's equity value and (iii) the Acquisition and certain related transactions could and should have been, but were not, adequately disclosed in the disclosure statement filed with the Bankruptcy Court regarding the Plan. The Plaintiffs requested (i) compensatory and punitive damages in an unstated amount and (ii) revocation of the Plan.

     In addition, the Plaintiffs sought to enjoin completion of the Acquisition and certain related transactions pending a trial on the merits. This request for injunctive relief was denied by the Bankruptcy Court on December 16, 1997, and was denied on appeal by the United States District Court for the District of Delaware on December 19, 1997. During the discovery process for the lawsuit, the parties began to discuss a settlement. These discussions led to a settlement of the lawsuit on June 19, 1998 (the "Settlement"). Under the terms of the Settlement, in exchange for a full and complete release of all of the Plaintiffs' claims against Elliott, Westgate, the Company and their respective officers, directors, partners, employees, agents, subsidiaries, affiliates, successors and assigns relating to or arising out of the bankruptcy proceedings of GGI and a dismissal of the lawsuit, Elliott paid the Plaintiffs $150,000 for reimbursement of legal expenses, and permitted the Plaintiffs to purchase Grant Common Stock in the Subscription Offering at a discounted subscription purchase price of $ 4.75 per share. The Company recorded $635,000 in litigation expense associated with the Settlement, representing the cash paid by Elliott and the $0.25 discount permitted the Plaintiffs to purchase Grant Common Stock in the Subscription Offering. In addition, Elliott has agreed to indemnify Grant against any liability that they may incur in connection with the lawsuit. Nevertheless, other eligible subscribers in the Subscription Offering who did not execute a release in connection with the Subscription Offering could commence other lawsuits related to the Plan, which may not be subject to indemnification by Elliott, and which could have an adverse effect on Grant's business, reputation, financial position, results of operations or cash flows.

     In October 1998, Zurich American Insurance Company ("Zurich") made a demand on Grant for the payment of $694,000 claimed to be due Zurich under the terms of certain insurance policies issued by Zurich to GGI in 1996, which policies were allegedly assumed by Grant at the conclusion of its bankruptcy reorganization in 1997. Subsequent to December 31, 1998, a settlement has been agreed to by the parties subject only to the execution of a definitive Settlement Agreement and funding of the settlement at a cost to Grant of $290,000. This amount has been accrued at December 31, 1998.

     Grant is involved in various claims and legal actions arising in the ordinary course of business. GGI is involved in various claims and legal actions arising in the bankruptcy and related to the Plan. Other than the Plan and actions commenced pursuant thereto or in connection therewith, management of GGI and management of Grant are of the opinion that none of the claims and actions are likely to have a material adverse impact on GGI's or Grant's financial position, results of operations or cash flow.

     The Court generally has jurisdiction over all of GGI's property, as defined in section 541 of the Bankruptcy Code, held on the Petition Date or acquired thereafter. GGI may not engage in transactions except pursuant to the Plan without prior approval of the Court.

     GGI and Grant are subject to review by various taxing authorities for the purpose of verifying compliance with numerous local tax laws and regulations. As a result of one of these reviews, GGI was notified that, during 1995, it had neglected to collect a certain tax from several clients and remit those collections to the local government. The total amount of the potential assessment, including penalties and interest, is approximately $6,000,000. GGI believes the tax authority's claim is without merit. Moreover, such assessment was not filed as a claim in GGI's chapter 11 case. As a result, GGI has made no provision for payment on the assessment. GGI intends to vigorously protest any attempted enforcement of the assessment; however, there can be no assurances regarding the outcome of any such protest.

(14) RELATED PARTY TRANSACTIONS

     During 1996, GGI entered into an exclusive agreement with Macdonald & King, Incorporated, a financial services firm, for the purpose of assisting GGI in securing additional sources of financing, including equipment financing and short and long-term financing. Mr. William C. Macdonald, a former director of GGI, is the Chairman of the Board and sole shareholder of Macdonald & King, Incorporated. Pursuant to the terms of the agreement, GGI issued 155,499 shares of GGI Common Stock with a market value of approximately $388,748 to Macdonald & King, Incorporated in connection with financing obtained by GGI prior to Mr. Macdonald's resignation from GGI's Board of Directors effective August 8, 1996.

                 GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                    AND
               GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


     On March 20, 1996, GGI issued 143,000 shares of GGI's $2.4375 Preferred to Westgate, an affiliate of Elliott, a holder of more than 5% of the $2.4375 Preferred, for an aggregate purchase price of $1,573,000. Westgate subsequently sold its shares of $2.4375 Preferred to Liverpool Limited Partners, which also is an affiliate of Elliott.

     In November 1996, GGI borrowed an aggregate of $3,149,000 from Westgate and Elliott for working capital purposes. The borrowings were in the form of unsecured promissory notes and remained outstanding at December 31, 1996, and are therefore classified in pre-petition liabilities subject to the chapter 11 case.

     A former senior vice-president of Grant loaned approximately CDN $500,000 for a two-year term at 10% interest to an entity in which the Company held, at the time, an 18% common equity interest. Additionally, Grant owned $268,000 of redeemable, cumulative preferred shares in the same entity. Currently, the Company holds a 14.5% common equity and no preferred shares. During 1998, Grant recorded a $271,000 write-down to reduce the carrying value of its investment in this entity to zero due to the entity's uncertain financial condition. The Company used this entity periodically to perform survey services. The senior vice president resigned in January 1998. During the three months ended December 31, 1997, Grant paid approximately $364,000 to this entity.

     The Company's Chairman of the Board ("Chairman") is an officer of an affiliate of the Principal Stockholders of Grant. On April 28, 1998, Elliott granted to the Chairman options to purchase 100,000 shares of Common Stock from Elliott. Additionally, the Chairman has entered into a consulting agreement, dated April 28, 1998, with Grant (the "Consulting Agreement") which provides for an annual consulting fee of $100,000 for as long as he remains Chairman. Under the Consulting Agreement, the Chairman was also granted options by the Company to purchase 50,000 shares of Common Stock under the Incentive Plan at exercise prices equal to or in excess of the fair market value of the Company's stock on date of grant. These options will vest annually in equal one-third increments beginning on December 31, 1998, and have an average exercise price of $6.07 per share.

     See the discussion of debt financing with Elliott in Notes 7 and 12.

     See discussion of the Subscription Offering in Note 19.

                 GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                    AND
               GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


(15) OTHER INCOME (EXPENSE)

     Other Income (Expense) consisted of the following:

                                                                           GGI                        GRANT
                                                                --------------------------- --------------------------
                                                                   YEAR        NINE MONTHS  THREE MONTHS     YEAR
                                                                   ENDED          ENDED         ENDED        ENDED
                                                                DECEMBER 31,  SEPTEMBER 30, DECEMBER 31,  DECEMBER 31,
                                                                ------------  ------------- ------------  ------------
                                                                   1996            1997          1997         1998
                                                                ------------  ------------- ------------  ------------
                                                                               (DOLLARS IN THOUSANDS)
   Gain (loss) on the sale of fixed assets                        $    25        $   (67)      $     50    $  189
   Net gain (loss) on foreign exchange                               (251)           (98)          (289)     (485)
   Loss on sale of subsidiaries                                      (198)            --             --        --
   Foreign credit insurance                                            (8)            --             --        --
   Gain on insurance settlement                                        --             11             --        --
   Merger costs                                                        --             --           (767)       --
   Investment income                                                   --             --             46        99
   Legal settlements                                                   --          2,359(1)         (66)     (635)
   Canadian investment write-off                                       --             --             --      (271)
   GGI administrative fee                                              -              --             --        60
   Miscellaneous                                                      (70)            61           (236)      223
                                                                  -------        -------       --------    ------
   Total                                                          $  (502)       $ 2,266       $ (1,262)   $ (820)
                                                                  =======        =======       ========    ======

_______________
(1) On July 15, 1997, GGI's Brazilian subsidiary finalized an agreement with a former customer that resolved a long-standing dispute relating to services rendered on contracts dating back to 1983. In settlement of all claims, GGI received payment, net of related costs and expenses, of approximately $2,359,000.

(16) LOSS PER SHARE

     Loss per common share-basic and diluted is computed as follows (in thousands, except per share amounts):

                                                   GGI                       GRANT
                                        -------------------------  -------------------------
                                           YEAR      NINE MONTHS   THREE MONTHS    YEAR
                                           ENDED        ENDED          ENDED       ENDED
                                        DECEMBER 31, SEPTEMBER 30, DECEMBER 31, DECEMBER 31,
                                        ------------ ------------- ------------ ------------
                                            1996         1997         1997          1998
                                        ------------ ------------- ------------ ------------
Net loss applicable to common stock      $ (82,390)    $   (425)    $  (6,143)    $ (8,138)
                                         =========     ========     =========     ========

Weighted average common shares                                          4,798       14,257
                                                                    =========     ========

Loss per common share - basic and
   diluted                                                          $   (1.28)    $   (.57)
                                                                    =========     ========

   Loss per share data for GGI have not been presented as this information is not meaningful.

Dividends on GGI's $2.4375 convertible exchangeable preferred stock were $6.4 million for the year ended December 31, 1996. Dividends on Grant's pay-in-kind preferred stock were $477,000 and $440,000 in the three months ended December 31, 1997 and the year ended December 31, 1998, respectively.

                 GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                    AND
               GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


(17) COMPREHENSIVE INCOME (LOSS)

     Effective January 1, 1998, Grant adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components, including foreign currency translation adjustments and unrealized gains (losses) on marketable securities classified as available-for-sale. Grant's and GGI's total comprehensive loss is as follows for the periods presented.

                                               GGI                         GRANT
                                    --------------------------- -------------------------
                                       YEAR       NINE MONTHS   THREE MONTHS     YEAR
                                       ENDED         ENDED          ENDED        ENDED
                                    DECEMBER 31,  SEPTEMBER 30,  DECEMBER 31, DECEMBER 31,
                                    ------------  ------------  ------------  -----------
                                        1996          1997          1997          1998
                                    ------------  ------------  ------------  -----------
Net loss applicable to common stock  $ (82,390)     $ (425)       $  (6,143)   $ (8,138)
Other comprehensive loss - foreign
   currency translation adjustments         --          --             (467)     (2,019)
                                     ---------      ------        ---------    --------

Total comprehensive loss             $ (82,390)     $ (425)       $  (6,610)   $(10,157)
                                     =========      ======        =========    ========


(18) SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES

    Non Cash investing and financing activities consisted of the following (in thousands):


                                                                 GGI                         GRANT
                                                     --------------------------- -------------------------
                                                        YEAR       NINE MONTHS   THREE MONTHS     YEAR
                                                        ENDED         ENDED          ENDED        ENDED
                                                     DECEMBER 31,  SEPTEMBER 30,  DECEMBER 31, DECEMBER 31,
                                                     ------------  ------------  ------------  -----------
                                                         1996          1997          1997          1998
                                                     ------------  ------------  ------------  -----------
   CASH PAID FOR INTEREST AND TAXES WAS AS FOLLOWS:
    Taxes, net of refunds                            $ 3,496        $ 2,037       $  785       $  3,624
    Interest, net of amounts capitalized               6,106          3,742          595          7,822

   NONCASH INVESTING AND FINANCING ACTIVITIES:
    Property, plant and equipment acquired
        through debt issuance                         19,718          1,483        8,406          3,200
    Common Stock issued in exchange of warrants
        in Solid State                                    --             --          144             --
    Converted 9,571 Preferred Shares to A
       Subordinated Note                                  --             --        9,571             --
    Dividend - Preferred Stock                            --             --          215             --
    Debenture conversion                               2,774             --           --             --
    Fair value of divestitures, net of cash held         493             --           --             --
    Receivables acquired in connection with
       divestitures                                      255             --           --             --
    Prepaid insurance debt additions                 $    --        $    --       $   --       $  1,186

                 GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                    AND
               GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


(19) SUBSCRIPTION OFFERING

     Pursuant to the Plan, the Company was required to conduct a subscription offering (the "Subscription Offering") of 4,750,000 shares of Grant Common Stock to certain holders of claims and other interests under the Plan for an aggregate purchase price of $23,750,000. The Plan provided that (i) Eligible Class 5 Claim Holders; (ii) Eligible Class 7 Interest Holders; and (iii) Eligible Class 8 Interest Holders, each as defined in the Plan (Collectively, the "Eligible Subscribers") could participate in the Subscription Offering. Because Elliott and certain of its affiliates, as interest holders under the Plan, were entitled to purchase 1,356,231 shares of Grant Common Stock in an offering by the Company, the Principal Stockholders offered the balance of such shares of Grant Common Stock to the Eligible Subscribers pursuant to the Subscription Offering. The Company registered the shares of Grant Common Stock with the Commission pursuant to the Subscription Offering. The registration statement became effective on July 7, 1998, and rights to subscribe for shares of Common Stock pursuant to the Subscription Offering expired if not exercised on August 24, 1998. As a result of the Subscription Offering a total of 2,080,722 of shares were subscribed. The total purchase price for these shares received by the Principal Shareholders was approximately $9,918,000.

(20)  SUBSEQUENT EVENTS

     On January 27, 1999, the Company's then President and CEO, resigned. The former president's termination agreement provides for him to continue employment through February 26, 1999 ("Termination Date") at which time he would begin a five-year non-compete period during which the Company would pay him $15,000 per month plus benefits from March 1999 through December 2001 and $7,500 per month plus benefits per month from January 2002 through December 2003. In addition, the former President was paid a one-time cash bonus of $180,000 and was allowed to keep-one-third (80,000) of the stock options awarded to him under the 1997 Equity and Performance Incentive
Plan.    The  options  are  exercisable  for  a  three-year  period   after
Termination Date.

                 GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                    AND
               GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
                    SUPPLEMENTAL FINANCIAL INFORMATION
                                (UNAUDITED)
             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

    Quarterly financial information of GGI is summarized as follows:

                                   1ST        2ND        3RD        4TH
                                 QUARTER    QUARTER    QUARTER    QUARTER

1997
Revenues                         $ 30,295   $ 36,873   $ 25,537
Operating income                    2,070      3,532      1,192
Net income (loss)                    (275)       138       (287)
Net income (loss) applicable to
 common stock                        (275)       138       (287)

   Quarterly financial information of Grant is summarized as follows:

1997
Revenues                         $     --   $     --   $     --   $  37,868
Operating income                       --         --         --      (5,033)(1)
Net income (loss)                      --         --         --      (5,666)
Net income (loss) applicable to
 common stock                          --         --         --      (6,143)
INCOME (LOSS) PER COMMON SHARE-
 BASIC AND DILUTED:
Net income (loss) per common
 stock                                 --         --         --   $   (1.28)

1998
Revenues                         $ 47,895   $ 48,467   $ 50,995   $  28,155
Operating income                    4,064      4,867      3,485      (6,070)(2)
Net income (loss)                     733      1,205        157      (9,793)
Net income (loss) applicable to
   common stock                       469      1,029        157      (9,793)
INCOME (LOSS) PER COMMON SHARE-
   BASIC AND DILUTED:
Net income (loss) per common
 stock                           $    .03   $    .08   $    .01   $    (.69)

______________
(1) Includes a $6,369 charge for asset impairment (see Note 3 of Notes to the Consolidated Financial Statements). $5,869 is related to the impaired multi-client data library and $500 is related to miscellaneous assets held by Solid State.
(2) Includes a $3,762 charge for asset impairment (see Note 3 of Notes to the Consolidated Financial Statements). $3,198 is related to the impaired multi-client data library and $564 is related to non-productive asset write-downs.

         UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

     The following unaudited pro forma consolidated statements of operation for the year ended December 31, 1998 and for the six months ended June 30, 1999 have been prepared from the consolidated statements of operations of Grant Geophysical, Inc. for the year ended December 31, 1998 and the six months ended June 30, 1999, included elsewhere within this prospectus. The pro forma financial statements give effect to the following transactions, as if such transactions were completed as of January 1, 1998: (i) the issuance of the Company's 8% Exchangeable Preferred Stock to Elliott immediately prior to the completion of the subscription offering, (ii) the exchange of such shares, together with accrued and unpaid dividends thereon, for shares of 8% Convertible Preferred Stock and (iii) the completion of the exchange offer, assuming notes representing 100% of the aggregate principal amount outstanding are exchanged for shares of new preferred stock.

     The pro forma adjustments are based on certain assumptions and adjustments described in the notes set forth below and should be read in conjunction with those notes. Actual adjustments may differ from the pro forma adjustments; however, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma consolidated statements of operations. The pro forma consolidated statements of operations do not purport to present the Company's results of operations had the transactions been completed on January 1, 1998, nor are they necessarily indicative of results of operations that may be achieved in the future. The unaudited pro forma financial information should be read in conjunction with the Company's historical consolidated financial statements and the related notes appearing elsewhere in this prospectus. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                        YEAR ENDED DECEMBER 31, 1998
                                                  ----------------------------------------
                                                                PRO FORMA          PRO
                                                  HISTORICAL    ADJUSTMENTS       FORMA
                                                  ----------   -------------   -----------
                                                  (in thousands, except per share amounts)
Revenues                                          $ 175,512       $     --      $ 175,512

Expenses:
  Direct operating expenses                         128,962                       128,962
  Selling, general and administrative expenses       14,156                        14,156
  Depreciation and amortization                      22,286                        22,286
  Charge for asset impairment                         3,762                         3,762
                                                  ---------       ---------     ---------
         Total costs and expenses                   169,166          --           169,166
                                                  ---------       ---------     ---------
         Operating income                             6,346          --             6,346

Other income (expense):
  Interest expense                                  (10,380)          9,121(a)     (1,259)
  Interest income                                     1,080                         1,080
  Other                                                (820)                         (820)
                                                  ---------       ---------     ---------
         Total other expense                        (10,120)          9,121          (999)
                                                  ---------       ---------     ---------
         Income (loss) before taxes                  (3,774)          9,121         5,347
Income tax expense                                    3,924            --(b)        3,924
                                                  ---------       ---------     ---------
  Net income (loss)                                  (7,698)          9,121         1,423
Preferred dividends                                     440           6,232(c)      6,672
                                                  ---------       ---------     ---------
  Net loss applicable to
    common stock                                  $  (8,138)      $   2,889     $  (5,249)
                                                  =========       =========     =========

Loss per common share -
  basic and diluted
Net income (loss)                                 $   (0.54)                    $    0.10
Dividend requirement on pay-in-kind
  preferred stock                                      0.03                         (0.47)
                                                  ---------       ---------     ---------
Net loss per common share                         $   (0.57)                    $   (0.37)
                                                  =========                     =========

________________
(a) Interest on notes of $8,721 and amortization of debt issue cost and discount on notes in the amounts of $332 and $68, respectively.
(b) No income tax is computed on pro forma adjustment due to our net operating loss position.
(c) Preferred stock dividends related to 779,023 shares of 8% Convertible Stock issued with liquidation preference of $100 per share.

                                                        Six Months Ended June 30, 1999
                                                  ----------------------------------------
                                                                PRO FORMA          PRO
                                                  HISTORICAL    ADJUSTMENTS       FORMA
                                                  ----------   -------------   -----------
                                                  (in thousands, except per share amounts)
Revenues                                          $  33,208                     $  33,208

Expenses:
         Direct operating expenses                   24,584                        24,584
         Selling, general and administrative
          expenses                                    6,683                         6,683
         Depreciation and amortization               11,909                        11,909
                                                  ---------       ---------     ---------
             Total costs and expenses                43,176          --            43,176
                                                  ---------       ---------     ---------
             Operating loss                          (9,968)         --            (9,968)

Other income (expense):
         Interest expense                            (6,133)          5,149(a)       (984)
         Interest income                                325                           325
         Other                                          928                           928
                                                  ---------       ---------     ---------
             Total other income (expense)            (4,880)          5,149           269
                                                  ---------       ---------     ---------
             Loss before taxes                      (14,848)          5,149        (9,699)
Income tax expense                                      421          --    (b)        421
                                                  ---------       ---------     ---------
         Net loss                                   (15,269)          5,149       (10,120)
Preferred dividends                                   --              3,116(c)      3,116
                                                  ---------       ---------     ---------
         Net loss applicable to
          common stock                            $ (15,269)      $   2,033     $ (13,236)
                                                  =========       =========     =========
Loss per common share -
        basic and diluted
Net loss                                          $   (1.06)                    $   (0.70)
Dividend requirement on pay-in-kind
        preferred stock                                 --                          (0.22)
                                                  ---------                     ---------
Net loss per common share                         $   (1.06)                    $   (0.92)
                                                  =========                     =========

________________
(a) Interest on notes of $4,875 and amortization of debt issue cost and discount on notes in the amounts of $235 and $39, respectively.
(b) No income tax is computed on pro forma adjustments due to our net operating loss position.
(c) Preferred stock dividends related to 779,023 shares of 8% Convertible Preferred Stock issued with a liquidation preference of $100 per share.

PROSPECTUS                          Alternative Subscription Offering Pages
                          GRANT GEOPHYSICAL, INC.

               SUBSCRIPTION OFFERING OF _________ SHARES OF
                      8% CONVERTIBLE PREFERRED STOCK
                             AT $100 PER SHARE
                   --------------------------------------

            THE SUBSCRIPTION OFFERING WILL EXPIRE AT 5:00 P.M.,
          NEW YORK CITY TIME, ON __________, 1999 UNLESS EXTENDED

                    TERMS OF THE SUBSCRIPTION OFFERING

   * One of our stockholders,      * The subscription rights expire
     Elliott Associates, L.P.,       at 5:00 p.m., New York City
     is offering up to 23,386        time, on ______, 1999, if not
     shares of our preferred         properly exercised before that
     stock to all holders of         date.
     our common stock (except
     Elliott and Westgate          * We will not receive any
     International, L.P.) as         proceeds from the subscription
     of _____________, 1999.         offering.

   * The selling stockholder       * We will pay all expenses of
     has granted to you the          the subscription offering,
     right to subscribe for          estimated at $_________.
     one share of preferred
     stock for every ____          * There is currently no
     shares of common stock,         established trading market for
     or fraction thereof you         either the preferred stock or
     hold on _________, 1999.        our common stock into which
                                     the preferred stock is
   * You may purchase one            convertible.  We do not expect
     share of preferred stock        that a trading market for the
     for every right granted         preferred stock or our common
     to you.                         stock will develop following
                                     the completion of the
   * The selling stockholder         subscription offering.
     will not issue fractional
     subscription rights and
     will not pay cash in lieu
     of subscription rights.

   * The subscription rights
     are non-transferrable and
     will not trade on any
     exchange or market.

Terms of the 8% Convertible Preferred Stock Offered in the Subscription Offering

*    DIVIDENDS
     8% cumulative annual dividends, payable quarterly in arrears, commencing on January 1, 2000, in cash or, at our option, in shares of our preferred stock.

*    LIQUIDATION PREFERENCE
     $100 per share.

*    OPTIONAL REDEMPTION
     We may redeem shares of the preferred stock at any time at a redemption price equal to the liquidation preference (plus accumulated and unpaid dividends).

*    VOTING RIGHTS
     The shares of preferred stock will vote together, as a single class, with shares of our common stock on an as-converted basis.

*    CONVERSION PRICE
     $3 per share, subject to adjustment (equal to an initial conversion ratio of 33 1/3 shares of our common stock for each share of preferred stock).

*    CONVERSION RIGHT
     The preferred stock is convertible into our common stock at any time at the applicable conversion ratio.

                   --------------------------------------
                                             PER SHARE     TOTAL

          Proceeds to selling stockholder    $  100        $______

                   --------------------------------------


THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. SEE THE RISK FACTORS SECTION BEGINNING ON PAGE 8.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


             The date of this prospectus is ________ __, 1999

                             TABLE OF CONTENTS


Forward-Looking Statements ...........................................
Prospectus Summary ...................................................
Risk Factors .........................................................
The Subscription Offering ............................................
Use of Proceeds ......................................................
Capitalization  ......................................................
Ratio of Earnings to Fixed Charges ...................................
Selected Financial Data ..............................................
Management's Discussion and Analysis of Financial
   Condition and Results of Operations ...............................
Business .............................................................
Management ...........................................................
Executive Compensation ...............................................
Principal Stockholders ...............................................
Certain Relationships and Related Party Transactions .................
Description of Capital Stock .........................................
Legal Matters ........................................................
Experts ..............................................................
Available Information ................................................
Index to Financial Statements ........................................


YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO OFFER THESE SECURITIES.



                        FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words "believe," "expect," "anticipate," "intend," "estimate," "assume" or similar expressions.

   YOU SHOULD NOT RELY ON OUR FORWARD-LOOKING STATEMENTS BECAUSE THE MATTERS THEY DESCRIBE ARE SUBJECT TO KNOWN (AND UNKNOWN) RISKS,
UNCERTAINTIES AND OTHER UNPREDICTABLE FACTORS, MANY OF WHICH ARE BEYOND OUR CONTROL. Many relevant risks are described under the caption "Risk Factors" in this prospectus, and you should consider the important factors listed there as you read this prospectus.

   Our actual results, performance or achievements may differ materially from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements. We assume no responsibility to update our forward-looking statements.

                                  SUMMARY

     THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROSPECTUS TO HELP YOU UNDERSTAND THE EXCHANGE OFFER AND THE PREFERRED STOCK. YOU SHOULD CAREFULLY READ THE ENTIRE PROSPECTUS TO UNDERSTAND FULLY THE TERMS OF THE EXCHANGE OFFER AND THE PREFERRED STOCK, AS WELL AS THE TAX AND OTHER CONSIDERATIONS THAT ARE IMPORTANT TO YOU IN MAKING YOUR INVESTMENT DECISION. WE USE CERTAIN DEFINED TERMS IN THIS PROSPECTUS. "GRANT" REFERS TO GRANT GEOPHYSICAL, INC. THE WORDS "COMPANY," "WE," "OUR" AND "OURS" REFER TO THE COMBINED OPERATIONS OF GRANT AND ITS CONSOLIDATED SUBSIDIARIES. YOU SHOULD PAY SPECIAL ATTENTION TO THE "RISK FACTORS" SECTION BEGINNING ON PAGE __ OF THIS PROSPECTUS.


                                THE COMPANY

     We are a leading provider of seismic data acquisition in land and transition zone environments in selected markets, including the United States, Canada, Latin America and the Far East. Through our predecessors, we have participated in the seismic data acquisition service business in the United States and Latin America since the 1940s, the Far East since the 1960s an Canada since the 1970s. We have conducted operations in each of these markets, as well as in the Middle East and Africa, in the past three years. Our seismic data acquisition services are typically provided on an exclusive contract basis to domestic and international oil and gas companies and seismic data marketing companies. We also own interests in certain multi-client seismic data covering selected areas in the United States and Canada that are marketed broadly on a non-exclusive basis to oil and gas companies.

     We utilize sophisticated equipment to perform specialized 3D and 2D seismic surveys. All of our seismic data acquisition crews are capable of performing surveys in land environments, and four are equipped to perform surveys in transition zone environments. Transition zone environments include swamps, marshes and shallow water areas that require specialized equipment and must be surveyed with minimal disruption to the natural environment.

     Our principal executive offices are located at 16850 Park Row, Houston, Texas 77084 and our telephone number is 281-398-9503.

THE EXCHANGE OFFER, CONSENT SOLICITATION AND SUBSCRIPTION OFFERING

     The industry downturn that began late in the third quarter of 1998 prompted us to undertake activities we believe will both preserve our financial strength and position us to respond when market demand increases. Those activities include a worldwide reduction in personnel, a restructuring of our operations and marketing efforts and a restricted capital expenditure program. Personnel reductions began in the fourth quarter of 1998 and continued throughout the first nine months of 1999. Overall, personnel were reduced from 863 full-time and 2,162 temporary at September 30, 1998 to 573 full-time and 1,874 temporary personnel at September 30, 1999. The corporate restructuring is the result of changing market conditions and is designed to better utilize all our assets. The restructuring of our operations and marketing efforts places a greater emphasis on maximizing value from our multi-client data library in the United States and Canada and refocuses the international marketing efforts on our established foreign markets.

     Our board of directors and management determined that it would be in the best interest of the Company and our stockholders if we conducted an offer to exchange $100,000,000 principal amount of our 9 3/4 % Senior Notes due 2008 for shares of new preferred stock with an aggregate liquidation value equal to 65% of the principal amount of notes tendered plus 100% of the accrued interest on the notes tendered. In conjunction with the exchange offer, we are seeking consents from the holders of the outstanding notes to amend certain definitions and to modify certain restrictive covenants in the indenture governing the outstanding notes. The consent of holders of a majority of the outstanding principal amount of the notes held by holders other than us, our subsidiaries and our affiliates are required to approve the proposed amendments to the indenture. Elliott Associates, L.P. and Westgate International, L.P., which hold a majority of the aggregate principal amount of the notes, have advised us that they will tender in the exchange offer all of the notes held by them only if the proposed amendments to the indenture are approved. We will execute a supplemental indenture with the trustee to cause the proposed amendments to the indenture to take effect only if Elliott and Westgate tender all of their notes in the exchange. Through the exchange offer, we will reduce our outstanding indebtedness by converting a portion of our debt into equity. The proposed amendments to the indenture for which we are soliciting consents will allow us greater flexibility with respect to future financings we may consider. We believe that the consummation of the exchange offer and the consent solicitation will help us improve our capital structure and preserve our financial strength.

     Between August 13, 1999 and October 19, 1999, we issued a total of 90,000 shares of our 8% Exchangeable Preferred Stock to Elliott Associates, L.P. at a price of $100 per share. The proceeds from the sale of the preferred stock total an aggregate of $9,000,000, and were used to meet our cash needs. Elliott is under no obligation to purchase any additional shares of 8% Exchangeable Preferred Stock or otherwise provide additional financing for our operations. The 8% Exchangeable Preferred Stock is exchangeable for any new securities that we propose to sell or issue. Immediately prior to the consummation of the exchange offer, we will issue to Elliott, in exchange for all of the 8% Exchangeable Preferred Stock then held by it, shares of our 8% Convertible Preferred Stock with an aggregate liquidation preference equal to the liquidation preference of the 8% Exchangeable Preferred Stock plus accrued and unpaid dividends thereon exchanged by Elliott.

     Elliott has proposed a subscription offering, to be held at the same time as the exchange offer, of 15.26% of the shares of 8% Convertible Preferred Stock it will hold immediately prior to the consummation of the exchange offer. In the subscription offering, Elliott will give our stockholders, other than Elliott and Westgate International, L.P., the opportunity to purchase from Elliott their pro rata share of the 8% Convertible Preferred Stock that Elliott will receive in exchange for its 8% Exchangeable Preferred Stock on substantially the same terms upon which Elliott originally acquired the 8% Exchangeable Preferred Stock. Elliott chose to offer 15.26% of its shares of 8% Convertible Preferred Stock in the subscription offering because that is the percentage of our common stock held by our stockholders other than Elliott and Westgate. Elliott has proposed the subscription offering to permit our minority stockholders to participate, on a pro rata basis, with Elliott in its equity investment in our 8% Convertible Preferred Stock on the same terms as Elliott's investment in the 8% Exchangeable Preferred Stock.

                   SUMMARY OF THE SUBSCRIPTION OFFERING

     One of our stockholders, Elliott Associates, L.P., is offering 14.67% of the shares of 8% Convertible Preferred Stock held by it, which is expected to be 23,386 shares, to all holders of our common stock, other than Elliott and Westgate International, L.P., who held our common stock on _________, 1999.

Securities offered..........  One of our stockholders, Elliott Associates,
                              L.P., is offering 15.26% of the shares of our 8% Convertible Preferred Stock held by it immediately prior to the consummation of the concurrent exchange offer, to be issued upon exercise of the subscription rights.

Record date.................  _______, 1999


Expiration date.............  The rights expire at 5:00 p.m., New York City time, _______, 1999, unless properly
                              exercised before that time.


Basic subscription privilege  The selling stockholder has granted each person who was a record holder of common stock on the record date, other than the selling stockholder, Westgate International, L.P. and their affiliates, the right to purchase one share of new preferred stock for each ___ shares of common stock, held on the record date.

Oversubscription privilege..  If you exercise the basic subscription privilege, you may also purchase additional shares of new preferred stock that are not purchased by other stockholders. If there are not enough shares available to fill all subscription for additional shares, the available shares will be allocated pro rata based on the number of shares each subscriber for additional shares has purchased under the basic subscription privilege.

Subscription price..........  $100 per share, payable in cash.  Payment by personal check must clear payment on or
                              before the expiration date and may require five or more business days in which to clear payment. We recommend that stockholders pay the subscription price by certified or cashier's check drawn on a U.S. bank, U.S. postal money order or wire transfer of funds.

Transferability of
 subscription rights........  The subscription rights are not transferable.

No revocation...............  If you exercise any subscription rights, you are not allowed to revoke or change the
                              exercise or request a refund of monies paid.

Procedure for exercising
 subscription rights........  To exercise subscription rights, you must complete the subscription exercise notice and deliver it to the subscription agent with full payment under both the basic and oversubscription privileges you elect to exercise. The subscription agent must receive the proper forms and payments on or before the expiration date.

                              You may deliver the documents and payments by mail or commercial courier. If regular mail is used for this purpose, we recommend using insured, registered mail. You may use an alternative "Guaranteed Delivery Procedure" if you are unable to deliver the subscription exercise notice before the expiration date, subject to the requirements for this procedure described under "The Subscription Offering -- Terms of the Subscription Offering -- Guaranteed Delivery Procedures."

Payment adjustments.........  If you send a payment that is insufficient to purchase the number of shares requested, or if the number of shares requested is not specified in the subscription exercise notice, the payment received will be applied to exercise the subscription right to the extent of the payment. If the payment exceeds the amount required to exercise the subscription right, the excess will be refunded as soon as practicable. The selling stockholder will not pay interest on any payments received under the subscription offering.

Nominee accounts............  If you wish to purchase shares in this offering and your shares are held by a
                              securities broker, bank, trust company or other nominee, you should promptly contact those record holders and request them to exercise subscription rights on your behalf.

                              If you are a record holder who wishes an institution such as a broker or bank to exercise your subscription rights for you, you should contact that institution promptly to arrange that method of exercise.

                              You are responsible for the payment of any fees that brokers or other persons holding your shares may charge.

Stock certificates..........  The subscription agent will deliver stock certificates representing the new preferred stock purchased by the exercise of subscription rights as soon as practicable after the expiration date.

Amendment, extension and
 termination................  The selling stockholder may amend, extend or terminate the subscription offering at any
                              time prior to the expiration date at its sole
                              discretion.   The selling stockholder will
                              issue a press release with respect to any amendment, extension or termination of the subscription rights of offering.

Concurrent offering.........  We are concurrently offering, by means of a separate prospectus, to exchange $100,000,000 in principal amount of our 9 3/4 % Senior Notes due 2008 for shares of our preferred stock with an aggregate liquidation value equal to 65% of the aggregate principal amount of notes tendered plus 100% of the accrued interest on the notes tendered.

Subscription agent..........  LaSalle Bank National Association is serving as the subscription agent in connection with the subscription offering. The exchange agent can be reached at 135 South LaSalle Street, Room 1960, Chicago, Illinois 60603,
                              Attention: Sarah H. Webb.  For more
                              information with respect to the subscription offering, the telephone number for the subscription agent is (312) 904-2444 and the facsimile number for the subscription agent is (312) 904-2236.

                  SUMMARY OF TERMS OF NEW PREFERRED STOCK

Securities offered..........  Shares of our 8% Convertible Preferred Stock.

Dividends...................  Dividends on the preferred stock are payable in cash or, at our option, in additional shares of preferred stock, on the first business day of each January, April, July and October beginning January 1, 2000. Dividends on the preferred stock will accrue at the rate of 8% per annum of the liquidation preference and be cumulative from the date on which the preferred stock was originally issued. We intend to pay dividends on the preferred stock in additional shares of preferred stock until further notice.

Liquidation preference......  $100 per share, plus accrued and unpaid dividends.

Voting rights...............  The shares of preferred stock will vote together, as a single class, with shares of our common stock on an as-converted basis.

Optional redemption.........  We may redeem any of the preferred stock at any time at a redemption price per share equal to the liquidation preference, including any accumulated and unpaid dividends. Our ability to redeem the preferred stock is subject to restrictive covenants governing our indebtedness, including the restricted payments test in the indenture governing the notes.

Conversion rights...........  Each share of preferred stock may be converted at any time at the option of the holder into that number of shares of our common stock as is equal to the liquidation preference of that share, which includes accrued and unpaid dividends, divided by an initial conversion price of $3. The conversion price is subject to adjustment upon the occurrence of specified events. As a result, each share of preferred stock will initially be convertible into 33 1/3 shares of our common stock. See "Description of Capital Stock -- 8% Convertible Preferred Stock--Conversion Rights."

Ranking.....................  The preferred stock will rank:

                                 * senior to our common stock and all
                                   of our other capital stock unless the
                                   terms of the other capital stock
                                   expressly provide that it ranks equally
                                   with the preferred stock; and

                                 * equally with any of our capital
                                   stock, the terms of which expressly
                                   provide that it will rank equally with
                                   the preferred stock.  As of the
                                   completion of the subscription offering, all of our other outstanding capital stock would rank junior to the preferred stock.


                               RISK FACTORS

     See "Risk Factors" for a discussion of factors you should carefully consider before deciding whether to participate in the subscription offering.

                               RISK FACTORS

     WE URGE YOU TO CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE MAKING ANY INVESTMENT DECISIONS REGARDING THE SUBSCRIPTION OFFERING OR THE PREFERRED STOCK. THE RISKS DESCRIBED BELOW ARE NOT THE ONLY ONES FACING OUR COMPANY. ADDITIONAL RISKS NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPACT OUR BUSINESS OPERATIONS.

WE ARE DEPENDENT ON THE VOLATILE OIL AND GAS INDUSTRY

     Our business depends in large part on the conditions of the oil and gas industry, and specifically on the capital expenditures of our customers. As a result of the decline in oil and gas prices beginning late in the third quarter of 1998, the level of overall oil and gas industry activity has declined from levels experienced in recent years. Decreases in our customers' capital spending in connection with industry downturns have had and will likely continue to have a significant adverse effect upon the demand for our services and the results of our operations and cash flows.

WE ARE HIGHLY LEVERAGED AND HAVE SIGNIFICANT DEBT SERVICE REQUIREMENTS

     Our balance sheet is highly leveraged given our present operating level. If the exchange offer is not consummated, we will have significant interest expense and principal repayment obligations under the notes and our other debt. Our ability to meet our debt service requirements and comply with the covenants in our various debt agreements, including the indenture governing the notes, will depend upon our future performance, which is subject to the volatile nature of the seismic business and competitive, economic, financial and other factors that are beyond our control. If we are unable to generate sufficient cash flow from operations or obtain other financing in the future to service our debt, we may be required to sell assets, reduce capital expenditures or refinance all or a portion of our existing debt. There can be no assurance that any such financing can be obtained, particularly in view of the restrictions on our ability to incur additional debt under the indenture governing the notes, and the fact that substantially all of our assets are pledged to secure our term loan and working capital facility. As a result, the value of the notes could be significantly impaired. If the exchange offer and consent solicitation is not approved, there can be no assurance that Elliott or Westgate will provide additional financing or otherwise guarantee or otherwise provide credit support to enable us to obtain additional financing.

OUR BUSINESS COULD BE ADVERSELY AFFECTED BY INTENSE PRICE COMPETITION IN A SLACK MARKET

     Competition among seismic contractors historically is and will continue to be intense. Competitive factors have in recent years included price, crew experience, equipment availability, technological expertise and reputation for quality and dependability. Certain of our competitors operate more data acquisition crews than we do and have substantially greater financial and other resources. These larger and better financed operators could enjoy an advantage over us if the competitive environment for contract awards shifts to one characterized principally by intense price competition.

OUR MULTI-CLIENT DATA LIBRARY COULD BECOME IMPAIRED DUE TO WEAK DEMAND OR TECHNOLOGICAL OBSOLESCENCE

     We have invested significant amounts in acquiring and processing multi-client data, and we expect to continue doing so for the foreseeable future. There is no assurance that we will be able to recover all of the costs of these surveys in the future. Technological, regulatory or other industry or general economic developments could render all or portions of our library of multi-client data obsolete or otherwise impair its value.

WE HAVE HIGH LEVELS OF FIXED COSTS

     Our business has high fixed costs, and downtime or low productivity due to reduced demand, weather interruptions, equipment failures or other causes can result in significant operating losses.

OUR BUSINESS IS SUBJECT TO SIGNIFICANT TECHNOLOGY RISKS

     Seismic data acquisition and processing is a capital intensive business. The development of seismic data acquisition and processing equipment has been characterized by rapid technological advancements in recent years and we expect this trend to continue. Manufacturers of seismic equipment may develop new systems that have competitive advantages over systems now in use that could render our current equipment obsolete or require us to make significant unplanned capital expenditures to maintain its competitive position. Under such circumstances, there can be no assurance that we would be able to obtain necessary financing on favorable terms.

WE ARE DEPENDENT UPON SIGNIFICANT CUSTOMERS

     We derive a significant amount of our revenue from a small number of major and independent oil and gas companies. The inability of us to continue to perform services for a number of our large existing customers, if not offset by sales to new or other existing customers, could have a material adverse effect on our business and operations.

WE COMPETE IN A HIGHLY COMPETITIVE INDUSTRY

     We compete in a highly competitive area of the oilfield services industry. Our services are sold in a highly competitive market, and its revenues and earnings may be affected by the following factors:

          *  fluctuations in the level of activity and major markets;
          *  changes in competitive prices;
          *  general economic conditions; and
          *  governmental regulation.

     We compete with the oil and gas industry's largest seismic service providers. Our management believes that the principal competitive factors in the market areas served by us are product and service quality and availability, technical proficiency and price.

OUR INTERNATIONAL OPERATIONS ARE SUBJECT TO SIGNIFICANT RISKS

     Our international operations are subject to risks inherent in doing business in foreign counties. These risks include, but are not limited to:

          *  political changes;
          *  expropriation;
          * currency restrictions and changes in currency exchange rates;
          *  taxes; and
          *  boycotts and other civil disturbances.

     Although it is impossible to predict the likelihood of such occurrences or their effect on our operations, our management believes that these risks are acceptable. However, the occurrence of any one of these events could have a material adverse effect on our operations.

WE ARE DEPENDENT ON KEY PERSONNEL

     We depend on the continued services of our executive officers and other key management personnel. If we would lose any of these officers or other management personnel, this could adversely affect our operations.

THERE IS NO ESTABLISHED MARKET FOR OUR NEW PREFERRED STOCK OR OUR COMMON
STOCK

     Although the new preferred stock may be resold or otherwise transferred by holders who are not affiliates of our company without compliance with the registration requirements under the Securities Act, they will be new securities for which there is currently no established trading market. Similarly, there is currently no established trading market for the common stock into which the preferred stock is convertible. We do not intend to apply for listing of the new preferred stock or our common stock on a national securities exchange or for quotation on an automated dealer quotation system. The liquidity of any market for the new preferred stock or our common stock will depend upon the number of holders of the stock, the interest of securities dealers in making a market in the stock and other factors. Accordingly, there can be no assurance as to the development or liquidity of any market for the stock. If an active trading market for the new preferred stock or our common stock does not develop, the market price and liquidity of the stock may be adversely affected. If shares of the new preferred stock or our common stock are traded, they may trade at a discount from their current value, depending upon the market for similar securities, our performance and other factors.

NO DIVIDENDS ON OUR COMMON STOCK

     Unlike the new preferred stock, the common stock into which the new preferred stock is convertible does not give the holder a right to receive dividends. We have paid no dividends on our common stock and we cannot assure you that we will achieve sufficient earnings to pay cash dividends on our common stock in the near future. Further, we intend to retain
earnings to fund our operations.   Additionally, the indenture governing
the notes and our credit facility restrict our ability to pay dividends and make other distributions. Therefore, we do not anticipate paying any cash dividends on our common stock for the foreseeable future. See "Dividends."

RISKS RELATED TO THE SUBSCRIPTION OFFERING

     DILUTION: The selling stockholder is offering subscription rights to give our stockholders, other than the selling stockholder, Westgate International, L.P. and their affiliates, an opportunity to participate in an equity investment in the Company on the same terms as the selling shareholder's investment in our 8% Convertible Preferred Stock. If you choose not to exercise your subscription rights, you will lose your opportunity to make an equity investment in the Company on those terms. Additionally, to the extent that holders of our outstanding notes participate in the exchange offer being conducted at the same time as the subscription offering, all of our stockholders, including those who exercise their subscription rights, will own a smaller percentage of our outstanding capital stock.

     NO REVOCATION: You are not allowed to revoke or change your exercise of subscription rights after you send in your subscription exercise notice and payment. If the subscription offering is canceled, the selling stockholder is obligated only to refund payments actually received, without interest.

     NEED TO ACT PROMPTLY AND FOLLOW SUBSCRIPTION INSTRUCTIONS:
Stockholders who desire to purchase shares of preferred stock in the subscription offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration date. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures, the subscription agent may, depending on the circumstances, reject your subscription or accept it to the full extent of the payment received. Neither we, the selling stockholder, nor the subscription agent undertakes to contact you concerning, or to attempt to correct, an incomplete or incorrect subscription form. The selling stockholder has the sole discretion to determine whether a subscription exercise properly follows the subscription procedure.

     RISK OF PERSONAL CHECKS: Any personal check used to pay for shares of preferred stock must clear prior to the expiration date of the subscription offering, and the clearing process may require five or more business days.

                         THE SUBSCRIPTION OFFERING

CONCURRENT EXCHANGE OFFER

     Concurrently with this subscription offering by the selling stockholder, Grant, offering to exchange $100,000,000 in principal amount of our 9 3/4 Senior Notes due 2008 for shares of our 8% Convertible Preferred Stock with an aggregate liquidation value equal to 65% of the aggregate principal amount of notes tendered plus 100% of the accrued interest on the notes tendered. The Company is conducting the exchange offer pursuant to a separate prospectus. We will not receive any proceeds from the exchange offer, nor can we assure you that we will complete the concurrent exchange offer. This subscription offering and the concurrent exchange offer are not conditioned on each other. This prospectus relates only to the subscription offering and not to the exchange offer.

TERMS OF THE SUBSCRIPTION OFFERING

THE RIGHTS

     Upon the terms and subject to the conditions described in this prospectus and in the subscription exercise notice, one of our stockholders, Elliott Associates, L.P., is distributing non-transferable subscription rights to stockholders other than Elliott, Westgate International, L.P. and their affiliates, who owned shares of our common stock on November __, 1999, at no cost to the stockholders. The selling shareholder will distribute subscription rights for 14.67% of the shares of 8% Convertible Preferred Stock held by it immediately prior to the consummation of the exchange offer. The selling stockholder will give you one subscription right for each ___ shares of common stock that you owned on November __, 1999. You will not receive fractional subscription rights during the subscription offering, but instead we will round your number of subscription rights up to the nearest whole number. Each subscription right will entitle you to purchase one share of our 8% Convertible Preferred Stock for $100. If you wish to exercise your subscription rights, you must do so before 5:00 p.m., New York City time, on the expiration date. After that date, the subscription rights will expire and will no longer be exercisable. You are not required to purchase any shares of preferred stock in the subscription offering.

SUBSCRIPTION RIGHTS

     BASIC SUBSCRIPTION PRIVILEGE. Each subscription right will entitle you to receive, upon payment of $100, one share of our 8% Convertible Preferred Stock. The subscription agent will send you certificates representing the shares of new preferred stock that you purchase pursuant to your subscription right as soon as practicable after the expiration date, whether you exercise your subscription rights immediately prior to that date or earlier.

     OVER-SUBSCRIPTION PRIVILEGE. Subject to the allocation below, each subscription right also grants you an over-subscription privilege to purchase additional shares of our 8% Convertible Preferred Stock that are not purchased by other stockholders under their basic subscription privilege. You are entitled to exercise your over-subscription privilege only if you exercise your basic subscription privilege in full. If you wish to exercise your over subscription privilege, you should indicate the number of additional shares that you would like to purchase in the space provided on your subscription exercise notice. When you send in your subscription exercise notice, you must also send the full purchase price for the number of additional shares that you have requested to purchase (in addition to the payment due for shares purchased through your basic subscription privilege). If the number of shares remaining after the exercise of all basic subscription privileges is not sufficient to satisfy all over-subscription privileges, you will be allocated shares pro rata (subject to elimination of fractional shares), in proportion to the number of shares you purchased through your basic subscription privilege.
However, if your pro rata allocation exceeds the number of shares you requested on your subscription exercise notice, then you will receive only the number of shares that you requested, and the remaining shares from your pro rata allocation will be divided among other stockholders exercising their over-subscription privileges.

     Banks, brokers and other nominees who exercise the over-subscription privilege on behalf of beneficial owners of shares must report certain information to the subscription agent and the selling shareholder and certain other information received from each beneficial owner exercising subscription rights. Generally, banks, brokers and other nominees must report (1) the number of shares held on the record date on behalf of each beneficial owner, (2) the number of subscription rights as to which the basic subscription privilege has been exercised on behalf of each beneficial owner, (3) that each beneficial owner's basic subscription privilege held in the same capacity has been exercised in full, and (4) the number of shares that are being requested through the over-subscription privilege by each beneficial owner.

EXPIRATION DATE

     The subscription rights will expire at 5:00 p.m., New York City time, on _______, 1999, unless the selling stockholder, in its sole discretion, extends the subscription offering, in which case the expiration date will be the latest date and time to which the subscription offering is extended. Although the selling stockholder has informed us that it does not intend to extend the subscription offering at this time, it expressly reserves the right to extend the subscription offering at any time by giving oral or written notice to the subscription agent. The selling stockholder will also make a public announcement of an extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. If you do not exercise your subscription rights on or prior to that time, your subscription rights will be null and void. The selling stockholder will not be required to sell shares of preferred stock to you if the subscription agent receives your subscription exercise notice or your payment after expiration date, regardless of when you sent the subscription exercise notice and payment, unless you send the documents in compliance with the guaranteed delivery procedures described below.

WITHDRAWAL RIGHT

     The selling stockholder may withdraw the subscription offering at any time prior to 5:00 p.m., New York City time, on the expiration date, for any reason. If the selling stockholder withdraws the subscription offering, any funds you paid with be promptly refunded, without interest or penalty.

SUBSCRIPTION PRICE

     The subscription price is $100 per share of preferred stock subscribed for, payable in cash.

NON-TRANSFERABILITY OF SUBSCRIPTION RIGHTS

     Only you may exercise the subscription right. You may not sell, give away or otherwise transfer the subscription right.

EXERCISE OF SUBSCRIPTION RIGHTS

     Please do not send subscription exercise notices or related forms to the selling stockholder or to us. Please send the properly completed and executed form of subscription exercise notice with full payment to the subscription agent.

     You should read carefully the forms of subscription exercise notice and related instructions and forms which accompany this prospectus. You should call the subscription agent at (312) 904-2553 promptly with any questions you may have.

     You may exercise your subscription rights by delivering to the subscription agent, at the address specified under the heading
"Subscription Agent", on or prior to the expiration date:

   * a properly completed and duly executed subscription exercise notice; and

   * payment in full of the subscription price for each share of preferred stock you wish to purchase through the subscription right.

If you are not a broker, bank or other eligible institution, you must obtain a signature guarantee on the subscription exercise notice from a broker, bank or other institution eligible to guarantee signatures in order to exercise your subscription rights.

METHOD OF PAYMENT

     If you exercise any subscription rights, you must deliver full payment for the shares in the form of:

   *    a check or bank draft (cashier's check) drawn upon a United
        States bank or a postal, telegraphic or express money order payable to "LaSalle Bank National Association, as Subscription Agent"; or

   * by wire transfer of immediately available funds to the account maintained by the subscription agent for this subscription offering at ____________ (please contact the subscription agent for specific instructions).

     In order for you to timely exercise your rights, the subscription agent must actually receive the subscription price before the expiration of the rights in the form of:

   *    a personal check which must have timely cleared payment;

   * a certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order; or

   * collected funds in the subscription agent's account designated above.

     Please note that funds paid by uncertified personal check may take at least five business days to clear. Accordingly, if you wish to pay by means of an uncertified person check, you should make payment sufficiently in advance of _____, 1999, to ensure that the payment is received and clears before that date. The selling stockholder is not responsible for any delay in payment by you and we suggest that you consider payment by means of a certified or cashier's check, money order or wire transfer of funds.

GUARANTEED DELIVERY PROCEDURES

     If you wish to exercise your subscription rights but cannot ensure that the subscription agent will actually receive the executed subscription exercise notice before the expiration date, you may alternatively exercise your subscription rights by causing all of the following to occur within the time prescribed:

   * Full payment must be received by the subscription agent prior to the expiration date for all shares of preferred stock you desire to purchase under your subscription right.

   * A properly executed notice of guaranteed delivery, substantially in the form provided with your subscription exercise notice must be received by the subscription agent on or prior to the expiration date.

   * The notice of guaranteed delivery must be executed by both you and a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States or other eligible guarantor institution. The notice of guaranteed delivery must state your name, the number of subscription rights that you hold and the number of shares of new preferred stock that you wish to purchase pursuant to the subscription privilege. The notice of guaranteed delivery must guarantee the delivery of your subscription exercise notice to the subscription agent within three business days following the date of the notice of guaranteed delivery.

   * The properly completed subscription exercise notice, with any required signature guarantees, must be received by the subscription agent within three business days following the date of your notice of guaranteed delivery.

The notice of guaranteed delivery may be delivered to the subscription agent in the same manner as your subscription exercise notice at the addresses set forth under the heading "Subscription Agent," or may be transmitted to the subscription agent by facsimile transmission, to facsimile number (312) 904-2236. To confirm facsimile deliveries, please call (312)904-2444.

     Additional copies of the form of notice of guaranteed delivery are available upon request from the subscription agent, at the address set forth under the heading "Subscription Agent."

SIGNATURE GUARANTEES

     Signatures on the subscription exercise notice do not need to be guaranteed if either the subscription exercise notice provides that the shares of preferred stock to be purchased are to be delivered directly to the record owner of such subscription rights, or the subscription exercise notice is submitted for the account of a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States. In any other case, the signatures on the subscription exercise notice must be guaranteed by an eligible guarantor institution that is a member of one of the following recognized signature guarantee programs:

   *  The Securities Transfer Agents Medallion Program;

   *  The New York Stock Exchange Medallion Signature Program;

   *  The Stock Exchange Medallion Program; or

   * an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934.

SHARES HELD FOR OTHERS

     If you are a broker, a trustee or a depository for securities, or you otherwise hold shares of common stock for the account of a beneficial owner of common stock, you should notify the beneficial owner of such shares as soon as possible to obtain instructions with respect to their subscription rights. If you are a beneficial owner of common stock held by a holder of record, such as a broker, trustee or a depository for securities, you should contact the holder and ask him or her to effect transactions in accordance with your instructions.

AMBIGUITIES IN EXERCISE OF SUBSCRIPTION RIGHTS

     If you do not specify the number of subscription rights being exercised on your subscription exercise notice, or if your payment is not sufficient to pay the total purchase price for all of the shares that you indicated you wished to purchase, you will be deemed to have exercised the maximum number of subscription rights that could be exercised for the amount of the payment that the subscription agent receives from you. If your payment exceeds the total purchase price for all of the subscription rights shown on your subscription exercise notice, your payment will be applied, until depleted, to subscribe for shares of new preferred stock in the following order:

   (1) to subscribe for the number of shares, if any, that you indicated on the subscription exercise notice that you wished to purchase through your subscription privilege;

   (2) to subscribe for shares of new preferred stock until your subscription privilege has been fully exercised. Any excess payment remaining after the foregoing allocation will be returned to you as soon as practicable by mail, without interest or deduction.

REGULATORY LIMITATION

     The selling stockholder will not be required to issue you shares of preferred stock pursuant to the subscription offering if, in its opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if, at the time the subscription rights expire, you have not obtained such clearance or approval.

DETERMINATIONS UNDER THE SUBSCRIPTION OFFERING

     All questions concerning the timeliness, validity, form and eligibility of any exercise of subscription rights will be determined by the selling stockholder, and its determinations will be final and binding. The selling stockholder may, in its sole discretion, waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any subscription right by reason of any defect or irregularity.

     Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the selling stockholder determines, in its sole discretion. Neither the selling stockholder, the subscription agent, Grant nor any other person will be under any duty to notify you of any defect or irregularity in connection with the submission of a subscription exercise notice, or incur any liability for failure to give any such notification.

NO REVOCATION

     After you have exercised your subscription privilege, YOU MAY NOT REVOKE THAT EXERCISE. You should not exercise your subscription rights unless you are certain that you wish to purchase shares of preferred stock.

FEES AND EXPENSES

     We will pay all fees charged by the subscription agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights. Neither Grant nor the subscription agent will pay such expenses.

SUBSCRIPTION AGENT

     The selling stockholder has appointed LaSalle Bank National Association as subscription agent for the subscription offering. The subscription agent's address for packages sent by mail or overnight delivery is:

                     LaSalle Bank National Association
                 Corporate Trust Administrator, Room 1960
                         135 South LaSalle Street
                             Chicago, IL 60603
                           Attn:  Sarah H. Webb

     The Subscription Agent's telephone number is 312-904-2444 and its facsimile number is 312-904-2236. You should deliver your subscription exercise notice, payment of the subscription price and notice of guaranteed delivery (if any) to the subscription agent. We will pay the fees and certain expenses of the subscription agent, which we estimate will total $_______. We have also agreed to indemnify the subscription agent from any liability which it may incur in connection with the subscription offering.

IMPORTANT

     Please carefully read the instructions accompanying the subscription exercise notice and follow those instructions in detail. Do not send subscription exercise notices directly to the selling stockholder or to us. You are responsible for choosing the payment and delivery method for your subscription exercise notice, and you bear the risks associated with such delivery. If you choose to deliver your subscription exercise notice and payment by mail, you should use registered mail, properly insured, with return receipt requested. You should also allow a sufficient number of days to ensure delivery to the subscription agent and clearance of payment prior to 5:00 p.m., New York City Time, on the expiration date. Because uncertified personal checks may take at least five business days to clear, we strongly urge you to pay, or arrange for payment, by means of certified, cashier's check, money order or wire transfer.

IF YOU HAVE QUESTIONS

     If you have questions or need assistance concerning the procedure for exercising subscription rights, or if you would like additional copies of this prospectus, the instructions, or the notice of guaranteed delivery, you should contact us at:

                          Grant Geophysical, Inc.
                              16850 Park Row
                           Houston, Texas 77084

          Attention: Michael P. Keirnan, Chief Financial Officer
                          Telephone: 281-398-9503

                                  PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is a list of the estimated expenses to be incurred by the Company in connection with the issuance and distribution of the securities being registered hereby. All amounts are estimated except for the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee. $______
Printing costs...................................... $______
Accounting fees and expenses........................ $______
Legal fees and expenses............................. $______
Miscellaneous expenses.............................. $______

Total............................................... $
                                                      ======


ITEM 14.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 102 of the Delaware General Corporation Law ("DGCL") allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or to any of its stockholders for monetary damage for a breach of the director's fiduciary duty as a director, except in the case where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct, knowingly violated a law, authorized the payment of a dividend, approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant's Amended and Restated Certificate of Incorporation (the "Charter") contains a provision that eliminates the personal liability of the directors of the Registrant as set forth above.

     Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys' fees) which he actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's by-law, agreement, vote or otherwise.

     In accordance with Section 145 of the DGCL, the Registrant has adopted a by-law that provides that, to the fullest extent permitted by DGCL, the Registrant shall indemnify any person serving as a director or officer of the Registrant and every such director or officer serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for expenses incurred in the defense of, or in connection with, any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative. Under Section 145 of the DGCL and the Registrant's by-laws, such indemnification shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any law, the Charter, any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Section 145(g) also empowers a Delaware corporation to purchase and maintain insurance on behalf of its directors, officers, employees or agents against liabilities asserted or incurred by the individuals in those capacities, whether or not the corporation would have the power under
Section 145 to indemnify them against such liability. The Registrant has purchased and maintains insurance to protect persons entitled to indemnification pursuant to its by-laws and the DGCL against expenses, judgments, fines and amounts paid in settlement, to the fullest extent permitted by the DGCL. The Registrant has also entered into an agreement with each of its directors requiring the Registrant to indemnify the director to the fullest extent allowed by Delaware law.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     The sales of the following securities were deemed to be exempt from registration under the Securities Act of 1933, as amended, in reliance on
Section 4(2) or Section 4(6) of the Securities Act, or Rule 506 or Rule 701 promulgated thereunder. In each such transaction, the recipients of securities represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in such transactions.

     On October 11, 1999, the Company issued 100,000 shares of the Company's Common Stock to The Andrews Group International, Inc., ("Andrews") pursuant to an Asset Purchase Agreement dated as of the date thereof, between Andrews and the Company.

     On October 1, 1999, the Company issued 677 shares of its 8% Exchangeable Preferred Stock to Elliott Associates, L.P. ("Elliott") as payment in-kind for dividends payable on that date on the 8% Exchangeable Preferred Stock held by Elliott.

     Between August 13, 1999 and October 19, 1999, the Company issued 90,000 shares of 8% Exchangeable Preferred Stock to Elliott in exchange for an aggregate of $9,000,000.

     On February 24, 1999, Stephen H. Wood, Chief Operating Officer of the Company, was granted an option to purchase 200,000 shares of the Company's Common Stock at a purchase price of $4.25 per share. The exercisability of the options granted to Mr. Wood are subject to certain vesting requirements.

     On February 3, 1999, Richard H. Ward, President and Chief Executive Officer of the Company, was granted an option to purchase 600,000 shares of the Company's Common Stock at a purchase price of $4.25 per share. The exercisability of the options granted to Mr. Ward are subject to certain vesting requirements.

     Between February 18, 1998 and June 30, 1998, pursuant to the Grant Geophysical, Inc. 1997 Equity and Performance Incentive Plan, as amended, employees of the Company were granted options to purchase an aggregate of 1,287,100 shares of the Company's Common Stock at an average purchase price of $5.05 per share (range between $4.75 and $6.84). The exercisability of the options granted to employees of the Company are subject to certain vesting requirements.

     On February 18, 1998, the Company issued $100 million aggregate principal amount of its 9 3/4 % Senior Notes due 2008, Series A to Jefferies & Company, Inc.

     On December 30, 1997, the Company issued 4,094,494 shares of Common Stock to Elliott and 5,405,504 shares of Common Stock to Westgate
International, L.P. ("Westgate") in exchange for an aggregate of $33,953,054 in various consideration.

     On December 19, 1997, in connection with the acquisition of Solid State Geophysical Inc. ("Solid State"), Elliott and Westgate transferred their shares of Solid State to the Company in exchange for 4,652,555 shares of Common Stock.

     On December 18, 1997, the Company exchanged 9,571.162 shares of Preferred Stock held by Elliott, together with accrued dividends thereon, for a 10.5% Subordinated Note due March 31, 1999 in the principal amount of $9,786,114.35.

     On September 30, 1997, the Company issued 9,785.581 shares of Preferred Stock to each of Elliott and Westgate in exchange for an aggregate of $19,571,162 in cash and/or satisfaction of indebtedness of the Company.

     The following transaction was conducted in reliance upon the exemption from registration for securities issued pursuant to a plan ofreorganization provided in section 1145 of the Bankruptcy Code.

     In connection with the consummation of GGI Liquidating Corporation's Second Amended Plan of Reorganization, on September 30, 1997, the Company issued one share of Common Stock to Elliott in exchange for $1.00. On December 19, 1997, the Company effected a two-to-one stock split in the form of a stock dividend of shares to Elliott.


ITEM 16.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits. The following Exhibits are filed herewith and made a part hereof:

EXHIBIT
NUMBER         DESCRIPTION OF DOCUMENT
-------        -----------------------

3.1 Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant's Current Report on Form 8-K filed with the Commission on August 19, 1999).

3.2            Articles of Amendment to the Amended and Restated
               Certificate of Incorporation of the Registrant.*

3.3 Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.2 of the Registrant's Current Report on Form 8-K filed with the Commission on August 19,
               1999).

4.1 Certificate of Designations of 8% Exchangeable Preferred Stock of the Registrant (incorporated by reference to Exhibit 4.1 of the Registrant's Current Report on Form 8-K filed with the Commission on August 19, 1999).

4.2 Certificate of Designations of 8% Convertible Preferred Stock of the Registrant.**

4.3 Specimen Certificate for the Common Stock, par value $.001 per share, of the Registrant (incorporated by reference to Exhibit 4.1 of the Registrant's Registration Statement on Form S-1, File No. 333-43219, originally filed with the Commission on December 24, 1997).

4.4 Specimen Certificate for the 8% Exchangeable Preferred Stock, par value $.001 per share, of the Registrant.*

4.5 Specimen Certificate for the 8% Convertible Preferred Stock, par value $.001 per share, of the Registrant.*

4.6 Indenture dated as of February 18, 1998, by and among the Registrant, LaSalle National Bank, as trustee, and the subsidiary guarantors, as defined therein (incorporated by reference to Exhibit 4.6 of the Registrant's Registration Statement on Form S-1, File No. 333-43219, originally filed with the Commission on December 24, 1997).

5.1 Opinion of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. regarding legality of securities being registered.**

8.1 Opinion of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. regarding tax matters.**

10.1 Registration Rights Agreement between the Registrant and Elliott dated September 19, 1997 (incorporated by reference to Exhibit 4.2 of the Registrant's Registration Statement on Form S-1, File No. 333-43219, originally filed with the Commission on December 24, 1997).

10.2 Amendment No. 1 to Registration Rights Agreement between the Registrant and Elliott, dated October 1, 1997 (incorporated by reference to Exhibit 4.3 of the Registrant's Registration Statement on Form S-1, File No. 333-43219, originally filed with the Commission on December 24, 1997).

10.3 Amendment No. 2 to Registration Rights Agreement between the Registrant and Elliott, dated December 17, 1997
               (incorporated by reference to Exhibit 4.4 of the Registrant's Registration Statement on Form S-1, File No. 333-43219, originally filed with the Commission on December 24, 1997).

10.4 Amendment No. 3 to Registration Rights Agreement between the Registrant and Elliott, dated October 25, 1999.*

10.5 Executive Employment Agreement between Solid State and Mitchell L. Peters, dated November 24, 1997 (incorporated by reference to Exhibit 10.7 of the Registrant's Registration Statement on Form S-1, File No. 333-43219, originally filed with the Commission on December 24, 1997).

10.6 Grant Geophysical, Inc. 1997 Equity and Performance Incentive Plan, as amended.*

10.7           Consulting Agreement between the Registrant and Donald W.
               Wilson, dated April 28, 1998 (incorporated by reference to
               Exhibit 10.16 of Amendment No. 1 to the Registrant's Registration Statement on Form S-4, File No. 33-48799, filed with the Commission on May 8, 1998).

10.8 Letter Agreement between the Registrant and Larry E. Lenig, Jr., dated January 27, 1999 (incorporated by reference to
               Exhibit 10.16 of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed with the Commission on April 8, 1999).

10.9           Employment Agreement between the Registrant and Richard H.
               Ward, dated February 3, 1999 (incorporated by reference to
               Exhibit 10.17 of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed with the Commission on April 8, 1999).

10.10 Loan and Security Agreement dated as of May 11, 1999 by and among the Registrant, Elliott and Foothill Capital Corporation (incorporated by reference to Exhibit 4.1 of the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, filed with the Commission on August 13,
               1999).

10.11 Amendment No. 1 to Loan and Security Agreement dated as of August 12, 1999 by and among the Registrant, Elliott and Foothill Capital Corporation.*

10.12 Amendment No. 2 to Loan and Security Agreement by and among the Registrant, Elliott and Foothill Capital Corporation dated as of September 23, 1999.*

10.13          Employment Agreement between the Registrant and Stephen H.
               Wood, dated February 24, 1999 (incorporated by reference to
               Exhibit 10.18 of the Registrant's Annual Report on Form 10-K for fiscal year ended December 31, 1998, filed with the Commission on April 8, 1999).

10.14 Form of Indemnity Agreement between the Registrant and its directors (incorporated by reference to Exhibit 10.1 of the Registrant's Current Report on Form 8-K filed with the Commission on August 19, 1999).

12.1           Statement of Computation of Ratio of Earnings to Fixed
               Charges.*

16.1 Letter from KPMG LLP, dated November 30, 1999, regarding change in certifying accountant (incorporated by reference to Exhibit 16 of the Registrant's Current Report on Form 8-K filed with the Commission on December 1, 1998.

21.1           Subsidiaries of the Registrant.*

23.1 Consent of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. (included in Exhibits 5.1 and 8.1).

23.2           Consent of KPMG LLP to GGI Liquidating Corporation.*

23.3           Consent of KPMG LLP to Grant Geophysical, Inc.*

23.4           Consent of PricewaterhouseCoopers LLP*

24.1 Power of Attorney (included in the Signature Page to this Registration Statement).

99.1           Form of Subscription Exercise Notice.*

99.2           Form of Notice of Guaranteed Delivery for Subscription
               Exercise Notice.*

99.3           Form of Letter of Transmittal and Consent Form.*

99.4 Form of Notice of Guaranteed Delivery for Letter of Transmittal and Consent Form.*


(b)  Financial Statement Schedules.

All schedules have been omitted because they are not applicable, not required or the required information is included in the financial statements and notes thereto.

*  Filed herewith
** To be filed by amendment


ITEM 17.  UNDERTAKINGS.

   (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (b)  The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 28 day of October, 1999.

                                   GRANT GEOPHYSICAL, INC.


                                   By: /s/ Richard H. Ward
                                       --------------------------------
                                           Richard H. Ward
                                           President and Chief Executive
                                           Officer

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Richard H. Ward and Michael P. Keirnan, or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

    SIGNATURE                  TITLE                         DATE


/s/ Richard H. Ward      President, Chief Executive Officer  October 27,1999
---------------------    and Director
Richard H. Ward          (Principal Executive Officer)



/s/ Michael P. Keirnan   Chief Financial Officer,            October 27, 1999
---------------------    Treasurer and Secretary
Michael P. Keirnan       (Principal Financial and
                         Accounting Officer)



/s/ Donald W. Wilson     Chairman of the Board               October 27, 1999
---------------------
Donald W. Wilson


/s/ W. Richard Anderson  Director                            October 27, 1999
---------------------
W. Richard Anderson


/s/ James R. Brock       Director                            October 27, 1999
---------------------
James R. Brock


/s/ J. Kelly Elliott     Director                            October 27, 1999
---------------------
J. Kelly Elliott


/s/ Jonathan D. Pollock  Director                            October 27, 1999
-----------------------
Jonathan D. Pollock


/s/ Donald G. Russell    Director                            October 27, 1999
---------------------
Donald G. Russell